Exhibit 10.7

EXECUTION VERSION

June 15, 2022

CORPUS CHRISTI LIQUEFACTION, LLC

and

CHENIERE MARKETING INTERNATIONAL LLP

SHIPPING SERVICES AGREEMENT

in relation to

THE PGNiG SPA

THIS SHIPPING SERVICES AGREEMENT (the “Agreement”) is made on June 15, 2022.

BETWEEN:

(1)	CORPUS CHRISTI LIQUEFACTION, LLC, a limited liability company incorporated and registered in Delaware whose registered office is 700 Milam Street, Suite 1900, Houston, TX 77002 (“Project Co”); and

(2)

CHENIERE MARKETING INTERNATIONAL LLP, a limited liability partnership incorporated and registered in England and Wales (with company number OC389850) and whose registered office is The Zig Zag Building, 3rd floor, 70 Victoria Street, London, SW1E 6SQ (the “Transporter”).

RECITALS:

(A)

WHEREAS, Project Co desires that the Transporter perform or cause to be performed, on and subject to the terms and conditions herein, certain shipping and transportation-related services (as set forth in Schedule 1, the “Services”) relating to its LNG operations on a delivered ex-ship (“DES”) basis to DES Buyer in accordance with the DES SPA (as defined herein);

(B)	WHEREAS, the Transporter desires to perform the Services on and subject to the terms and conditions hereof; and

(C)

NOW THEREFORE, in consideration of the covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, enter into this Agreement pursuant to which the Transporter agrees to provide the Services to Project Co on and subject to the terms and conditions herein.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The words and expressions below shall, unless the context otherwise requires, have the meanings respectively assigned to them:

Acceptable Bank:	means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings Ltd or A-3 or higher by Moody’s (or if at such time no such rating agency is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Project Co in its reasonable judgment);

Acceptable Credit Rating:	a Credit Rating equal to or better than the following: (i) *** by Moody’s Investors Service, Inc., (ii) *** by Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, (iii) *** by Fitch Ratings, Inc., or (iv) a comparable Credit Rating by any other “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission, including any successor to Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, or Fitch Ratings, Inc.

Acceptable Letter of Credit:	an irrevocable standby letter of credit issued by an Acceptable Bank naming Project Co as the beneficiary either (a) in substantially the same form as set out in Part B to Schedule 3 or (b) in another form acceptable to Project Co, and in either case (i) has a stated expiration date of not earlier than thirty (30) Days after the date on which payment for a Diverted Cargo is due from the Transporter to Project Co in accordance with the terms of Schedule 2 (provided that, if such Acceptable Letter of Credit is not provided in connection with a specific Diverted Cargo, such Acceptable Letter of Credit may be issued with any stated expiration date but may only be used to satisfy the Diversion Condition set forth in Paragraph 1.3.1(A) of Part A of Schedule 2 for Diverted Cargos with respect to which payment is due up to thirty (30) Days before such expiration date), (ii) provides that the location for the submittal of documents required for draws and the location for disbursements under such letter of credit will be New York, New York and (iii) is payable in USD in immediately available funds;

Actual Laytime:	as defined in Paragraph 8.3 of Schedule 4;

Adverse Weather Conditions:	weather or sea conditions actually experienced at or near the Corpus Christi Facility (or Alternate Production Facility, as applicable) that are sufficiently severe: (i) to prevent an LNG Tanker from proceeding to berth, or loading or departing from berth, in accordance with one or more of the following: (a) regulations published by a Governmental Authority; (b) an Approval; or (c) an order of a Pilot; (ii) to cause an actual determination by the master of an LNG Tanker that it is unsafe for such LNG Tanker to berth, load, or depart from berth; or (iii) to prevent or severely limit the production capability of the Corpus Christi Facility (or Alternate Production Facility, as applicable);

Affiliate:	with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of more than fifty percent (50%) of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise;

Agreement:	this agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified or replaced from time to time;

Allotted Laytime:	as defined in Paragraph 8.1 of Schedule 4;

Alternate Production Facility:	an alternate Production Facility other than the Primary Production Facility;

Amount Payable:	as defined in Paragraph 2.1 of Part A of Schedule 2;

Applicable Laws:	in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorised official, court or arbitrator thereof, in each case, now existing or which may be enacted or issued after the Effective Date;

Approvals:	any and all permits (including work permits), franchises, authorizations, approvals, grants, licenses, visas, waivers, exemptions, consents, permissions, registrations, decrees, privileges, variances, validations, confirmations or orders granted by or filed with any Governmental Authority, including the Export Authorizations;

Btu:	the amount of heat equal to one thousand fifty-five decimal zero five six (1,055.056) Joules;

Business Day:	any Day (other than Saturdays, Sundays and national holidays in the United States of America and London, United Kingdom) on which commercial banks are normally open to conduct business in the State of New York, United States of America and London, United Kingdom;

Cancellation Right:	DES Buyer’s right to cancel the delivery of a scheduled cargo pursuant to and in accordance with Section 5.6.1 of the DES SPA;

Cancelled Cargo:	as defined in Paragraph 5.3 of Schedule 1;

Cargo DoP Payment:	as defined in Section 5.7.3 of the DES SPA;

Claim:	all claims, demands, legal proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Effective Date, whether or not of a type contemplated by any Party, and whether based on federal, state, local, statutory or common law or any other Applicable Law;

Commercial Operations Date:	the date that the *** LNG production train of the Corpus Christi Stage III project achieves Substantial Completion (as defined in the EPC contract for the Corpus Christi Stage III project);

Compliance Obligations:	as defined in Clause 20.3.2(A);

Compliance Obligations Breach:	as defined in Clause 20.3.2(B);

Confidential Information:	as defined in Clause 21.1;

Connecting Pipeline:	any pipeline as may be directly interconnected to a Production Facility;

Contract Year:	as defined in Clause 3.2;

Corpus Christi Facility:	the Production Facility, including the existing facilities and the Stage III Facilities, that Project Co and its Affiliates are developing and constructing and, as of the Effective Date, own and operate (or have operated on their behalf) in San Patricio and Nueces Counties, Texas, in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay, including any future expansions or modifications thereto;

Cover Damages:	as defined in Paragraph 11.1.3(A) of Part B of Schedule 2;

Credit Rating:	a credit rating in respect of the senior, unsecured, long-term debt (not supported by third party credit enhancement) of a Person, by Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Fitch Ratings, Inc., or any other “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission, including any successor to Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, or Fitch Ratings, Inc., but in all cases excluding national scale ratings (being ratings identified by a suffix to the credit rating identifying the national limitation) and being instead international scale ratings (being ratings issued without any such national limitation suffix). If any such agency does not assign a rating to such Person’s senior, unsecured, long-term debt (not supported by third-party credit enhancement), then “Credit Rating” shall mean, with respect to the rating assigned by such agency to such Person, the senior secured debt rating assigned by such agency to such Person;

Day:

a period of twenty-four (24) consecutive hours starting at 00:00 hours local time:

(a)   in the case of obligations related to the Unloading Port, at the location of such Unloading Port;

(b)   in the case of the Corpus Christi Facility or the Loading Port associated therewith, Central Time; and

(c)   in any case where the context so requires, in the time zone relevant to the particular location;

Delivered Cargo:	a cargo delivered by the Transporter (on behalf of Project Co) to DES Buyer under the DES SPA;

Delivered FOB Heel:	as defined in Clause 9.2.2;

Delivery Point:	as defined in Section 6.1 of the DES SPA;

DES:	as defined in Recital (A);

DES ADP:	the annual delivery programme in respect of LNG that is scheduled to be delivered by the Transporter to the DES Buyer, established pursuant to (i) Sections 8.2 and 8.3 of the DES SPA and (ii) Paragraph 4.2 of Schedule 1;

DES Buyer:	Polskie Gornictwo Naftowe i Gazownictwo S.A., a Polish joint stock company;

DES Delivery Window:	in respect of a cargo scheduled for delivery under the DES ADP, the “Delivery Window” (as defined in the DES SPA);

DES Ninety Day Schedule:	the forward plan of deliveries for the three (3) Month period commencing on the first Day of the following Month thereafter prepared by the Transporter pursuant to Paragraph 4.1.2 of Schedule 1 and in accordance with Section 8.4 of the DES SPA (as may be amended from time to time in accordance with the DES SPA and Paragraph 4.2 of Schedule 1 );

DES SCQ:	a scheduled contract quantity of LNG scheduled for delivery under the DES ADP or DES Ninety Day Schedule, as applicable;

DES SPA:	that certain LNG Sale and Purchase Agreement (DES) dated June 15, 2022 between Project Co and DES Buyer;

DES SPA FM Cargo:	as defined in Paragraph 5.2.1 of Schedule 1;

DES SPA FM Claim:	as defined in Paragraph 5.2 of Schedule 1;

Direct Agreement:	as defined in Clause 25.4.2;

Dispute:	any dispute or claim arising out of or in connection with this Agreement or the subject matter, existence, negotiation, interpretation, validity, termination or enforceability of this Agreement (including any non-contractual dispute or difference), together with any Related Agreement Dispute commenced in the same Request for Arbitration;

Diversion Conditions:	as defined in Paragraph 1.3.1 of Part A of Schedule 2;

Diverted Cargo:	a cargo designated as a “Diverted Cargo” in the FOB ADP or FOB Ninety Day Schedule, as applicable;

Diverted Cargo Cancellation Notice:	as defined in Paragraph 1.4.1(B) of Part A of Schedule 2;

Diverted Cargo DoP Payment:	as defined in Paragraph 11.2.2 of Part B of Schedule 2;

Diverted Cargo DoP Quantity:	as defined in Paragraph 11.2.2 of Part B of Schedule 2;

Diverted Cargo Force Majeure:	as defined in Paragraph 12.1 of Part B of Schedule 2;

Diverted Cargo Mitigation Sale:	as defined in Paragraph 11.1.3(B) of Part B of Schedule 2;

Diverted Cargo Shortfall Quantity:	as defined in Paragraph 11.1.2 of Part B of Schedule 2;

Effective Date:	the date of this Agreement;

ETA:	as defined in Paragraph 5.2.3 to Schedule 4;

Expert:	a Person agreed upon or appointed in accordance with Clause 24.2.1;

Export Authorizations:	the FTA Export Authorizations and the Non-FTA Export Authorizations, either individually or together (as the context requires);

Final Contract Year:	as defined in Clause 3.2.2;

First Contract Year:	as defined in Clause 3.2.1;

FM Notice:	as defined in Clause 15.4;

FOB ADP:	as defined in Paragraph 1.3.3 of Schedule 5;

FOB Conversion:	as defined in Clause 26;

FOB Delivery Point:	the point at which the flange coupling of the LNG loading line at the Corpus Christi Facility (or Alternate Production Facility, as applicable) joins the flange coupling of the LNG intake manifold of the relevant LNG Tanker;

FOB Delivery Window:	a twenty-four (24) hour period starting at 6:00 a.m. Central Time on a specified Day and ending twenty-four (24) consecutive hours thereafter that is allocated to the Transporter under the FOB ADP or FOB Ninety Day Schedule, as applicable;

FOB Heel:	as defined in Clause 9.2.2;

FOB Ninety Day Schedule:	as defined in Paragraph 4 of Schedule 5;

FOB Port Liability Agreement:	an agreement for use of the port and marine facilities located at the Loading Port, to be entered into as described in Paragraph 3.1 of Part A of Schedule 4, which shall be: (i) in respect of the Corpus Christi Facility, substantially in the form attached in Schedule 6 hereto as may be amended pursuant to Paragraph 3.4 of Part A of Schedule 4, and (ii) in respect of any other Production Facility, in such form as may be required by the operator of such Production Facility;

FOB Price:	the amount calculated in accordance with Clause 11.1.5 of Part B of Schedule 2 in respect of the relevant cargo;

FOB SCQ:	each scheduled contract quantity of LNG (in MMBtu) scheduled for loading under the FOB ADP or FOB Ninety Day Schedule, as applicable;

FOB Specifications:	as defined in Paragraph 12.1 of Part A of Schedule 4;

Foundation Customer:	any customer of Project Co, that enters into an LNG purchase agreement with an annual contract quantity of no less than zero decimal seven (0.7) million metric tonnes per annum of LNG on a firm basis from the Corpus Christi Facility, with a minimum term of twenty (20) years; provided, however, that the Transporter shall not be a Foundation Customer with respect to LNG subject to the terms of this Agreement regardless; provided, further, however, that nothing in this Agreement shall prejudice the Transporter’s status or rights as a Foundation Customer pursuant to any other LNG purchase agreement with Project Co;

Foundation Customer Priority:	the Foundation Customers will receive priority over other customers (including the Transporter in respect of the quantities subject to the terms of this Agreement, but without prejudice to the Transporter’s status or rights as a Foundation Customer pursuant to any other LNG purchase agreement with Project Co) for receiving LNG from the remaining available LNG production capacity, if any, at the Corpus Christi Facility without regard to whether the underlying event affects any particular liquefaction train(s);

FTA Export Authorization:	an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Project Co or any other Person acting as agent on behalf of Project Co the authorization to export LNG sold and delivered pursuant to the DES SPA (or, in the case of a Diverted Cargo, this Agreement) by vessel from a Production Facility in the United States of America to countries that have entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Gas:	any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state;

Governmental Authority:	any federal, national, regional, state, local or municipal government, or any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), having jurisdiction over a Party (or any Affiliate or direct or indirect owner thereof), any Gas pipeline which interconnects with a Connecting Pipeline and which transports Gas to or from a Connecting Pipeline, a Connecting Pipeline, Gas in a Connecting Pipeline or a Production Facility, a Production Facility, LNG in a Production Facility, a Loading Port, an LNG Tanker, LNG in an LNG Tanker, the last disembarkation port of an LNG Tanker, a Transporter, a Receiving Terminal, an Unloading Port, LNG in a Receiving Terminal, a Receiving Terminal Pipeline, or Gas in a Receiving Terminal or Receiving Terminal Pipeline, as the case may be, and acting within its legal authority;

Gross Heating Value:	the quantity of heat expressed in Btu produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion;

HHDES:	the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for the Month in which the relevant cargo’s Loading Date is scheduled to begin (as set forth in the DES ADP or DES Ninety Day Schedule, as applicable);

HHFOB:	the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for the Month in which the relevant cargo’s FOB Delivery Window is scheduled to begin (as set forth in the FOB ADP or FOB Ninety Day Schedule, as applicable);

In-Transit First Notice:	as defined in Paragraph 5.2 to Schedule 4;

In-Transit Second Notice:	as defined in Paragraph 5.3.1 to Schedule 4;

In-Transit Third Notice:	as defined in Paragraph 5.3.3 to Schedule 4;

In-Transit Final Notice:	as defined in Paragraph 5.3.4 to Schedule 4;

Incomplete Delivery:	as defined in Clause 11.2.1;

International LNG Terminal Standards:	to the extent not inconsistent with the express requirements of this Agreement, the international standards, practices and guidelines from time to time in force applicable to the design, construction, equipment, operation or maintenance of LNG receiving and regasification terminals or LNG liquefaction terminals, as the case may be, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over a Loading Port, a Production Facility, the operator of a Production Facility, or Project Co, or over an Unloading Port, a Receiving Terminal, a Terminal Operator, or DES Buyer; (ii) the Society of International Gas Tanker and Terminal Operators (to the extent applicable) (or any successor body of the same); and (iii) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG receiving and regasification terminals or LNG liquefaction terminals, as the case may be, to comply; provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International LNG Vessel Standards:	to the extent not inconsistent with the express requirements of this Agreement, the international standards, practices and guidelines from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by the following or any successor body of the same (such standards to apply in the following order of priority): (i) the International Maritime Organization; (ii) the Oil Companies International Marine Forum (OCIMF); (iii) the Society of International Gas Tanker and Terminal Operators (SIGTTO); (iv) the International Navigation Association (PIANC); (v) the International Association of Classification Societies; and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels similar to those applicable to this Agreement, to comply; provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International Standards:	the International LNG Terminal Standards and the International LNG Vessel Standards;

LCIA:	as defined in Clause 24.1.2;

Lender:	any Person that does or proposes to lend money, finance or provide financial support or equity in any form in respect of all or any portion of the Corpus Christi Facility and/or the general business and operations of Project Co or its Affiliates (including any refinancing thereof), including any export credit agency, funding agency, bondholder, insurance agency, underwriter, investor, commercial lender or similar institution, together with any agent or trustee for such Person;

Lenders’ Agent:	as defined in Clause 25.4.1;

LNG:	Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure;

LNG Tanker:	an ocean-going vessel suitable for transporting LNG which complies with the requirements of this Agreement and which the Transporter uses, or intends to use, in connection with this Agreement;

Loaded Cargo:	as defined in Clause 9.2.1;

Loading Date:	the “Loading Date” set forth in the DES ADP or DES Ninety Day Schedule, as applicable, in respect of the relevant cargo;

Loading Point:	as defined in Clause 9.1;

Loading Port:	the port where the applicable Production Facility is located;

Loss:	any and all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from Claims by Third Parties), including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and expenses;

Major Scheduled Maintenance Quantity:	the major scheduled maintenance quantity referred to in Section 5.4 of the DES SPA;

Marine Services:	tugs, Pilots, harbour, line-handling, mooring, and other support services required for LNG Tankers (i) to berth and unload at, and depart from, a Receiving Terminal, or (ii) to berth and load at, and depart from, a Production Facility, as applicable;

Measurement Dispute:	as defined in Clause 24.2.1(A);

Mitigation Sale:	as defined in Section 5.5.3(b) in the DES SPA;

Mitigation Services:	as defined in Paragraph 5 of Schedule 1;

MMBtu:	one million (1,000,000) Btus;

Month:	each period of time which starts at 00:00 Central Time on the first (1st) Day of each calendar month and ends at 24:00 Central Time on the last Day of the same calendar month;

New FOB SPA	as defined in Clause 26.1.2;

Non-FTA Export Authorization:	an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Project Co, or any other Person acting as agent on behalf of Project Co the authorization to export LNG sold and delivered pursuant to the DES SPA (or, in the case of a Diverted Cargo, this Agreement) by vessel from a Production Facility in the United States of America to countries that have not entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas, which currently has or in the future develops the capacity to import LNG, and with which trade is not prohibited by United States of America law or policy, for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Notice of Readiness:	a notice of readiness given pursuant to Paragraph 6 of Part A of Schedule 4;

Notified Party:	as defined in Clause 16.5.1(A);

Off-Spec Diverted Cargo:	as defined in Paragraph 4.3 of Part B of Schedule 2;

Off-Spec FOB LNG:	as defined in Paragraph 12.3.1 of Part A of Schedule 4;

One-Month SOFR:	the forward-looking term rate based on SOFR for a tenor of one (1) month, as administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) and published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) on the date on which interest first accrues and thereafter if interest continues to accrue, upon expiry of each subsequent one-month period;

Operational Tolerance:	as defined in Paragraph 11.1.3(C) of Part B of Schedule 2;

Optional Service Period:	the period commencing upon occurrence of a Trigger Event as set out in Clause 14.1;

Original SPA:	that certain Amended and Restated LNG Sale and Purchase Agreement (Ex-Ship) dated June 15, 2022 between the Transporter (as seller) and DES Buyer (as buyer);

Party:	Project Co or the Transporter, and Parties means both Project Co and the Transporter;

Payor:	as defined in Clause 13.4;

Person:	any individual, corporation, partnership, trust, unincorporated organisation or other legal entity, including any Governmental Authority;

Pilot:	any Person authorised, required and engaged by Transporter to come on board the LNG Tanker to assist the master in pilotage, mooring and unmooring of such LNG Tanker;

Port and Marine Charges:	all charges of whatsoever nature (including rates, tolls, dues, fees, and imposts of every description) in respect of an LNG Tanker entering or leaving the Unloading Port, using Port and Marine Facilities, or unloading LNG, including harbour dues, tonnage dues, port fees, wharfage fees, in-and-out fees, line handling charges, and charges imposed by fire boats, tugs and escort vessels, the relevant coast guard, a Pilot, any other authorised Person assisting an LNG Tanker to enter or leave the Unloading Port, and, to the extent not included in the foregoing, any Person providing Marine Services;

Port and Marine Facilities:	any port (including turning basins, Pilot station, channels, and means of ingress and egress to the berth) and marine facilities (including breakwater berth, mooring and breasting facilities, and navigational aids necessary to secure LNG vessels to the unloading arms) at the Unloading Port, but excluding Marine Services;

Port Charges:	all charges of whatsoever nature (including rates, tolls, dues, fees, and imposts of every description) in respect of an LNG Tanker entering or leaving the Loading Port or loading LNG, including wharfage fees, in-and-out fees, franchise fees, line handling charges, and charges imposed by fire boats, tugs and escort vessels, the U.S. Coast Guard, a Pilot, and any other authorised Person assisting an LNG Tanker to enter or leave the Loading Port, and further including port use fees, throughput fees and similar fees payable by users of the Loading Port (or by Project Co on behalf of such users);

Port Liability Agreement:	an agreement for use of and liability arising in connection with the Port and Marine Facilities located at the Unloading Port, to be entered into as described in Paragraph 3.1.3(H) of Schedule 1;

Prepayment Amount:	as defined in Paragraph 1.3.1(A)(1) of Part A Schedule 2;

Primary Production Facility:	the Production Facility as determined pursuant to Section 3.1.3 of the DES SPA;

Primary Receiving Terminal:	as defined in Section 1.1 of the DES SPA;

Project Co:	as defined in the preamble hereto;

Project Co Taxes:	as defined in Clause 13.3;

Production Facility:	the facilities for the receipt, production, storage, and loading of LNG onto LNG vessels and the berthing of LNG vessels, including any Gas pretreatment and processing facilities, liquefaction facilities, storage tanks, utilities, terminal facilities, and associated port and marine facilities, and all other related facilities both inside and outside the LNG plant, inclusive of all LNG production trains, including any future expansions or modifications thereto. If a cargo delivered to DES Buyer hereunder was loaded onto the LNG Tanker from the storage tanks at an LNG receiving facility performing reload services, then the Production Facility for such cargo is the LNG receiving and reloading facility at which the LNG Tanker used to deliver such cargo to DES Buyer loads such cargo;

Provisional Invoices:	as defined in Clause 12.1.4(A);

Reasonable and Prudent Operator:	a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator, complying with all applicable International Standards and practices and regulations and approvals of Governmental Authorities, engaged in the same type of undertaking under the same or similar circumstances and conditions;

Receiving Terminal:	the LNG receiving terminal facilities providing for the unloading, reception, discharge, storage, treatment (if necessary), and regasification of LNG and the processing and send-out of Gas or regasified LNG, and other relevant infrastructure, including any associated Port and Marine Facilities for the safe passage to berth of LNG Tankers, terminal facilities for the berthing and discharging of LNG Tankers, LNG storage tanks, regasification plant, and send-out pipelines forming part of the associated facilities (but excluding the Receiving Terminal Pipeline), and in each case including any expansion to any such facilities to the extent that DES Buyer has access to and the use of such expansion facilities;

Receiving Terminal Pipeline:	the Gas transportation pipeline that connects a Receiving Terminal to the first interconnection with any Gas distribution pipeline or any customer facility for the use or consumption of Gas;

Related Agreement Dispute:	as defined in Clause 24.1.5;

Request for Arbitration:	as defined in Clause 24.1.5;

Reserved Matters:	as defined in Clause 5.2;

Rules:	as defined in Clause 24.1.2;

Scheduling Services:	as defined in in Paragraph 4 of Schedule 1;

Service Information:	(i) all data, reports, correspondence and information maintained by the Transporter in connection with the provision of the Services that supports the calculation of any amounts invoiced under this Agreement and/or the DES SPA and (ii) correspondence with Project Co and/or DES Buyer confirming changes to the FOB ADP or DES ADP, as applicable;

Service Intellectual Property:	in relation to the Service Information: all copyright and related rights, patents, utility models, inventions (whether patentable or not), improvements, algorithms, computer software, source code, object code, trademarks, trade names, service marks, business names, internet domain names, rights in get-up and trade dress, associated goodwill, designs, data, data models, database structure, confidential information, know-how and trade secrets, the expression of any of the foregoing, and all or intellectual or similar proprietary rights of whatever nature (whether registered or not, and including applications to register or rights to apply for registration and all renewals and extensions of such rights or applications) which may now or in the future subsist anywhere in the world;

Services:	as defined in the Recital (A) hereto and set forth in Schedule 1;

Shipping Services:	as defined in Paragraph 3 of Schedule 1;

SOFR:	a rate equal to the secured overnight financing rate administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate);

Specifications:	as defined in the DES SPA;

Stage III Facilities:	the facilities that Project Co and/or its Affiliates are developing and intend to construct and operate, or have constructed and operated on its behalf, adjacent to and interconnecting with the existing liquefaction and related facilities at the Corpus Christi Facility, including all liquefaction and associated facilities, and all other related facilities both inside and outside the LNG plant, and any expansions or modifications of any such facilities;

Start Date:	as defined in Clause 2.3;

Swapped Cargo:	an LNG cargo delivered or intended to be delivered to DES Buyer by the Transporter on behalf of Project Co under the DES SPA that is not scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable;

Swapped Cargo Contract:	as defined in Paragraph 1.3.1(A)(4) of Part A of Schedule 2;

Taxes:	any form of tax, levy, impost, duty or similar fee or charge (other than Port and Marine Charges), whether direct or indirect, imposed by any national, regional, state, or local government, or any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), including any tax, levy, impost, duty or similar fee or charge imposed on or with respect to the net income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, employment, unemployment, disability, stamp, excise, severance, occupation, service, license, lease, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any such tax), together with any interest, penalties or additional amounts imposed with respect thereto;

Term:	as defined in Clause 3.1;

Terminal Operator:	the operator of the applicable Receiving Terminal, or any independent consultant, agent or representative appointed by the owner of the applicable Receiving Terminal to operate all or a portion of such Receiving Terminal, including any relevant portion of the Port and Marine Facilities;

Terminating Party:	as defined in Clause 22.2.1;

Termination Event:	as defined in Clause 22.1;

Third Party:	a Person other than a Party;

Third Party Claim:	as defined in Clause 16.5.1(A);

Transfer Taxes:	as defined in Clause 13.5;

Transport Fee:	as defined in Clauses 11.1.2, 11.2.1 or 11.2.3 (as applicable);

Transportation Services:	as defined in in Paragraph 2 of Schedule 1;

Transporter:	as defined in the preamble hereto;

Transporter Aggregate Liability:	as defined in Clause 16.4.6(B);

Transporter Failure Amount:	as defined in Clause 16.2.2;

Transporter FM Cargo:	as defined in Clause 15.3.2;

Transporter Liability Cap:	as defined in Clause 16.4.6(C);

Transporter Taxes:	as defined in Clause 13.2;

Transporter Shortfall Quantity:	as defined in Clause 16.2.2;

Trigger Event:	as defined in Clause 14.2;

Unloading Port:	the applicable Receiving Terminal and the port at which such Receiving Terminal is located; and

USD or US$:	the lawful currency from time to time of the United States of America.

1.2	Interpretation

For purposes of this Agreement:

1.2.1	The titles, headings, and numbering in this Agreement are included for convenience only and will have no effect on the construction or interpretation of this Agreement.

1.2.2

References in this Agreement to Clauses, Schedules and Exhibits are to those of this Agreement unless otherwise indicated. References to this Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

1.2.3	The word “include” or “including” will be deemed to be followed by “without limitation”. The term “will” has the same meaning as “shall”, and thus imposes an obligation.

1.2.4	Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender.

1.2.5	Unless otherwise indicated, references to any statute, regulation or other law will be deemed to refer to such statute, regulation or other law as amended or any successor law.

1.2.6	All references to a Person shall include such Person’s successors and permitted assigns.

1.2.7	All references herein to a series of Clauses of this Agreement include the first and the last Clauses in such series, as if the words “(inclusive)” appeared after such references.

1.2.8

Approximate conversions of any unit of measurement contained in parenthesis following the primary unit of measurement included in this Agreement are inserted as a matter of operational convenience only to show the approximate equivalent in such different measurement. The obligations of the Parties under this Agreement will be undertaken in respect of the primary unit of measurement and not in respect of any such approximate conversion.

1.2.9

Without prejudice to Clause 1.2.2 references in this Agreement to a Section of the DES SPA are a reference to those sections of the DES SPA as may be amended, varied, supplemented, assigned, novated, transferred from time to time.

1.3	Replacement of Rates and Indices No Longer Available

1.3.1

If (a) a publication that contains a rate or index used in this Agreement ceases to be published for any reason or (b) such a rate or index ceases to exist, is materially modified, or no longer is used as a liquid trading point for Gas (as applicable), so as systematically to change its economic result, or is disaggregated, displaced or abandoned, for any reason, the Parties shall promptly discuss, with the aim of jointly selecting a rate or index or rates or indices to be used in place of such rates and indices that maintains the intent and economic effect of those original rates or indices.

1.3.2

If the Parties fail to agree on a replacement rate or index within thirty (30) Days, the Parties may submit such issue to an Expert pursuant to Clause 24.2, as amended by the provisions of this Clause 1.3.2. Any Expert selected shall be instructed to select the published rate or index, or a combination of published rates or indices, with adjustments as necessary or appropriate, which most nearly preserves the intent and economic result of the original rates or indices. If the Parties are not able to agree upon an Expert within ten (10) Days after the receipt of the notice of request for expert determination, either Party may elect to refer the determination of the replacement rate or index for arbitration in accordance with Clause 24.1.

1.3.3

If any rate or index used in this Agreement is not published for a particular date, but the publication containing such rate or index continues to be published and the rate or index itself continues to exist, the Parties shall use the published rate or index in effect for the date such rate or index was most recently published prior to the particular date, unless otherwise provided in this Agreement.

1.3.4

If an incorrect value is published for any rate or index used in this Agreement and such error is corrected and published within ninety (90) Days of the date of the publication of such incorrect rate or index, such corrected rate or index will be substituted for the incorrect rate or index and any calculations involving such rate or index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced and/or paid.

1.3.5

If any of the circumstances contemplated by Clauses 1.3.1 to 1.3.5 (inclusive) arise and such circumstances also arise under the corresponding provision in the DES SPA, the Parties shall use such replacement value, rate or index (as applicable) that is agreed or determined pursuant to the DES SPA and the Parties shall be relieved from complying with the applicable provisions of this Clause 1.3 in such circumstances.

2.	START DATE

2.1

Project Co shall notify the Transporter of the anticipated Commercial Operations Date no less than ninety (90) Days prior to the date on which Project Co reasonably anticipates the Commercial Operations Date to occur. Thereafter, Project Co shall keep the Transporter informed as to the progress being made in constructing the Stage III Facilities and Project Co’s reasonable estimate of when the Commercial Operations Date will occur.

2.2	Project Co shall notify the Transporter promptly upon the occurrence of the Commercial Operations Date.

2.3

The “Start Date” shall be a date nominated by Project Co that occurs prior to or on the date that is three hundred sixty-five (365) Days after the Commercial Operations Date. Project Co shall provide the Transporter at least thirty (30) Days’ prior notice of the Start Date.

3.	TERM

3.1	Term

This Agreement shall enter into force and effect as of the Effective Date and, subject to Clause 22, shall continue in force and effect until the expiry or termination of the DES SPA (the “Term”).

3.2	Contract Year

References to a “Contract Year” mean a period of time from and including January 1st through and including December 31st of the same calendar year, provided that:

3.2.1	the first Contract Year is the period of time beginning on the Start Date and ending on December 31st of the same calendar year (the “First Contract Year”); and

3.2.2	the final Contract Year is the period of time beginning on January 1st of the year in which the final Day of the Term occurs and ending on the final Day of the Term (the “Final Contract Year”).

4.	APPOINTMENT OF THE TRANSPORTER

4.1

Project Co hereby appoints and retains the Transporter on an exclusive basis to provide the Services, as an independent contractor, from and after the Start Date and continuing throughout the Term, provided that during an Optional Service Period, Project Co may elect, at its sole discretion, either: (i) to continue to use the Transporter to provide the Services; and/or (ii) to engage one or more Persons to provide the Services.

4.2	The Transporter hereby accepts such appointment and agrees to perform the Services in accordance with the terms and conditions set out in this Agreement.

4.3

The Transporter acknowledges that during an Optional Service Period, Project Co may engage other Persons for the provision of services similar or ancillary to the Services. Notwithstanding any provision to the contrary herein, the Transporter shall have no liability to Project Co for the performance of any services that are provided by the employees of another Person engaged by Project Co. The “Services” as described herein shall be deemed to exclude any services provided to Project Co by a Person other than the Transporter.

4.4	Project Co shall promptly:

4.4.1

issue and, where applicable, execute all notices, forms, approval, authorisations, consents or other documents which are necessary (in the reasonable opinion of the Transporter) for the Transporter to provide the Services in accordance with this Agreement; and

4.4.2	provide the Transporter with all necessary information reasonably available to Project Co to enable the Transporter to provide the Services in accordance with this Agreement.

5.	STATEMENT OF AUTHORITY

5.1	Without prejudice to Clause 5.2, from and after the Start Date, Project Co hereby authorises the Transporter to undertake the following activities on its behalf under the DES SPA:

5.1.1

to exercise any rights or discretion of Project Co under the DES SPA without consulting or obtaining the prior consent of the Project to the extent that the proposed exercise of such rights or discretion is in the ordinary course and in respect of matters that would customarily be considered as business-as-usual (as determined by the Transporter, acting reasonably); and

5.1.2

following consultation with Project Co, to exercise any rights or discretion of Project Co under the DES SPA where the proposed exercise of such rights or discretion is other than in the ordinary course or in respect of matters that would not customarily be considered as business-as-usual, including:

(A)	declaring an event of force majeure under the DES SPA; and

(B)	dealing with a cargo that is not compliant with the specifications for LNG set out in Section 12.1 of the DES SPA;

provided that, in the case of Clauses 5.1.1 or 5.1.2, during an Optional Service Period, at Project Co’s reasonable request, Transporter shall consult with and, if required by Project Co, seek consent from Project Co for any of the matters raised above or otherwise proceed with such matters in the manner directed by Project Co.

5.2	The following matters shall constitute “Reserved Matters” and shall be undertaken only by Project Co (or by Transporter with the prior written consent and/or at the express instruction of Project Co):

5.2.1

proposing any material amendment, modification, supplemental or ancillary agreement to the DES SPA or agreeing to any material amendment, modification, supplemental or ancillary agreement to the DES SPA proposed by DES Buyer;

5.2.2	initiating any dispute with DES Buyer under the DES SPA, making any material claims under the DES SPA or handling any material claims made under the DES SPA;

5.2.3	claiming and handling the management of any termination events arising under the DES SPA and otherwise enforcing its rights under the DES SPA; and

5.2.4	responding to any notice of dispute or arbitral or expert proceeding initiated by DES Buyer and handling the management of such dispute or arbitral or expert proceeding.

Project Co shall reimburse the Transporter in respect of all costs and expenses incurred by or on behalf of the Transporter in connection with any Reserved Matter undertaken by the Transporter on behalf of Project Co.

6.	PERFORMANCE OF THE SERVICES

6.1	The Transporter shall, at the request and direction of Project Co and subject to the terms and conditions hereof (including Clause 4.3), perform the Services in accordance with:

6.1.1	all Applicable Laws;

6.1.2	the terms of any Approvals held by or granted to the Transporter;

6.1.3	the terms of any Approvals held by or granted to Project Co which have been notified to the Transporter;

6.1.4	the obligations of Project Co under the DES SPA; and

6.1.5	the terms of any Export Authorizations.

6.2	Subject to the terms and conditions of this Agreement, the Transporter shall:

6.2.1	maintain sufficient resources and personnel with sufficient knowledge and experience to enable Transporter to perform its obligations under this Agreement; and

6.2.2	perform the Services exercising a degree of skill and judgement that would normally be exercised by a Reasonable and Prudent Operator.

6.3	Without limiting the generality of Clause 6.1, the Transporter shall during the term of this Agreement:

6.3.1

with respect to the performance of any Services, comply with all reasonable instructions and directions given to the Transporter by or on behalf of Project Co (provided that such instructions if followed would not put either Party in breach of this Agreement or the DES SPA or violate any Applicable Law applicable to such Party);

6.3.2	to the extent necessary, provide Project Co with relevant information in respect of issues that may lead to a default arising under the DES SPA;

6.3.3	use reasonable efforts to mitigate any Loss suffered by Project Co to the extent such Loss results from the Transporter’s breach of this Agreement;

6.3.4	not wilfully or fraudulently do or omit to do any matter or thing that would place Project Co in breach of the DES SPA (expect to the extent directed by Project Co).

6.4	Each Party shall generally act in good faith in relation to, the other Party in the course of exercising its rights and performing its obligations under this Agreement.

7.	DES SPA MATTERS

7.1	Amendment of the DES SPA

Project Co undertakes not to make any amendment to, or agree to any waiver under, the DES SPA or purport to make any such amendments that would adversely affect the Transporter’s obligations under this Agreement and/or materially increase the Transporter’s costs in respect of its performance of this Agreement, without the prior consent of the Transporter (not to be unreasonably withheld or delayed).

7.2	Claims against the DES Buyer

If the DES Buyer is in contravention of any provision of the DES SPA and such contravention has caused Project Co and/or the Transporter to suffer or incur any Loss, Project Co shall act reasonably to exercise its rights under the DES SPA (including making a claim against the DES Buyer) so as to recover from the DES Buyer, to the greatest extent practicable, any such Losses.

8.	DIVERTED CARGOES

The Transporter shall deliver each LNG cargo scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable, and loaded in accordance with the terms of this Agreement to DES Buyer under the DES SPA, unless such cargo has been designated as a Diverted Cargo in the FOB ADP or FOB Ninety Day Schedule, as applicable.

9.	LOADING POINT, TITLE AND RISK

9.1	Loading Point

Project Co shall make available to the Transporter each cargo scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, subject to the terms and conditions of this Agreement, at the point at which the flange coupling of the LNG loading line at the Corpus Christi Facility (or Alternate Production Facility, as applicable) joins the flange coupling of the LNG manifold of the relevant LNG Tanker (“Loading Point”).

9.2	Title and risk

Notwithstanding the Transporter loading an LNG cargo at the Loading Point and subject to Paragraph 7 of Part B and Paragraph 2.2 of Part C of Schedule 2 in respect of a Diverted Cargo or a Swapped Cargo, title to and all risks in respect of:

9.2.1	LNG loaded hereunder by the Transporter at the Loading Point (“Loaded Cargo”) shall remain with Project Co; and

9.2.2

any LNG held in the relevant LNG Tanker prior to the loading of the Loaded Cargo and which is comingled with the Loaded Cargo in the LNG Tanker (the “FOB Heel”), shall remain with the Transporter (in that the Transporter shall retain title to and all risks in respect of the share of the commingled LNG that is equal to the quantity (in MMBtus) of the FOB Heel), provided that where the Loaded Cargo is delivered by the Transporter (on behalf of Project Co) to DES Buyer at the Delivery Point or to another Third Party buyer at the delivery point under the terms of a Mitigation Sale, (1) Project Co’s share of the commingled LNG in the relevant LNG Tanker shall be deemed to be unloaded first; and (2) if the quantity (in MMBtus) delivered to DES Buyer or the relevant Third Party, as applicable, will result in a heel remaining upon completion of such delivery that is less than the FOB Heel (in MMBtus) (the amount (in MMBtus) by which the FOB Heel exceeds such remaining heel, the “Delivered FOB Heel”), then title to and all risks in respect of that portion of the FOB Heel equal to the Delivered FOB Heel shall pass from the Transporter to Project Co immediately prior to delivery of such quantity to DES Buyer or the relevant Third Party, as applicable;

9.2.3

any LNG remaining in the relevant LNG Tanker following delivery of the Delivered Cargo or the cargo relating to the Mitigation Sale, as applicable, in excess of the quantity of the FOB Heel shall pass from Project Co to the Transporter upon completion of unloading of the Delivered Cargo or the cargo relating to the Mitigation Sale, as applicable.

The transfers contemplated by Clause 9.2.2 and Clause 9.2.3 shall be at no additional compensation to either Project Co or the Transporter.

10.	TRANSPORTATION AND LOADING

10.1	Loading of Cargoes Scheduled in the FOB ADP or FOB Ninety Day Schedule

The provisions of Schedule 4 shall apply with respect to the loading of any cargoes scheduled for delivery in an FOB ADP or FOB Ninety Day Schedule, as applicable.

10.2	Cost Reimbursement in respect of the DES SPA

10.2.1

Pass-Through of Cost Reimbursements. Project Co shall reimburse the Transporter for any costs and expenses incurred by the Transporter in connection with this Agreement where, and to the extent that, Project Co is entitled under the DES SPA to be reimbursed by DES Buyer for such costs and expenses.

10.2.2	Port and Marine Charges.

(A)

The Transporter shall be responsible for obtaining, and bear the risk of, Marine Services at the Unloading Port. In obtaining Marine Services, the Transporter shall act as if it were responsible for the payment of those services.

(B)

Project Co shall in respect of each cargo be responsible for paying all Port and Marine Charges for use of the Unloading Port, whether directly to the appropriate Person or as a reimbursement to the Transporter to the extent the Transporter has paid or is responsible for paying Port and Marine Charges in respect of such cargo.

(C)	The Transporter shall reimburse Project Co for any amount Project Co becomes liable to pay to DES Buyer under Section 7.7.3 of the DES SPA.

10.3	Modification of LNG Tankers, Corpus Christi Facility and Primary Receiving Terminal

10.3.1

In the event that a modification to an LNG Tanker is required by and made pursuant to a change in International Standards or Applicable Laws, any costs and expenses incurred by the Transporter in connection with such modification shall be solely for the account of the Transporter.

10.3.2	The Parties agree that LNG Tankers may be modified in any manner whatsoever. To the extent:

(A)	the Transporter modifies an LNG Tanker in a manner that renders such LNG Tanker incompatible with the Primary Receiving Terminal; and

(B)	such modification is not required by and made pursuant to a change in International Standards or Applicable Laws,

the Transporter shall reimburse Project Co for any costs and expenses which Project Co becomes liable for pursuant to Section 7.6.6 of the DES SPA.

10.3.3

The Parties acknowledge that the Primary Receiving Terminal may be modified by DES Buyer pursuant to Section 7.3.1 of the DES SPA. If the Primary Receiving Terminal is so modified, Project Co shall reimburse the Transporter in respect of the Transporter’s costs and expenses in connection with modifying any LNG Tanker to the extent such costs and expenses are reimbursable to Project Co by DES Buyer under said Section 7.3.2.

10.3.4

The Parties acknowledge that if Project Co modifies the Corpus Christi Facility such that the Corpus Christi Facility is no longer compatible with the LNG Tanker scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, in respect of any cargo, Project Co shall reimburse the Transporter for any costs and expenses incurred by the Transporter in modifying the LNG Tanker so that it is compatible with the modified facilities at the Corpus Christi Facility.

10.4	Safety

10.4.1

The Parties recognise the importance of securing and maintaining safety in all matters contemplated in this Agreement, including the construction and operation of their respective facilities and the LNG Tankers and transportation of LNG. It is the intention of each of the Parties to secure and maintain high standards of safety in accordance with International Standards and the generally accepted standards prevailing in the LNG and LNG transportation industries from time to time.

10.4.2

Both Parties shall use reasonable endeavours to ensure that their respective employees, agents, operators, contractors and suppliers shall have due regard to safety and abide by the relevant regulations while they are performing work and services in connection with the performance of this Agreement, including such work and services performed within and around the area of the Corpus Christi Facility, the Primary Receiving Terminal and any other applicable Receiving Terminal and on board the LNG Tankers.

11.	TRANSPORT FEE

11.1	Transport Fee for Delivered Cargoes

11.1.1

In consideration of the Services provided by the Transporter, Project Co shall pay to the Transporter the Transport Fee, calculated in accordance with Clause 11.1.2 in respect of each Delivered Cargo that is not a Swapped Cargo.

11.1.2	The “Transport Fee” in respect of each Delivered Cargo (excluding any Swapped Cargoes) shall be calculated as follows:

Transport Fee = [DES CSP x Discharge Volume] – [FOB CSP x Loaded Volume]

Where:

Discharge Volume	=	the volume of LNG (in MMBtu) in the Delivered Cargo that is delivered to DES Buyer, as measured at the Delivery Point;

Loaded Volume	=	the volume of LNG (in MMBtu) in the Loaded Cargo that is loaded from the Production Facility, as measured at the Loading Point;

DES CSP	=	the “CSP” calculated in accordance with Section 9.1.1 and Section 9.1.2 of the DES SPA;

DES X0	=	“X0” as defined in the DES SPA;

DES Xy	=	“Xy” as defined in the DES SPA;

FOB CSP	=	(1.15 x HHFOB) + FOB Xy;

FOB X0	=	*** x DES X0; and

FOB Xy	=	[*** + (*** x DES Xy / DES X0)] x FOB X0.

11.2	Transport Fee for Incomplete Deliveries

11.2.1

In consideration of the Services provided by the Transporter, Project Co shall pay to the Transporter the Transport Fee, calculated in accordance with this Clause 11.2 in respect of each cargo scheduled for delivery in the DES ADP or DES Ninety Day Schedule, as applicable, that is not delivered to DES Buyer under the DES SPA for reasons attributable to Project Co and/or DES Buyer, including any (a) DES SPA FM Cargo, (b) cargo that DES Buyer cancels, fails to take or rejects for failure to comply with the quality specifications set forth in the DES SPA (other than as a result of the fault of the Transporter) and (c) cargo that Project Co fails to make available to the Transporter (each such case, an “Incomplete Delivery”).

11.2.2

In respect of any Incomplete Delivery where the relevant cargo scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable, is loaded by the Transporter hereunder, the “Transport Fee” shall be calculated in accordance with Clause 11.1.2 but replacing the definition of “Discharge Volume” with the following:

Discharge Volume	=	the volume of LNG (in MMBtu) that is delivered by Transporter at the relevant Receiving Terminal for the Mitigation Sale or alternative sale, as applicable, as measured at the delivery point at the relevant receiving terminal; and

The Transport Fee calculated pursuant to this Clause 11.2.2 shall be in addition to any amounts due in respect of the relevant Incomplete Delivery, including amounts due pursuant to Paragraph 5.1.2(i) of Schedule 1, Paragraph 5.2.2(ii) of Schedule 1, and Paragraph 5.3.1(B)(ii) and (iii) of Schedule 1.

11.2.3

In respect of any Incomplete Delivery where the relevant cargo scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable, is not loaded by the Transporter hereunder, the “Transport Fee” shall be calculated as follows:

Transport Fee = [DES CSP x DES SCQ] – [FOB CSP x FOB SCQ]

Where:

DES SCQ	=	the DES SCQ of the relevant cargo as set forth in the DES ADP or DES Ninety Day Schedule, as applicable;

FOB SCQ	=	the FOB SCQ of the relevant cargo set forth in the FOB ADP or FOB Ninety Day Schedule, as applicable;

DES CSP	=	as defined in Clause 11.1.2; provided, however, that where the Incomplete Delivery resulted from DES Buyer’s cancellation of the cargo pursuant to Section 5.6.3 of the DES SPA, the applicable DES CSP shall be an amount equal to (a) DES Xy minus (b) *** multiplied by FOB X0, where such terms are as defined in Clause 11.1.2); and

FOB CSP	=	as defined in Clause 11.1.2; provided, however, that where the Incomplete Delivery resulted from DES Buyer’s cancellation of the cargo pursuant to Section 5.6.3 of the DES SPA, the applicable FOB CSP shall be an amount equal to FOB Xy, as defined in Clause 11.1.2).

12.	INVOICING AND PAYMENT

12.1	Invoicing

12.1.1	Invoices for Transport Fees

Invoices for the Transport Fee, together with relevant supporting documents, shall be prepared and delivered by the Transporter to Project Co promptly following:

(A)	in respect of a Delivered Cargo, receipt of the final inspection certificate applicable to the unloading of such Delivered Cargo;

(B)

in respect of a Cancelled Cargo for which Transporter assists with the Mitigation Sale under Paragraph 5.3.1 of Schedule 1, receipt of the final inspection certificate applicable to the loading of such Cancelled Cargo;

(C)

in respect of a Cancelled Cargo that is removed from the FOB ADP or FOB Ninety Day Schedule, as applicable, in accordance with Paragraph 5.3.2 of Schedule 1, receipt of the cancellation notice in respect of such Cancelled Cargo; and

(D)	in respect of a DES SPA FM Cargo, the DES Delivery Window in respect of such cargo.

The invoice amount shall be the Transport Fee.

12.1.2	Invoices for Various Sums Due

In the event that any sums are due from one Party to the other Party under this Agreement (other than in respect of sums to be invoiced pursuant to Clauses 12.1.1) the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof.

12.1.3	Notice of Invoices

Invoices shall be sent in accordance with Clause 28.

12.1.4	Provisional Invoices

(A)

In the event (i) a rate or index used in the calculation of an amount is not available on a temporary or permanent basis; or (ii) any other relevant information necessary to compute an invoice is not available, the invoicing Party may issue a provisional invoice (“Provisional Invoice”) in an amount calculated, in the case of subsection (i) of this Clause 12.1.4(A), in accordance with Clause 1.3, and, in the case of subsection (ii) of this Clause 12.1.4(A), based on the best estimate of the unavailable information by the Party issuing the Provisional Invoice. A Provisional Invoice shall be deemed to be an invoice issued pursuant to Clause 12.1.1 through 12.1.2, as applicable, for the purposes of the payment obligations of Project Co or the Transporter, as applicable, and shall be subject to subsequent adjustment in accordance with Clause 12.1.4(B).

(B)

If a Provisional Invoice has been issued, the invoicing Party shall issue a final invoice reflecting any credit or debit, as applicable, to the Provisional Invoice as soon as reasonably practicable after the information necessary to compute the payment has been obtained by such Party. Project Co and Transporter shall settle such debit or credit amount, as the case may be, when payment of the next invoice is due pursuant to Clause 12.2 or, if earlier, upon the termination of this Agreement.

12.2	Payment

All amounts invoiced under this Agreement that are due and payable by a Party shall be paid in accordance with this Clause 12.2.

12.2.1	Due Date for Payment

(a)

Except as otherwise provided in Clause 12.2.1(b), the amount shown as due to be paid by a Party in an invoice issued in accordance with this Agreement shall become due and payable on the fifteenth (15th) Day after the date on which the relevant Party received such invoice.

(b)

The amount shown as due to be paid by a Party in an invoice issued for amounts due under Paragraph 2.1 of Part A of Schedule 2 shall become due and payable on the tenth (10th) Day after the date on which the relevant Party received such invoice.

12.2.2	Payment Method

All invoices shall be settled by payment in USD of the sum due by wire transfer of immediately available funds to an account with the bank designated by the other Party in accordance with Clause 12.2.3.

12.2.3	Designated Bank

Each Party shall designate a bank in a location reasonably acceptable to the other Party for payments under this Agreement. A Party shall designate its bank by notice to the other Party initially not later than ten (10) Days prior to the date first payment under this Agreement is due to such Party and thereafter not less than ten (10) Days before any redesignation is to be effective.

12.2.4	Payment Date

If any invoice issued pursuant to Clause 12.1 would result in a Party being required to make a payment on a Day that is not a Business Day, then the due date for such invoice shall be the immediately succeeding Business Day.

12.3	Disputed Invoice

12.3.1	Payment Pending Dispute

Absent any manifest error, each Party invoiced pursuant to Clause 12.1 shall pay all disputed and undisputed amounts due under an invoice without netting or offsetting any amounts owed by one Party to the other, including taxes (except as provided in Clause 13), exchange charges, or bank transfer charges. In the case of manifest error, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement or determination of the correct amount.

12.3.2	Timing

Except with respect to Clauses 1.3, 12.3.4, and 15, any invoice may be contested by the receiving Party only pursuant to Clause 12.5 or if, within a period of thirteen (13) Months after its receipt thereof, that Party serves notice to the other Party questioning the correctness of such invoice. Subject to Clause 12.5, if no such notice is served, the invoice shall be deemed correct and accepted by both Parties.

12.3.3	Interest

The Party who invoiced and received payment of a sum that is subsequently determined not to have been payable under this Agreement shall pay interest to the other Party at a rate per annum equal to two percent (2%) above One-Month SOFR. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

12.3.4	Measurement or Analysing Errors

Any errors found in an invoice or credit note which are caused by the inaccuracy of any measuring or analysing equipment or device shall be corrected in accordance with Exhibit A hereto, as applicable, and shall be settled in the same manner as is set out above in this Clause 12.3.

12.4	Delay in Payment

12.4.1	Interest

If either Project Co or Transporter fails to make payment of any sum as and when due under this Agreement, it shall pay interest thereon to the Transporter at a rate per annum equal to two percent (2%) above One-Month SOFR. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

12.4.2	Costs and Expenses

Subject to Clause 24.1.17, each Party shall bear its own costs (including attorneys’ or Experts’ fees or costs) in respect of enforcement of such Party’s rights in any Dispute proceeding as a result of the other Party failing to perform or failing timely to perform its obligations under this Agreement including failing timely to make any payment in accordance with this Agreement.

12.5	Audit Rights

Each Party shall have the right, exercisable once every twelve (12) Months, to cause an independent auditor, appointed by such Party at such Party’s sole cost and expense, to audit the books, records and accounts of the other Party that are directly relevant to the determination of any amounts invoiced, charged, or credited by the other Party within the previous twelve (12) Months or as otherwise required by this Agreement. Such audit shall be conducted at the office where the records are located, during the audited Party’s regular business hours and on reasonable prior notice, and shall be completed within thirty (30) Days after the audited Party’s relevant records have been made available to the auditing Party. The independent auditor shall be a major international accountancy firm, and the Party appointing such auditor shall cause the auditor to execute a confidentiality agreement acceptable to the Party being audited. If the audit discloses an error in any invoiced amount under this Agreement, then the auditing Party shall, within thirty (30) Days following completion of the audit pertaining to the affected invoice or statement, provide notice to the audited Party describing the error and the basis therefor. Promptly thereafter, the Parties shall commence discussions regarding such error in order to expeditiously, and in good faith, achieve resolution thereof, provided that any adjustments arising from such audit shall be made and all credits or charges finalized within forty-five (45) Days of completion of any relevant audit.

12.6	Transporter’s Right to Suspend Performance

If the Transporter has not received payment in respect of any amounts due under any invoice(s) under this Agreement totalling in excess of USD *** (US$***) within ten (10) Business Days after the due date thereof, then without prejudice to any other rights and remedies of the Transporter arising under this Agreement or by Applicable Laws or otherwise, upon giving ten (10) Business Days’ notice to Project Co:

12.6.1	the Transporter may suspend the Services until the amounts outstanding under such invoice(s) and any interest payable thereon in accordance with the terms of this Agreement have been paid in full;

12.6.2

Project Co shall be deemed to have failed to make available each cargo scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable, during the period that a suspension of Services under this Clause 12.6 is effective, and Clause 16.2.1 shall apply in respect of such cargoes; and

12.6.3

during the period that a suspension of Services under this Clause 12.6 is effective, the Transporter shall have no obligation to perform the Services and may use the previously scheduled LNG Tanker for any third party business to mitigate Transporter’s costs and Project Co accepts that such alternative use of the LNG Tankers may delay the recommencement of the Services following such period of suspension.

12.7	Final Settlement

Within sixty (60) Days after expiration of the Term or the earlier termination of this Agreement, Project Co and the Transporter shall determine the amount of any final reconciliation payment.

After the amount of the final settlement has been determined, the Transporter shall send a statement to Project Co, or Project Co shall send a statement to the Transporter, as the case may be, for amounts due under this Clause 12.7, and the Transporter or Project Co, as the case may be, shall pay such final statement no later than twenty (20) Business Days after the date of receipt thereof.

13.	TAXES AND VAT

13.1	Responsibility

Project Co shall indemnify and hold the Transporter and its direct or indirect members harmless from any and all Project Co Taxes, and the Transporter shall indemnify and hold Project Co and its Affiliates (other than the Transporter or its direct or indirect members) harmless from any and all Transporter Taxes.

13.2	Transporter Taxes

“Transporter Taxes” means:

13.2.1

any Taxes imposed from time to time on the revenue, income or profits of the Transporter (or its direct or indirect members) as a result of the existence of a taxable presence of the Transporter (or its direct or indirect members) in the relevant taxing jurisdiction (whether, for the avoidance of doubt, as a consequence of activities directly related to this Agreement performed in the taxing jurisdiction by the Transporter or otherwise); and/or

13.2.2

with respect to a Diverted Cargo, any Taxes which may be levied or assessed upon the export, import, loading, unloading, transport, freight, storage, processing, ownership, transfer, sale, use, purchase or delivery of such Diverted Cargo of LNG; and/or

13.2.3

with respect to a Swapped Cargo, any Taxes which may be levied or assessed upon the export, import, loading, unloading, transport, freight, storage, processing, ownership, transfer, sale, use, purchase or delivery of such Swapped Cargo of LNG occurring up to and before the Delivery Point.

13.3	Project Co Taxes

“Project Co Taxes” means:

13.3.1

any Taxes imposed from time to time on the revenue, income or profits of Project Co or its Affiliates (other than the Transporter or its direct or indirect members) as a result of the existence of a taxable presence of Project Co or its Affiliates (other than the Transporter or its direct or indirect members) in the relevant taxing jurisdiction (whether, for the avoidance of doubt, as a consequence of activities directly related to this Agreement performed in the taxing jurisdiction by the Transporter or otherwise); and/or

13.3.2

any other Taxes imposed from time to time which may be levied or assessed in respect of or in connection with the provision of any goods or services or the taking of any action pursuant to this Agreement (including, without limitation, any Taxes that may be levied or assessed upon the export, import, loading, unloading, transport, freight, storage, processing, ownership, transfer, sale, use, purchase or delivery of LNG transported or to be transported pursuant to this Agreement; and/or

13.3.3

with respect to a Swapped Cargo, any Taxes which may be levied or assessed upon the export, import, loading, unloading, transport, freight, storage, processing, ownership, transfer, sale, use, purchase or delivery of such Swapped Cargo of LNG occurring at or after the Delivery Point, provided however that Project Co Taxes shall not include any Transporter Taxes.

13.4	Withholding Taxes

If the Transporter or Project Co (in either case, the “Payor” for purposes of this Clause 13.4), is required to deduct or withhold Taxes from or in respect of any payments (whether in cash or in kind) to the other Party under this Agreement, then: (a) the Payor shall make such deductions and withholdings; (b) the Payor shall pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws; (c) the Payor shall promptly furnish to the other Party the original or a certified copy of a receipt evidencing such payment; and (d) without duplication of any other provision of this Agreement, the sum payable by the Payor to the other Party shall be increased by such additional sums as necessary so that after making all required deductions and withholdings of Taxes (including deductions and withholdings of Taxes applicable to additional sums payable under this Clause 13.4), the other Party receives an amount equal to the sum it would have received had no such deductions or withholdings of Taxes been made.

13.5	Transfer Taxes

Notwithstanding any other provision of this Agreement, payments pursuant to this Agreement by one Party to the other Party shall be exclusive of sales, use, value added and other similar transfer Taxes imposed on such payments (“Transfer Taxes”). In the event that any such Transfer Taxes are imposed on such payments, the Party making the payment shall pay to the Party receiving the payment, in addition to the payment due under this Agreement, an additional amount equal to such Transfer Taxes. Any such Transfer Taxes shall be separately stated on the invoice.

14.	OPTIONAL SERVICE PERIOD

14.1	If any of the Trigger Events occur, an “Optional Service Period” shall immediately commence and shall continue until:

14.1.1	in relation to the Trigger Event described in Clause 14.2.1, the date on which the Trigger Event is cured in a manner described in Clause 14.2.1; and

14.1.2

in relation to the Trigger Events described in Clauses 14.2.2 and 14.2.3, the end of the Contract Year during which the relevant Trigger Event is cured in a manner described in Clauses 14.2.2 and 14.2.3, respectively.

14.2	For the purpose of Clause 14.1, any of the following events shall be a “Trigger Event”:

14.2.1

An unexcused failure by the Transporter to deliver one or more cargoes designated for delivery by the Transporter under this Agreement to DES Buyer shall, upon notice from Project Co to the Transporter (which notice may be delivered by Project Co in its sole discretion), be a Trigger Event unless the Transporter pays to Project Co within thirty (30) Days following the receipt of the notice from Project Co the Transporter Failure Amount. Such Trigger Event shall be deemed to be cured upon receipt by Project Co of payment by the Transporter of the Transporter Failure Amount.

14.2.2

An unexcused failure (regardless of whether such failure is cured pursuant to sub-Clause 14.2.1 above) by the Transporter to deliver to DES Buyer *** of the cargoes set out in applicable DES ADP in any Contract Year shall automatically be a Trigger Event, provided that any cargo in respect of which force majeure has been claimed under the DES SPA and/or this Agreement shall not be considered an “unexcused failure” for purposes of the foregoing. Such Trigger Event shall be deemed to be cured upon:

(A)	the receipt by Project Co of payment by the Transporter of the Transporter Failure Amount in respect of each such cargo; and

(B)

the delivery by the Transporter to Project Co of evidence satisfactory to Project Co (acting reasonably) explaining the reason for each non-delivery and showing that the cause of each non-delivery has been adequately addressed (in the reasonable opinion of Project Co).

14.2.3	any insolvency event in respect of the Transporter shall automatically be a Trigger Event which is incapable of being cured except with the consent of Project Co.

15.	FORCE MAJEURE

15.1	Project Co Force Majeure

“Project Co Force Majeure” means any event or circumstance beyond the reasonable control of Project Co, having acted in a reasonable and prudent manner, and which results in or causes the delay or failure of Project Co to perform any one or more of its obligations under this Agreement other than the obligation to pay Transport Fee and other sums which may be due under this Agreement.

15.2	Transporter Force Majeure

“Transporter Force Majeure” means any event or circumstance beyond the reasonable control of the Transporter, having acted in a reasonable and prudent manner, and which results in or causes the delay or failure of the Transporter to take any LNG scheduled for delivery hereunder in the FOB ADP or FOB Ninety Day Schedule, as applicable.

15.3	Consequences of Force Majeure

15.3.1	Project Co Force Majeure Claim

If Project Co claims Project Co Force Majeure pursuant to Clause 15.1 and, as a result of such Project Co Force Majeure a cargo cannot be made available for lifting by Transporter, (i) Transporter shall be excused from any obligation hereunder to deliver a corresponding quantity of LNG to DES Buyer under the DES SPA and (ii) Project Co shall not be required to pay the Transporter any Transport Fee in respect of such cargo.

15.3.2	Transporter Force Majeure Claim

If Transporter claims Transporter Force Majeure pursuant to Clause 15.2 and, as a result of such Transporter Force Majeure a cargo cannot be loaded by Transporter (a “Transporter FM Cargo”), Transporter shall be excused for delay or failure to carry out its obligations under this Agreement to the extent that and for the period during which it is rendered unable to carry out such obligations by reason of Transporter Force Majeure, including any obligation hereunder to deliver a corresponding quantity of LNG to DES Buyer under the DES SPA. In the event of a Transporter Force Majeure:

(A)

Project Co may (i) charter an LNG Tanker or enter into an agreement with a third party for the provision of lifting, transportation and delivery services, in either case for the lifting and delivery of any Transporter FM Cargo or (ii) purchase an alternative cargo from a third party supplier for delivery to the DES Buyer instead of any Transporter FM Cargo; and

(B)	Project Co shall not be required to pay the Transporter any Transport Fee in respect of any Transporter FM Cargo.

15.4	Notification

A Transporter Force Majeure event and Project Co Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Transporter Force Majeure event or Project Co Force Majeure event that prevents, interferes with or delays the performance by the Transporter or Project Co (respectively), in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice (“FM Notice”) thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

15.4.1	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

15.4.2	the particulars of the program to be implemented to resume normal performance under this Agreement; and

15.4.3

the anticipated portion of the cargoes scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable, that will not be made available or taken, as the case may be, by reason of Transporter Force Majeure if Transporter is the affected Party or by reason of Project Co Force Majeure if Project Co is the affected Party.

Each FM Notice shall be updated at least monthly by the Transporter during the period of such claimed Transporter Force Majeure and by Project Co during the period of such claimed Project Co Force Majeure. Such FM Notice shall specify the actions being taken to remedy the circumstances causing such Transporter Force Majeure or such Project Co Force Majeure, as applicable.

15.5	Measures

Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure.

16.	LIABILITIES AND INDEMNIFICATION

16.1	Contravention of this Agreement

Subject to Clause 16.4, and without prejudice to any indemnity provided under this Agreement, Project Co shall be liable to the Transporter, and the Transporter shall be liable to Project Co, for any Loss which has been suffered as a result of the breach by the Party liable for any one or more of its obligations under this Agreement, provided that the Transporter shall not have any liability pursuant to this Clause 16.1 if the relevant breach of this Agreement (i) occurred despite the Transporter having acted as a Reasonable and Prudent Operator and/or (ii) was committed in accordance with the express instruction of Project Co.

16.2	Performance Failure

16.2.1	Failure by Project Co to make available required volume of LNG

If, with respect to any cargo scheduled for delivery under the FOB ADP or FOB Ninety Day Schedule, as applicable, Project Co fails to make available to the Transporter all or part of the FOB SCQ, and such failure is not for any reasons attributable to the Transporter (including Transporter Force Majeure), (a) the Transporter shall have no obligation to make available to DES Buyer the equivalent quantity of LNG in respect of the corresponding cargo scheduled for delivery under the DES ADP or DES Ninety Day Schedule, as applicable, and (b) Project Co shall pay the Transporter the amount that is equal to the aggregate of: (i) the Transport Fee in respect of such cargo as calculated in accordance with Clause 11.2.3 and (ii) any net incremental shipping costs incurred by the Transporter as a result of such failure (including cool-down costs). Notwithstanding part (a) of the foregoing sentence, Project Co’s failure to make available all or part of the FOB SCQ of a Diverted Cargo shall not impact the Transporter’s obligation to deliver the Swapped Cargo to DES Buyer.

16.2.2	Failure by the Transporter to complete the delivery of cargo

If, with respect to any cargo scheduled for delivery under the DES ADP or DES Ninety Day Schedule, as applicable, the Transporter does not make available (and is not deemed to have made available in accordance with the DES SPA) all or part of the DES SCQ to the DES Buyer under the DES SPA (to the extent such shortfall is not otherwise excused pursuant to Section 5.7.1 of the DES SPA) (the “Transporter Shortfall Quantity”), and such failure is not (i) for any reasons attributable to Project Co (including Project Co Force Majeure) or (ii) due to Transporter Force Majeure, the Transporter shall:

(A)	make payment to Project Co for any amounts owed by Project Co to DES Buyer by way of Cargo DoP Payment in respect of the Transporter Shortfall Quantity;

(B)

if the Transporter Shortfall Quantity resulted from the Transporter’s failure to deliver all or part of a cargo loaded hereunder that was scheduled in the FOB ADP or FOB Ninety Day Schedule, use its reasonable efforts to resell such Transporter Shortfall Quantity on behalf of Project Co (whether as LNG or Gas) to Third Parties in order to achieve the maximum net price achievable for such Transporter Shortfall Quantity; and

(C)

make payment to Project Co of any proceeds of sale received by Project Co or the Transporter (on behalf of Project Co) as a result of the resale of such Transporter Shortfall Quantity pursuant to Clause 16.2.2(B), where applicable;

and the amounts set out in Clauses 16.2.2(A) and 16.2.2(C) shall together comprise the “Transporter Failure Amount”. For the avoidance of doubt, in the event the Transporter Shortfall Quantity is less than the DES SCQ, such cargo shall be deemed a “Delivered Cargo” and Project Co shall pay the Transport Fee calculated in accordance with Clause 11.1.2 in respect of such Delivered Cargo.

16.3	Demurrage and Excess Boil-off

16.3.1	In the event that Project Co incurs liability for demurrage or excess boil-off under Section 7.15 of the DES SPA the following shall apply:

(A)

to the extent Project Co incurred said liability as a result of the Transporter’s failure to act as a Reasonable and Prudent Operator, Project Co shall have the right to invoice Transporter for any amounts due under said Section 7.15 and the Transporter shall pay such invoice; or

(B)	to the extent Project Co incurred said liability as a result of circumstances other than those set out in Clause 16.3.1(A):

(1)	Project Co shall be responsible for amounts due to DES Buyer under said Section 7.15; and

(2)

the Transporter shall have the right to invoice Project Co for any reasonable and direct costs which the Transporter incurred as a result of the delay, provided that the Transporter used reasonable efforts to mitigate such costs.

16.3.2	In the event that DES Buyer incurs liability for demurrage or excess boil-off under Section 7.13.3 of the DES SPA the following shall apply:

(A)	any amount paid by DES Buyer to Project Co pursuant to said Section 7.13.3 shall be for the Transporter’s account; and

(B)

to the extent the amount paid to the Transporter pursuant to Clause 16.3.2(A) is less than the costs or expenses suffered or incurred by the Transporter as a result of the applicable Terminal Operator failing to berth the LNG Tanker as set out in said Section 7.13.3, the Transporter shall be entitled to invoice Project Co for any shortfall, provided that the Transporter used reasonable endeavours to mitigate such costs and expenses.

16.4	Limitations on Liability

For the purposes of this Clause 16.4, “liability” means any liability, whether pursuant to a claim for contribution or under statute, tort (including but not limited to liability for negligence), contract or otherwise (save that any exclusions or limitations of liability shall not apply in respect of fraud, death or personal injury arising from negligence), and “liable” shall be construed accordingly.

16.4.1	Incidental and Consequential Losses

Neither Party shall be liable to the other Party hereunder as a result of any act or omission in the course of, or in connection with, the performance of this Agreement, for, or in respect of:

(A)	any special, indirect, incidental, consequential or exemplary losses of any type;

(B)	any loss of income or profits, loss of revenue, loss of opportunity or loss of business, increased costs or expenses, or wasted expenditure;

(C)

except as expressly provided in this Agreement, any failure of performance or delay in performance to the extent relieved by the occurrence of Transporter Force Majeure or Project Co Force Majeure in accordance with Clause 15; or

(D)	except as expressly provided in this Agreement, any losses arising from any claim, demand or action made or brought against the other Party by a Third Party.

16.4.2	Exclusive Remedies

A Party’s sole liability, and the other Party’s exclusive remedy, arising under or in connection with Clause 10.2, Clause 10.3, Clause 20.3.5, this Clause 16, Paragraph 4.2.1(B) of Schedule 1, Paragraphs 1.4 and 10.2.4 of Part A of Schedule 4 and Paragraph 3.3 of Schedule 5 shall be as set forth in each such provision, respectively.

16.4.3	Liquidated Damages

The Parties agree that it would be impracticable to determine accurately the extent of the loss, damage and expenditure that either Party would have in the circumstances described in Clauses 14, 15.3, 16.2 and Paragraph 5.3 of Schedule 1. Accordingly, the Parties have estimated and agreed in advance that the sole liability, and exclusive remedy for such circumstances shall be as provided in those Clauses, and neither Party shall have additional liability as a result of any such circumstances. Each amount described in or determined by the provisions of Clauses 14, 15.3, 16.2 and Paragraph 5.3 of Schedule 1 is intended to represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance and is intended to constitute compensation, and not a penalty. Each Party waives any right to claim or assert, in any arbitration or expert determination pursuant to Clause 24 (Dispute Resolution and Governing Law) in any action with respect to this Agreement, that any of the exclusive remedies set forth in Clauses 14, 15.3, 16.2 and Paragraph 5.3 of Schedule 1 do not represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance or otherwise are not valid and enforceable damages.

16.4.4	Express Remedies

The Parties agree that Clause 16.4.1 shall not impair a Party’s obligation to pay the amounts specified in, or the validity of or limitations imposed by, Clause 14, Clause 15.3, Clause 16.2, Paragraph 5.3 of Schedule 1, Paragraph 11.1 of Part B of Schedule 2 and Paragraph 11.2 of Part B of Schedule 2. Neither Party shall have a right to make a claim for actual damages (whether direct or indirect) or other non-specified damages under any circumstances for which an express remedy or measure of damages is provided in this Agreement.

16.4.5	Remedies in Contract

Except with respect to claims for injunctive relief under Clauses 21 (Confidentiality) and 24.1.16 (Interim Measures), a Party’s sole remedy against the other Party for non-performance or breach of this Agreement or for any other claim of whatsoever nature arising out of or in relation to this Agreement shall be in contract and (save for any liability arising from the death or personal injury of a person arising from the negligence of a Party) no Party shall be liable to another Party (or its Affiliates and contractors and their respective members, directors, officers, employees and agents) in respect of any damages or losses suffered or claims which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.

16.4.6	Transporter Aggregate Liability for Certain Events

(A)

Notwithstanding any provision herein to the contrary, the maximum Transporter Aggregate Liability as of any given date in respect of any occurrence or series of occurrences shall not exceed the Transporter Liability Cap.

(B)

“Transporter Aggregate Liability” shall mean, as of any date of determination, any and all liability of the Transporter to Project Co under this Agreement, excluding (i) any Transporter liabilities under this Agreement for which the Transporter has already made payment to Project Co as of such date, (ii) any liability caused by the gross negligence or wilful misconduct of the Transporter or an Affiliate of Transporter and (iii) any amounts related to an indemnity obligation of Transporter.

(C)	The “Transporter Liability Cap” shall be USD ***(US$***).

16.4.7	Disclaimer of Warranties

Except for warranties of title and no liens or encumbrances, and subject to the provisions of this Agreement concerning the quality of LNG to be delivered under this agreement, Transporter expressly negates any warranty with respect to LNG delivered under this agreement, written or oral, express or implied, including any warranty with respect to conformity to samples, merchantability or fitness for any particular purpose.

16.5	Conduct of Claims

16.5.1	With respect to Third Party liabilities (including any claims by DES Buyer arising under, or in connection with the DES SPA):

(A)

If any Third Party shall notify either Party (the “Notified Party”) with respect to any matter that may give rise to a claim for indemnification by either Party under this Agreement (a “Third Party Claim”), then the Notified Party shall promptly notify the other Party thereof in writing setting out particulars of the Third Party Claim, provided that no delay on the part of the Notified Party in notifying the other Party shall relieve the other Party from any obligation hereunder unless (and then solely to the extent) the other Party thereby is materially prejudiced.

(B)	In respect of any Third Party Claim, Transporter shall:

(1)

act in accordance with any written instructions from Project Co in relation to the conduct of the Third Party Claim (including any instructions regarding the defence, settlement or compromise of such Third Party Claim);

(2)	ensure that no admission of the liability or settlement or compromise in relation to the Third Party Claim is made without the prior written consent of Project Co;

(3)	appoint legal counsel that is acceptable to Project Co (acting reasonably) and Project Co shall be responsible for the fees and expenses of such legal counsel;

(4)

consult with Project Co in developing any strategy for defending the Third Party Claim and Project Co shall provide such assistance in relation to defending any Third Party Claim as the Transporter may reasonably request from time to time; and

(5)

provide Project Co with all documentation and information reasonably requested by it in relation to the Third Party Claim (including any pleadings (in draft or final form), counsel opinions and legal advice).

17.	INSURANCE

17.1

The Transporter shall ensure that insurances are procured and maintained for each LNG Tanker being used to deliver LNG in accordance with Section 15.6 of the DES SPA to such extent to ensure Project Co is in compliance with such Section 15.6.

17.2

Transporter shall also ensure that marine cargo insurance is procured in respect of any LNG owned by and/or transported by the Transporter on behalf of, Project Co under this Agreement (including any Swapped Cargoes) and that Project Co (and its designated lenders and their agents) are named as an additional assured on such marine cargo insurance policy. In the event that there is a claim under the marine cargo insurance policy, Project Co shall be responsible for any deductibles or retentions or excesses in any such policy and Transporter shall not compromise or abandon any claim under such insurance without Project Co’s prior written consent.

17.3

The Transporter shall maintain charterer’s liability insurance with a minimum coverage of USD ***(US$***) and ensure that Project Co (and its designated lenders and their agents) are named as an additional assured on such charterer’s liability insurance policy in respect of any LNG owned by and/or transported on behalf of Project Co under this Agreement (including any Swapped Cargoes). In the event that there is a claim under such charterer’s liability insurance policy, Project Co shall be responsible for any deductibles or retentions or excesses in any such policy and the Transporter shall not compromise or abandon any claim under such insurance without Project Co’s prior written consent.

18.	REPRESENTATIONS AND WARRANTIES

18.1	Representations and Warranties of the Transporter

As of the Effective Date and until the expiration or termination of this Agreement, the Transporter represents, undertakes and warrants that:

18.1.1	it is and shall remain duly formed and in good standing under the laws of England;

18.1.2	it has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement and has executed and delivered this Agreement;

18.1.3

the obligations to be assumed by the Transporter under this Agreement constitute legal, valid and binding obligations on the Transporter and are enforceable against the Transporter in accordance with the terms of this Agreement;

18.1.4

it has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Project Co or any of its Affiliates could be liable; and

18.1.5

neither the execution, delivery, nor performance of this Agreement violates or will violate, results or will result in a breach of or constitutes or will constitute a default under any provision of its organisational documents, any law, judgment, order, decree, rule, or regulation of any court, administrative agency, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which it is a party.

18.2	Representations and Warranties of Project Co

As of the Effective Date and until the expiration or termination of this Agreement, Project Co represents, undertakes and warrants that:

18.2.1	it is and shall remain duly formed and in good standing under the laws of the State of Delaware and duly qualified to do business in the State of Texas;

18.2.2	it has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement and has executed and delivered this Agreement;

18.2.3

the obligations to be assumed by Project Co under this Agreement constitute legal, valid and binding obligations on Project Co and are enforceable against Project in accordance with the terms of this Agreement;

18.2.4

it has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Transporter or any of its Affiliates could be liable; and

18.2.5

neither the execution, delivery, nor performance of this Agreement, violates or will violate, results or will result in a breach of, or constitutes or will constitute a default under, any provision of its organisational documents, any law, judgment, order, decree, rule, or regulation of any court, administrative agency, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which it is a party.

18.3	Business Practices

Each Party represents and warrants to the other, as of the Effective Date, that it has not taken any actions that would, if such actions were undertaken after the Effective Date, conflict with such Party’s obligations under Clause 29.1.

19.	EXCHANGE OF INFORMATION

The Parties shall maintain close communication and mutually provide and shall use reasonable endeavours to exchange available information directly relevant to the performance of the Services and the fulfilment of the terms and conditions of this Agreement.

20.	INTELLECTUAL PROPERTY

20.1	Service Information and Service Intellectual Property ownership

20.1.1

As between the Parties, all Service Information and Service Intellectual Property shall automatically vest in, and be the property of, the Transporter. To the extent that ownership of any Service Information or Service Intellectual Property vests initially in Project Co, Project Co hereby assigns to the Transporter absolutely, all its rights, title and interest in the Service Information or Service Intellectual Property (as applicable).

20.2	Optional Service Period

20.2.1

During an Optional Service Period, the Transporter hereby grants Project Co an irrevocable, non-exclusive, royalty free, non-sub-licensable (save as otherwise permitted in this Clause 20.2), non-transferable licence to use all Service Information and Service Intellectual Property for the sole and exclusive purpose of engaging one or more Persons to provide the Services or services similar or ancillary to the Services for the duration of such Optional Service Period, including the right to grant sub-licences to such one or more Persons solely and exclusively to provide the Services or services similar or ancillary to the Services under this Agreement for the duration of such Optional Service Period, provided that Project Co shall ensure that any Person that receives Service Information and/or Service Intellectual Property pursuant to this Clause 20.2.1 shall have entered into a confidentiality agreement that is reasonably acceptable to the Transporter.

20.2.2	In respect of any sub-licence or licence granted under this Clause 20.2, Project Co:

(A)

shall, and shall use all reasonable endeavours to procure that any sub-licensee shall, comply with all reasonable directions of the Transporter with respect to the use of the Service Information and the Service Intellectual Property so licensed; and

(B)

undertakes, at the reasonable request of the Transporter, to, and shall use all reasonable endeavours to procure that any sub-licensee shall, execute all such documents and do all reasonable acts within their capacity which may be necessary to bring into effect or confirm the terms of any such sub-licence or licence.

20.2.3

As between the Parties, all Service Information or Service Intellectual Property made, invented, developed, created, conceived, or otherwise modified by Project Co or any sub-licensee during an Optional Service Period shall automatically vest in, and be the property of, the Transporter.

20.2.4	At the end of an Optional Service Period, at the reasonable request of the Transporter, Project Co shall, and shall use all reasonable endeavours to procure that any sub-licensee shall:

(A)

provide to the Transporter originals of all documents and other materials in any form in its possession or control bearing or embodying any of the Service Information or Service Intellectual Property so licensed in accordance with this Clause 20.2; and

(B)	at the option of the Transporter acting reasonably permanently erase or destroy all copies thereof.

20.3	Service Information retention and audit

20.3.1	The Transporter shall retain copies of all:

(A)	Service Information; and

(B)	to the extent not Service Information, all data, reports, correspondence and information relating to the Services which Project Co is required to keep under Section 26.4 of the DES SPA,

for a period of not less than five (5) years following the year in which the Service Information was generated or to which such Service Information relates (whichever is later).

20.3.2	Subject to Clause 20.3.4, if pursuant to Section 26.4 of the DES SPA:

(A)

DES Buyer asserts that Project Co has not complied with its obligations under Sections 26.1.1, 26.2, 26.3.1(ii) and 26.3.2 of the DES SPA (together the “Compliance Obligations”) and DES Buyer subsequently instructs an independent auditor to audit the records of Project Co in respect of the asserted noncompliance;

(B)	the independent auditor determines that Project Co has breached certain or all of its Compliance Obligations (“Compliance Obligation Breach”); and

(C)	the Compliance Obligation Breach arose from an act or omission of the Transporter or any of the Transporter’s employees, contractors or agents,

the Transporter shall indemnify and hold harmless Project Co from all Losses arising from the Compliance Obligation Breach.

20.3.3

Subject to Clauses 16.4 and 20.3.4, if Project Co breaches Sections 26.1.1, 26.3 or 26.4 of the DES SPA and such breach(es) arose from an act or omission of the Transporter or any of the Transporter’s employees, contractors or agents, the Transporter shall indemnify and hold harmless Project Co from all Losses arising from such breach(es).

20.3.4

The Transporter shall not be required to indemnify and hold harmless Project Co under Clause 20.3.2 or Clause 20.3.3 against any Losses arising from a Compliance Obligation Breach or Project Co’s breach of Sections 26.1.1, 26.3 or 26.4 of the DES SPA to the extent that the Transporter’s act or omission which gave rise to the Compliance Obligation Breach or other relevant breach(es) of the DES SPA was in response to an express instruction of Project Co.

20.3.5

Other than in respect of an audit for which the Transporter is required to indemnify Project Co pursuant to Clause 20.3.2, Project Co shall reimburse Transporter for all costs and expenses incurred in respect of any audit of the books and records retained by Transporter in connection with this Agreement.

21.	CONFIDENTIALITY

21.1	Duty of Confidentiality

The (i) terms of this Agreement and (ii) any information disclosed by either Party to the other Party in connection with this Agreement which is not:

21.1.1	already known to the recipient from sources other than the other Party;

21.1.2	already in the public domain (other than as a result of a breach of the terms of this Clause 21.1); or

21.1.3	independently developed by the recipient,

shall be “Confidential Information” and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to third parties by the receiving Party.

21.2	Permitted Disclosures

21.2.1	The Confidential Information, which either Party receives from the other, may be disclosed by such Party:

(A)

to any Person who is such Party’s legal counsel, other professional consultant or adviser, transporter, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;

(B)

if required and to the extent required by the rules of any recognised stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Clause 21.2.1(E) are quoted;

(C)	if required and to the extent required by the U.S. Department of Energy;

(D)

without limiting Clause 21.2.1(C), if required and to the extent required by any Applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Clause 24.1.1 or 24.1.2 or any arbitration award or binding decision of an Expert (including by filing Confidential Information in proceedings before a court or other competent judicial authority) or to enforce other rights of a party to the Dispute; provided that such Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the other Party to minimise the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;

(E)

to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such Affiliate or shareholder for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Clause 21.2.1(E);

(F)	to any bona fide intended assignees of a Party’s interests under this Agreement;

(G)	to any Third Party as reasonably necessary for the performance of a Party’s obligations under this Agreement;

(H)

to any arbitrator appointed in accordance with Clause 24.1.4, or Expert appointed pursuant to Clause 24.2.1, or to any other party to an arbitration or Expert proceeding arising under or in connection with this Agreement, or to any witnesses appearing in an arbitration under Clause 24.1.4 or in an Expert proceeding under Clause 24.2.1; or

(I)

to any Person reasonably required to see such Confidential Information, in connection with any bona fide financing or offering or sale of securities by Project Co or Transporter or any Affiliate of Project Co or Transporter or any Affiliate of any of the shareholders or members of Project Co or Transporter, to comply with the disclosure or other requirements of Applicable Law or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.

21.2.2

The Party making the disclosure shall ensure that any Person listed in Clauses 21.2.1(A), (E), (F), (G), (H) or (I) to which it makes the disclosure (excluding any legal counsel, arbitrator or Expert already bound by confidentiality obligations) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Clause 21.1 (or customary confidentiality provisions in the context of capital markets offerings and for ratings agencies). In the case of a disclosure to an employee made in accordance with Clause 21.2.1(E), the undertaking shall be given by the company on its own behalf and in respect of all its employees.

21.2.3

Project Co may disclose Confidential Information to its long-term customers related to scheduling, operations and other relevant technical information to comply with Project Co’s performance of its scheduling obligations in respect of such customers, only to the extent necessary to ensure the effective implementation thereof.

21.2.4	No press release concerning the execution of this Agreement or resolution of any Disputes shall be issued unless agreed by the Parties.

21.3	Duration of Confidentiality

The foregoing obligations with regard to the Confidential Information shall remain in effect for three (3) years after this Agreement is terminated or expires.

22.	DEFAULT AND TERMINATION

22.1	Termination Events

The following circumstances (each, a “Termination Event”) shall give rise to the right for either or both of Project Co and Transporter (as the case may be) to terminate this Agreement:

22.1.1

in respect of either Party, if the other Party fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of USD *** (US$***) for a period of ten (10) Days or more following the due date of the relevant invoice;

22.1.2	in respect of either Party, violation of Clause 18.3 (Business Practices) or Clause 29.1.1(ii) (Prohibited Practices) by the other Party;

22.1.3	in respect of either Party, if the other Party fails to comply with assignment and novation rights set out in Clause 25 (Assignments);

22.1.4	in respect of Project Co, violation of Clause 29.2 (Trade Law Compliance) or Paragraph 13.1 of Part B of Schedule 2 by Transporter;

22.1.5	in respect of Project Co, if a Trigger Event upon which Optional Service Period commenced is not cured in accordance with Clause 14.2 within:

(A)	one hundred eighty (180) Days after the beginning of an Optional Service Period in the circumstances set forth in Clause 14.2.1 or Clause 14.2.2; or

(B)	immediately in the case of an Optional Service Period in the circumstances set forth in Clause 14.2.3;

22.1.6	in respect of Project Co, if Transporter Aggregate Liability exceeds the Transporter Liability Cap; and

22.1.7	in respect of either Party, on or after the date that the FOB Conversion is in full force and effect.

22.2	Termination

22.2.1	Notice of Termination

Upon the occurrence of any Termination Event, subject to Clause 22.2.6, the Party which has the right under Clause 22.1 to terminate this Agreement (“Terminating Party”) may give notice thereof to the other Party (other than in the case of Clause 22.1.5(B) where such notice shall not be required), specifying in reasonable detail the nature of such Termination Event.

22.2.2	Timing

Subject to Clause 22.2.3:

(A)

upon the occurrence of a Termination Event described in Clause 22.1.2, Clause 22.1.3, Clause 22.1.5 or Clause 22.1.7, the Terminating Party’s notice pursuant to Clause 22.2.1 shall terminate this Agreement immediately and in the case of Clause 22.1.5(B) this Agreement shall terminate immediately upon occurrence of such Termination Event whether or not such notice is provided; and

(B)

upon the occurrence of a Termination Event described in Clause 22.1.1 or Clause 22.1.6, at any time after the expiry of a period of forty-five (45) Days after the Terminating Party gave notice pursuant to Clause 22.2.1, unless the circumstances constituting the Termination Event have been fully remedied or cease to apply, the Terminating Party may terminate this Agreement with immediate effect by giving notice of such termination to the other Party.

22.2.3	Termination Notice Period

(A)

Project Co may issue a termination notice pursuant to Clause 22.2.1 (other than in the case of Clause 22.1.5(B), where such notice shall not be required) or 22.2.2(B), as applicable, stating the date on which this Agreement shall terminate (such date should not fall later than sixty (60) Days from the date of such notice). For avoidance of doubt, if Project Co elects to exercise its right under this Clause 22.2.3, then Clause 22.2.2 shall not apply and this Agreement shall terminate on the date stated by Project Co in the notice and Transporter shall be required to continue to comply with its obligations under this Agreement until the date of such termination.

(B)

Either Party may issue a termination notice pursuant to Clause 22.1.7 stating the date on which this Agreement shall terminate. For avoidance of doubt, if either Party elects to exercise its right under this Clause 22.2.3, then Clause 22.2.2 shall not apply and this Agreement shall terminate on the date stated by the Party in the notice and the other Party shall be required to continue to comply with its obligations under this Agreement until the date of such termination.

22.2.4	Handover Requirements

In the event of termination by Transporter or expiry of this Agreement, Transporter shall forthwith:

(A)

provide all information reasonably requested by Project Co relating to the Services provided under this Agreement, including all documentation relating to the cargoes delivered pursuant to this Agreement; and

(B)

provide such technical and operational handover support for a period of no more than ninety (90) Days as reasonably requested by Project Co to transition the administration of the DES SPA to Project Co or Project Co’s designated representative. For the avoidance of doubt, during such transition Project Co may engage one or more Persons other than the Transporter to provide the Services.

22.2.5	Rights Accrued Prior to Termination

Termination of this Agreement shall be without prejudice to:

(A)	the rights and liabilities of the Parties accrued prior to or as a result of such termination; and

(B)	claims for breaches of Clause 21 that occur during the three (3) year period after termination of this Agreement.

22.2.6	Limits to Termination

Neither Project Co nor Transporter, respectively, may terminate this Agreement if the Termination Event occurs solely because of a breach by the non-terminating Party arising from events for which that non-terminating Party would otherwise be entitled to terminate this Agreement.

22.3	Survival

The following provisions shall survive expiration or termination of this Agreement: Clauses 1 (Definitions and Interpretation), 12 (Invoicing and Payment), 13 (Taxes and VAT), 16 (Liabilities and Indemnification), 21 (Confidentiality) (to the extent provided therein), and 24 (Dispute Resolution and Governing Law), 25 (Assignments), 26 (Miscellaneous), 28 (Notices) and 29 (Business Practices), in addition to this Clause 22.3.

23.	TERMINATION OF DES SPA

23.1

In the event the DES SPA is terminated for any reason or the Transporter does not consent to a transfer of this Agreement in the circumstances described in Clause 25.3.2(C), this Agreement shall terminate with effect from the date that the DES SPA termination takes effect and the following provisions of Clause 23.2 shall apply.

23.2

Subject to Clause 23.1, unless this Clause 23 is applicable as a result of the termination of the DES SPA that is due to the fault of Transporter, Project Co shall pay to Transporter termination compensation equal to the net present value of the total revenue reasonably expected by the Transporter under this Agreement, from delivery of the cargoes that would have otherwise been delivered during the remainder of the Term had the DES SPA not been terminated, minus the amount Transporter can reasonably be expected to recover by redeploying LNG Tankers under contract at the time of termination of this Agreement. Each of the Parties agree that the termination compensation is not a penalty but is liquidated damages in a reasonable amount that will compensate Transporter in circumstances in which the termination compensation is payable, which amount would otherwise be impossible to calculate with precision.

24.	DISPUTE RESOLUTION AND GOVERNING LAW

24.1	Dispute Resolution

24.1.1	Arbitration

Any Dispute (other than a Dispute submitted to an Expert under Clause 24.2.1) shall be referred to and finally resolved by final and binding arbitration, it being the intention of the Parties that this Clause 24.1.1 shall constitute an arbitration agreement for the purposes of the Arbitration Act 1996 of England & Wales.

24.1.2	Rules

The arbitration shall be conducted in accordance with the Arbitration Rules (the “Rules”) of the London Court of International Arbitration (“LCIA”), which Rules are deemed incorporated by reference into this Agreement.

24.1.3	Number of Arbitrators

The arbitral tribunal shall consist of three (3) arbitrators.

24.1.4	Method of Appointment of the Arbitrators

The claimant (or claimant parties jointly) shall nominate one arbitrator and the respondent (or respondent parties jointly) shall nominate one arbitrator for appointment by the LCIA Court, both within fifteen (15) Days after the expiry of the period during which parties can exercise their right to joinder prior to the constitution of the arbitral tribunal pursuant to Clause 24.1.6 below. If the claimant or claimant parties and/or the respondent or respondent parties fail to nominate an arbitrator, an arbitrator shall be selected and appointed on their behalf by the LCIA Court in accordance with the LCIA Rules. In such circumstances, any existing nomination or confirmation of the arbitrator chosen by the parties on the other side of the proposed arbitration shall be unaffected, and the remaining arbitrator(s) shall be selected and appointed by the LCIA Court in accordance with the LCIA Rules. All arbitrators shall be fluent in the English language. If this clause operates to exclude a party’s right to choose its own arbitrator, each party irrevocably and unconditionally waives any right to do so.

24.1.5	Definitions

(A)	“Consolidation Order”: an order by an arbitral tribunal that a First-filed Dispute and a Later Dispute be resolved in the same arbitral proceedings.

(B)	“Existing Dispute”: any Dispute and/or Related Agreement Dispute.

(C)

“First-filed Dispute”: any Dispute and/or Related Agreement Dispute where a Request for Arbitration has been filed with the LCIA before a Request for Arbitration has been filed with the LCIA in relation to a Later Dispute.

(D)	“Joinder”: the joining of a party to this Agreement or a Related Agreement to an Existing Dispute.

(E)	“Joinder Order”: an order by an arbitral tribunal that a party to this Agreement or a Related Agreement be joined to an Existing Dispute.

(F)

“Later Dispute”: any Dispute or Related Agreement Dispute where a Request for Arbitration has been filed with the LCIA after a Request for Arbitration has been filed with the LCIA in respect of a First-filed Dispute.

(G)	“Related Agreement”: the DES SPA and any Direct Agreement entered into in accordance with Clause 25.4.2.

(H)

“Related Agreement Dispute”: any dispute or claim arising out of or in connection with a Related Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim).

(I)	“Request for Arbitration”: a written request for arbitration delivered to the LCIA Registrar in accordance with the Rules.

24.1.6	Joinder

(A)

Before the constitution of the arbitral tribunal in an Existing Dispute, any party to such Existing Dispute may effect Joinder by serving notice on any party to this Agreement or a Related Agreement whom it seeks to join, provided that such notice is also sent to all other parties to the Existing Dispute and the LCIA Court within thirty (30) Days of service of the Request for Arbitration. The joined party will become a claimant or respondent party (as appropriate) to the Dispute and participate in the arbitrator appointment process in Clause 24.1.4.

(B)

After the constitution of the arbitral tribunal in an Existing Dispute, any party to that Existing Dispute may apply to the arbitral tribunal for a Joinder Order provided that such application is also sent to all parties to the Existing Dispute and the party it seeks to join. On hearing such application, the arbitral tribunal may, if it considers it appropriate, make a Joinder Order. Notice of such Joinder Order must be given to all parties to the Existing Dispute, the joined party and the LCIA Registrar.

(C)

Each Party to this Agreement consents to Joinder in accordance with this Clause and agrees to be bound by any award made by the arbitral tribunal in an Existing Dispute to which it is joined even if it chooses not to participate in the proceedings.

24.1.7	Cross-Claim

Any joined party may make a cross-claim against any party, provided that:

(A)	such cross-claim is based upon a dispute substantially related to the Dispute in the relevant Request for Arbitration; and

(B)

such cross-claim is made by written notice to the LCIA Court and to all other parties within either twenty-eight (28) Days from the receipt by such party of the relevant Request for Arbitration or such longer time as may be determined by the LCIA Court or the arbitral tribunal.

24.1.8	Consolidation

(A)

Any party to both a First-filed Dispute and Later Dispute(s) may apply to the arbitral tribunal appointed in the First-filed Dispute for a Consolidation Order in relation to any Later Dispute(s). That party must also send such application to all parties to the First-filed Dispute and the Later Dispute.

(B)	The arbitral tribunal appointed in relation to the First-filed Dispute may, if it considers it in the interests of justice and efficiency, make a Consolidation Order on hearing such application.

(C)

If the arbitral tribunal in the First-filed Dispute makes a Consolidation Order, it will immediately, to the exclusion of other tribunals, have jurisdiction finally to resolve the Later Dispute(s). The parties agree that they will be bound by the Consolidation Order and any subsequent orders and awards issued in such circumstances even if they choose not to participate in the proceedings.

(D)

Notice of the Consolidation Order must be given to any arbitrators already appointed in relation to the Later Dispute(s) and the LCIA Registrar. Any appointment of an arbitrator in relation to the Later Dispute(s) before the date of the Consolidation Order will terminate immediately and the arbitrator will be deemed to be discharged. This termination is without prejudice to the validity of any act done, or order or award made by that arbitrator or by any court in support of that arbitration before that arbitrator’s appointment is terminated; his or her entitlement to be paid proper fees and disbursements; and the date when any claim or defence was raised for the purpose of applying any limitation bar or any similar rule or provision.

24.1.9	Commencing a Single Arbitration

Without prejudice to Clauses 24.1.6 and 24.1.8, claims arising out of or in connection with this Agreement and one or more Related Agreements may be made in a single arbitration and commenced in the same Request for Arbitration.

24.1.10	Successors and Assigns

This agreement to arbitrate shall be binding upon the parties, their successors and assigns.

24.1.11	Seat or Place of Arbitration

The seat or place of arbitration shall be London, United Kingdom.

24.1.12	Language

The language of the arbitration shall be English.

24.1.13	Finality and Entry of Judgment on the Award

The award of the arbitral tribunal shall be final and binding. The Parties expressly exclude all and any rights to appeal, set-aside or otherwise challenge any award, insofar as such exclusion can validly be made and such award will be the sole and exclusive remedy in connection with any Dispute or Related Agreement Dispute. Judgment on the award of any arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Clause 28, as well as any other procedure authorised by law.

24.1.14	Notice

All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Clause 28.

24.1.15	Impartiality and Conduct of the Arbitrators

All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

24.1.16	Interim Measures

Consistent with this Clause 24.1.16, Article 9A (Expedited formation of Arbitral Tribunal), Article 9B (Emergency Arbitrator) and Article 9C (Expedited Appointment of Replacement Arbitrator) of the Rules are deemed incorporated by reference into this Agreement. Those rights / powers under the Rules shall apply in addition to the general powers of the court of England and Wales exercisable in support of arbitral proceedings at section 44 of the Arbitration Act 1996. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration.

24.1.17	Costs and Attorneys’ Fees

In accordance with Article 28 of the LCIA Rules, the arbitral tribunal is authorised to award the costs of the arbitration and the legal or other expenses of the arbitration in the final award. This may include any costs incurred in connection with an application for interim or emergency relief, including before a state court and in a Later Dispute that has been consolidated.

24.1.18	Interest

The award shall include pre-award and post-award interest. Pre-award interest shall be at the discretion of the arbitral award and relate to the period from the date of any default or other breach of this Agreement until the date of the award. Post-award interest shall relate to the period from the date of the award until the award is paid in full. Such post-award interest shall accrue at a rate per annum equal to two percent (2%) above One-Month SOFR. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

24.1.19	Currency of Award

The arbitral award shall be made and payable in USD, free of any tax or other deduction.

24.1.20	Enforcement of the Award

The Parties agree not to oppose enforcement of the award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

24.1.21	Confidentiality

Any arbitration or Expert determination relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration or Expert proceeding, and memorials, briefs or other documents prepared for the arbitration or Expert proceeding) shall be Confidential Information subject to the confidentiality provisions of Clause 21; provided that breach of such confidentiality provisions shall not void any settlement, determination or award.

24.2	Expert Determination

24.2.1	General

(A)

In the event of any disagreement between the Parties regarding a measurement under Exhibit A hereto or any other Dispute which the Parties agree to submit to an Expert (in either case, a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an Expert selected in accordance with this Clause 24.2.1. The Expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity.

(B)

The Party desiring an expert determination shall give the other Party to the Measurement Dispute notice of the request for such determination. If the Parties to the Measurement Dispute are unable to agree upon an Expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the Measurement Dispute, the International Chamber of Commerce International Centre for ADR (“ICC”) shall appoint such Expert and shall administer such expert determination through the ICC’s Rules for Expertise.

(C)

The Expert shall be and remain at all times wholly independent and impartial, and, once appointed, the Expert shall have no ex parte communications with any of the Parties to the Measurement Dispute concerning the expert determination or the underlying Measurement Dispute.

(D)

The Parties to the Measurement Dispute shall cooperate fully in the expeditious conduct of such expert determination and provide the Expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner.

(E)

The Expert shall be entitled to determine the procedure to be followed in arriving at his decision (in the absence of agreement between the Parties) and, subject to the agreement of the Parties to the Measurement Dispute, to appoint legal or other advisers.

(F)	Before issuing a final decision, the Expert shall issue a draft decision and allow the Parties to the Measurement Dispute to comment on it during a period of five (5) Days.

(G)

The Expert shall exercise reasonable endeavours to resolve the Measurement Dispute within thirty (30) Days after his appointment (failing which shall not invalidate his mandate), taking into account the circumstances requiring an expeditious resolution of the matter in dispute. The fees of the Expert shall be shared equally.

24.2.2	Final and Binding

The Expert’s decision shall be final and binding on the Parties to the Measurement Dispute unless challenged in an arbitration pursuant to Clause 24.1 within thirty (30) Days of the date of the Expert’s decision. If challenged:

(A)	the decision shall remain binding and be implemented without delay unless and until finally replaced by an award;

(B)	the decision shall be entitled to a rebuttable presumption of correctness; and

(C)

the Expert shall not be appointed in the arbitration as an arbitrator, as a factual or expert witness (other than expert witness appointed by the tribunal), or as advisor to either Party without the written consent of both Parties.

24.2.3	Arbitration of Expert Determination

In the event that a Party’s request for expert determination of a Measurement Dispute raises, or would raise, issues that require determination of other matters in addition to the correct measurement under Exhibit A hereto, then:

(A)	either Party may elect within five (5) Days of the Expert’s appointment, or

(B)	a Party may elect, without the need to commence expert determination under Clause 24.2.1,

to refer the entire Measurement Dispute to arbitration under Clause 24.1.1. In such case, the arbitrators shall be competent to make any decision on the correct measurement under Exhibit A hereto that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

24.3	Governing Law

This Agreement, the arbitration agreement set out in Clause 24.1 and any Dispute shall be governed by and construed in accordance with the laws of England and Wales without regard to principles of conflict of laws that would specify the use of other laws.

25.	ASSIGNMENTS

25.1	Merger, Consolidation

This Agreement shall be binding upon and inure to the benefit of any successor to each of Project Co and Transporter by merger or consolidation.

25.2	Assignments by Transporter

25.2.1	Prior Written Consent

The Transporter may novate or assign this Agreement in its entirety to another Person (other than an Affiliate of the Transporter), for the remainder of the Term, upon the prior written consent of Project Co (which consent shall not be unreasonably withheld or delayed), provided that such assignee assumes all of the obligations of the Transporter under this Agreement commencing as of the date of the assignment by execution of a copy of this Agreement in its own name (countersigned by Project Co) or by execution of a binding assignment and assumption agreement which is enforceable by Project Co.

25.2.2	Without Prior Consent

The Transporter may novate or assign this Agreement in its entirety, for the remainder of the Term, without Project Co’s prior consent, to an Affiliate of the Transporter, provided that:

(A)

such Affiliate assignee assumes all of the obligations of the Transporter under this Agreement commencing as of the date of the novation or the assignment by execution of a copy of this Agreement in its own name (countersigned by Project Co) or by execution of a binding assignment and assumption agreement which is enforceable by Project Co;

(B)

such Affiliate provides evidence that it has sufficient transportation arrangements in place or projected to provide the Services as contemplated by this Agreement, and a reasonable track record of managing such agreements; and

(C)	performance of this Agreement by Project Co with such Affiliate assignee would comply with Applicable Laws and all relevant Approvals.

25.2.3	Further Obligations

Upon a novation or assignment by the Transporter in accordance with this Clause 25.2, the Transporter shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment.

25.3	Assignments by Project Co

25.3.1	Prior Written Consent

Project Co may novate or assign this Agreement in its entirety, for the remainder of the Term, upon the prior written consent of the Transporter (which consent shall not be unreasonably withheld or delayed), provided that the assignee assumes all of the obligations of Project Co under this Agreement commencing as of the date of the assignment or novation by execution of a copy of this Agreement in its own name (countersigned by the Transporter) or by execution of a binding assignment and assumption agreement which is enforceable by the Transporter.

25.3.2	Transfer of DES SPA

(A)	The Transporter acknowledges that Project Co may assign or novate the DES SPA in accordance with its terms and without the prior consent of the Transporter.

(B)

Where Project Co assigns or novates the DES SPA but does not at the same time, assign or novate this Agreement to the same Person, then this Agreement shall terminate with effect from the date of such novation or assignment of the DES SPA and Project Co shall pay the Transporter the termination payment referred to in Clause 23.

(C)

Where Project Co intends to assign or novate the DES SPA and this Agreement to the same Person, Clause 25.3.1 shall apply, and where the Transporter does not consent to the assignment or novation of this Agreement, this Agreement shall terminate and Project Co shall pay the termination payment referred to in Clause 23.

25.3.3	Pursuant to Direct Agreement.

Project Co may novate or assign this Agreement in its entirety, for the remainder of the Term, to the extent that the Transporter has so consented in a Direct Agreement.

25.3.4	Further Obligations

Upon a novation or assignment by Project Co, in accordance with this Clause 25.3, Project Co shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment.

25.4	Financing by Project Co or its Affiliates

25.4.1	Lender Financing

Project Co and/or its Affiliates shall each have the right to obtain financing from Lenders. In connection with any financing or refinancing of Project Co’s activities or any LNG production facility owned, operated or being developed by Project Co or any of its Affiliates, the Transporter shall, if so requested by Project Co, deliver to the relevant Lenders or the agent acting on behalf of any such Lenders (“Lenders’ Agent”), certified copies of its corporate charter and by-laws, resolutions, incumbency certificates, financial statements, opinions of counsel and such other items as available and upon reasonable request by Lenders or Lenders’ Agent. The Transporter shall not be required to provide any documents or information which would cause it to be in breach of Applicable Laws, including the rules of any recognized stock exchange.

25.4.2	Assignment as Security

The Transporter further acknowledges and agrees that Project Co may assign, transfer, or otherwise encumber, all or any of its rights, benefits and obligations under this Agreement to such Lenders or Lenders’ Agent as security for the obligations of Project Co or its Affiliates to the respective Lenders. Accordingly, upon Project Co’s request pursuant to a notice hereunder, the Transporter shall enter into direct agreements (each, a “Direct Agreement”) that:

(i)

provide for the assignment and transfer of the assigning Person’s rights and obligations under this Agreement or the relevant other agreement to a nominee of Lender following a default by the assigning Person under its lending arrangement; and

(ii)

are substantially in the form of Schedule 7, with such revisions as may be required by the Lenders or Lenders’ Agent so long as such changes do not materially affect the Transporter’s rights or obligations under this Agreement, and (ii) contain such further undertakings that are normal and customary in project financings or refinancings of this type; provided, however, that, the Transporter shall not be required to provide (or cause to be provided) any guaranty or similar commitment in favour of the Lenders, Project Co or any other Person.

26.	FOB CONVERSION

26.1	Notice of FOB Conversion

The Transporter shall have the right, upon notice to Project Co, to:

26.1.1	cause Project Co to assign, delegate or novate its rights and obligations under the DES SPA to the Transporter; and

26.1.2	enter into an LNG sale and purchase agreement with Project Co (the “New FOB SPA”) in accordance with Clause 26.2 for the sale, purchase and delivery of volumes of LNG by Project Co to Transporter

(the items described in Clause 26.1.1 and Clause 26.1.2, the “FOB Conversion”).

26.2	New FOB SPA

26.2.1	Unless the Parties agree otherwise:

(A)	the scheduling and loading regime of the New FOB SPA shall be consistent with Schedule 4 and Schedule 5 of this Agreement;

(B)	the New FOB SPA shall incorporate standard terms for the delivery of LNG on an FOB basis from the U.S. Gulf Coast;

(C)

the term and quantity of LNG to be delivered under the New FOB SPA shall be limited to such period and amount so as to enable Transporter to satisfy the delivery obligations to DES Buyer under the DES SPA in respect of that portion of the term of the DES SPA that is assigned or novated to the Transporter as described in Clause 26.1.1;

(D)	the contract price (in USD per MMBtu) in respect of LNG sold and delivered under the New FOB SPA shall be equivalent to the FOB CSP;

(E)

the New FOB SPA shall require that the Transporter (as buyer under such LNG sale and purchase agreement) satisfy the required credit criteria for such New FOB SPA to be a “Qualifying LNG SPA” under the terms of the financing arrangements between Project Co and Lenders.

26.3	Finalisation of documentation

26.3.1

Upon receipt by Project Co of notice from Transporter under Clause 26.1 Project Co and the Transporter will promptly finalise the documentation required to achieve the FOB Conversion, including execution of any assignment and/or novation agreements required in respect of the DES SPA, execution of the New FOB SPA and any ancillary agreements required thereunder.

26.3.2

If the Parties have failed to enter into the New FOB SPA within sixty (60) Days after the notice provided by the Transporter under Clause 26.1 at any time thereafter Transporter may issue the New FOB SPA to Project Co, provided such New FOB SPA is consistent with and substantially reflects the terms set out in Clause 26.2, and upon the issue of such New FOB SPA by Transporter to Project Co, the terms of such New FOB SPA shall be legally binding on both Parties.

27.	MISCELLANEOUS

27.1	Disclaimer of Agency

This Agreement does not appoint either Party as the agent, partner or legal representative of the other for any purposes whatsoever, and neither Party shall have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other Party.

27.2	Entire Agreement

This Agreement, together with the Schedules hereto, constitutes the entire agreement between the Parties and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter. Anything that is not contained or expressly incorporated by reference in this instrument, is not part of this Agreement.

27.3	Third Party Beneficiaries

The Parties do not intend any term of this Agreement to be for the benefit of, or enforceable by, any Third Party. The Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party, even if as a result such Third Party’s rights to enforce a term of this Agreement will be varied or extinguished.

27.4	Amendments and Waiver

This Agreement may not be supplemented, amended, modified or changed except by an instrument in writing signed by Project Co and Transporter and expressed to be a supplement, amendment, modification or change to this Agreement. A Party shall not be deemed to have waived any right or remedy under this Agreement by reason of such Party’s failure to enforce such right or remedy.

27.5	Further Assurances

Each Party hereby agrees to take all such action as may be necessary to effectuate fully the purposes of this Agreement, including causing this Agreement or any document contemplated herein to be duly registered, notarised, attested, consularised and stamped in any applicable jurisdiction.

27.6	Severability

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

27.7	Counterparts

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until both Parties have executed a counterpart.

28.	NOTICES

28.1	Form of Notice

28.1.1

Except as expressly set forth herein, including in respect of any notices required for the provision of the Services and performance of the DES SPA by Project Co, any notice, invoice or other communication from one of the Parties to the other Party (or, where contemplated in this Agreement, from or to the Transporter or the master of the LNG Tanker), which is required or permitted to be made by the provisions of this Agreement shall be:

(A)	made in the English language;

(B)	made in writing;

(C)

(i) delivered by hand or sent by courier to the address of the other Party which is shown below or to such other address as the other Party shall by notice require or (ii) except for any notice provided under Clause 22 or Clause 23, Clause 24 or Clause 29, be sent by electronic mail to the e-mail address of the other Party which is shown below or to such other e-mail address as the other Party shall by notice require; and

(D)	marked for the attention of the Person(s) there referred to or to such other Person(s) as the other Party shall by notice require.

28.1.2	The addresses of the Parties for service of notices are as follows:

Project Co:	Corpus Christi Liquefaction, LLC
700 Milam Street Suite 1900 Houston, TX 77002
Telephone: (713) 375-5000
E-mail: ***
Attention: Commercial Operations

Transporter:	Cheniere Marketing International LLP
The Zig Zag Building, 3rd floor, 70 Victoria Street London, SW1E 6SQ
Telephone: +44 20 3214 2700
E-mail: ***
Attention: Commercial Operations

28.2	Effective Time of Notice

28.2.1	Any notice, invoice or other communication made by one Party to the other Party in accordance with the foregoing provisions of this Clause 28 shall be deemed to be received by the other Party:

(A)	if delivered by hand or by courier, on the Day on which it is received at that Party’s address; and

(B)

if sent by e-mail, on the next Day on which the office of the receiving Party is normally open for business following the Day on which it is received in a legible form at the address to which it is properly addressed.

The foregoing shall not apply to notices or communications sent by e-mail under Schedule 4, which shall be deemed effective at the time transmitted to the e-mail address shown above or such other e-mail address previously notified by the receiving Party.

28.2.2

Without limiting the meaning of the word “received” for the purpose of the preceding Clause 28.2.1, a notice which is delivered by hand or by courier shall be deemed to have been received at a Party’s address if it is placed in any receptacle normally used for the delivery of post to the address of that Party.

28.3	Notices under DES SPA

The Transporter shall provide Project Co a copy of each notice, invoice or other communication provided to DES Buyer under Section 25 of the DES SPA. Such copy shall be sent to the email address set forth above or at such other e-mail address as Project Co shall by notice require.

29.	BUSINESS PRACTICES

29.1	Prohibited Practices

29.1.1

Each Party agrees that in connection with this Agreement and the activities contemplated herein, it will take no action, or omit to take any action, which would (i) violate any Applicable Law applicable to that Party, or (ii) cause the other Party to be in violation of any Applicable Law applicable to such other Party, including the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and corruption or any similar statute, regulation, order or convention binding on such other Party, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto.

29.1.2

Without limiting Clause 29.1.1, each Party agrees on behalf of itself, its directors, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions or rebates to any employee, officer or agent of the other Party or its Affiliates or shareholders nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement or in order to influence or induce any actions or inactions in connection with the commercial activities of the Parties hereunder.

29.2	Trade Law Compliance

29.2.1	Project Co shall notify the Transporter in writing of the terms of any Export Authorization applicable to the export of LNG sold and delivered pursuant to the DES SPA within five (5) Business Days of:

(A)	the date of this Agreement;

(B)	any amendment, derogation, or supplement to any Export Authorization applicable to the export of LNG sold and delivered pursuant to the DES SPA; and

(C)	the grant to Project Co or any Person acting as agent on behalf of Project Co of any new Export Authorization applicable to the export of LNG sold and delivered pursuant to the DES SPA.

29.2.2

The Transporter shall not take any action (nor shall it omit to take any action) in connection with this Agreement that would cause Project Co to violate or be in violation of any Export Authorization.

29.2.3

If any Export Authorization requires conditions to be included in this Agreement then, within fifteen (15) Days following the issuance of the Export Authorization imposing such condition, the Parties shall discuss the appropriate changes to be made to this Agreement to comply with such Export Authorization and shall amend this Agreement accordingly.

29.3	Records; Audit

Each Party shall keep all records necessary to confirm compliance with Clauses 29.1.1(ii), and 29.1.2 for a period of five (5) years following the year for which such records apply. If either Party asserts that the other Party is not in compliance with Clauses 29.1.1(ii), or 29.1.2, the Party asserting noncompliance shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the Party asserting noncompliance may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Clause 29.3 shall be paid (i) by the Party being audited, if such Party is determined not to be in compliance with Clauses 29.1.1(ii), or 29.1.2, as applicable, and (ii) by the Party requesting the audit, if the Party being audited is determined to be in compliance with Clauses 29.1.1(ii), or 29.1.2 as applicable.

29.4	Indemnity

Subject to Clause 16.4 each Party agrees to indemnify and hold the other Party harmless from any Losses arising out of the indemnifying Party’s breach of any or all of Clause 29.1, or Clause 29.3 or the breach of the representation and warranty in Clause 18.3.

IN WITNESS of the above, this Agreement is signed by the duly authorised representatives of the Parties on the date first shown above.

CORPUS CHRISTI LIQUEFACTION, LLC

SIGNED BY	/s/ Matthew Healey
Name:	Matthew Healey
Title:	Vice President, Finance and Treasury
Date:	June 15, 2022

CHENIERE MARKETING INTERNATIONAL LLP, acting by its managing member, Cheniere Marketing, LLC

SIGNED BY	/s/ Zach Davis
Name:	Zach Davis
Title:	President and Chief Financial Officer
Date:	June 15, 2022

[Signature Page to PGNiG Shipping Services Agreement]

SCHEDULE 1

SERVICES

1.	THE SERVICES

The “Services” shall comprise:

1.1.1	the Transportation Services, described in Paragraph 2 below;

1.1.2	the Shipping Services, described in Paragraph 3 below;

1.1.3	the Scheduling Services described in Paragraph 4 below;

1.1.4	the Mitigation Services described in Paragraph 5.

2.	TRANSPORTATION SERVICES

The “Transportation Services” comprise the Transporter:

2.1.1	loading from the relevant Production Facility each cargo scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable; and

2.1.2	delivering to the relevant Delivery Point each cargo scheduled for delivery in the DES ADP or DES Ninety Day Schedule, as applicable.

3.	SHIPPING SERVICES

The “Shipping Services” comprise the Transporter:

3.1.1	obtaining, maintaining and providing LNG vessels as needed:

(A)	that satisfy the requirements for such vessels under the DES SPA; and

(B)	with sufficient capacity to meet Project Co’s transportation needs under the DES SPA;

3.1.2

where necessary, changing the LNG Tanker set forth in the DES ADP or DES Ninety Day Schedule, as applicable, in respect of any cargo to be delivered thereunder, subject to satisfying the DES SPA requirements contained in the DES SPA;

3.1.3

managing all operational matters related to LNG transportation contemplated by this Agreement, including all interactions with ship-owners, the vetting and compatibility studies of the LNG vessels, the receipt of all necessary port permits/approvals and the vetting of Receiving Terminals. Without limiting the generality of the foregoing, this shall include:

(A)	the provision of notices pursuant to Section 3.1.3(b) of the DES SPA on behalf of Project Co;

(B)	causing each LNG Tanker to comply with the specifications of Section 7.5 of the DES SPA;

(C)	putting forward for approval under Section 7.6 of the DES SPA, each LNG vessel proposed to be used as an LNG Tanker;

(D)	complying with all requirements imposed on Project Co by Section 7.6.1 of the DES SPA;

(E)	permitting DES Buyer to exercise all rights of inspection and otherwise under Section 7.6.3 of the DES SPA in relation to LNG Tankers;

(F)	giving all notices required by Section 7.10 and Section 7.11 of the DES SPA on behalf of Project Co;

(G)	performing all of Project Co’s obligations under Sections 7.14.4 and 7.15 of the DES SPA;

(H)

executing (on behalf of Project Co) or causing the master of each LNG Tanker (acting on behalf of the ship-owner of such LNG Tanker) to execute, a Port Liability Agreement where required to do so under Section 7.8 of the DES SPA, subject to such Port Liability Agreement complying with the requirements of Section 7.8 of the DES SPA; and

(I)

in the event that DES Buyer gives notice under Section 8.5.1 of the DES SPA, Transporter shall (on behalf of Project Co and without the consent of Project Co) as soon as reasonably practicable notify DES Buyer of its determination as to whether the conditions set out in Section 8.5.1 of the DES SPA are satisfied. If Transporter determines that one or more of the conditions set out in Section 8.5.1 of the DES SPA has or have not been satisfied, Transporter shall notify DES Buyer and, if requested by DES Buyer, Transporter shall consult with DES Buyer regarding any unsatisfied conditions. If Transporter determines, acting as a Reasonable and Prudent Operator, that one or both of the conditions set out in Section 8.5.2 of the DES SPA are no longer satisfied, Transporter shall (on behalf of Project Co and without the consent of Project Co) as soon as reasonably practicable notify DES Buyer of its determination;

3.1.4	performing all administrative and operational tasks related to the delivery obligations of Project Co under the DES SPA including in relation to:

(A)

the annual scheduling process and the ninety-day scheduling, including compliance with the scheduling protocols set out in Paragraph 4 of this Schedule 1 and management of the DES ADP or DES Ninety Day Schedule, as applicable, and matters related thereto;

(B)	the issuance of invoices in Project Co’s name;

(C)	the provision of transportation-related notices to DES Buyer

(D)	the vetting and approval of re-gasification terminals; and

(E)	all interactions with DES Buyer agent at the Receiving Terminal;

3.1.5

delivering all cargo documentation (including, where applicable, bills of lading in respect of the relevant cargo that incorporate terms, clauses, conditions and warranties, liberties and exceptions, including applicable law and arbitration clauses/dispute resolution clauses, relating to the conditions of carriage of goods by sea that are reasonable and customary to incorporate into bills of lading in the LNG industry);

3.1.6

discharging the obligations of Project Co with respect to measuring and testing of LNG under Section 13 of the DES SPA, including without limitation, supplying, operating and maintaining, or causing to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, as well as pressure and temperature measuring devices and any other measurement, gauging or testing devices which are incorporated in the structure of such LNG Tanker or customarily maintained on shipboard in accordance with the requirements set out in Section 13 of the DES SPA;

3.1.7	managing any and all customs clearance obligations of Project Co relating to the lifting of the LNG cargo from the relevant Production Facility and delivered at the Receiving Terminal; and

3.1.8

preparing and delivering to DES Buyer all invoices to be prepared and delivered by Project Co to DES Buyer under Section 9 and Section 10 the DES SPA. For the avoidance of doubt, any invoices shall be prepared and issued by the Transporter in accordance with the provisions of Section 9, 10 and 25 of the DES SPA as if such provisions applied to and were binding on the Transporter.

4.	SCHEDULING SERVICES

The “Scheduling Services” comprise the obligations of the Transporter under this Paragraph 4.

In relation to the schedule changes addressed in this Paragraph 4, during any Optional Service Period, at Project Co’s reasonable request, Transporter shall consult with, and if required by Project Co, seek consent from Project Co for any of the schedule changes addressed below or otherwise proceed with such matters in the manner directed by Project Co.

4.1	Scheduling Process for FOB ADP and DES ADP

4.1.1	FOB ADP. In respect of each Contract Year, Project Co, in consultation with Transporter, will determine the FOB ADP in accordance with Schedule 5.

4.1.2

DES ADP. The Transporter shall prepare and issue the DES ADP and DES Ninety Day Schedule (including any changes relating thereto) in consultation with Project Co and in accordance with the DES SPA and provide them to Project Co at the same time as they are provided to DES Buyer.

4.2	Changes to DES ADP

4.2.1	DES Buyer requests to change the DES ADP

(A)

Changes other than a change of Receiving Terminal. In the event DES Buyer submits a request to change the information (other than the Receiving Terminal) set forth in the DES ADP or DES Ninety Day Schedule, as applicable, in respect of any cargo scheduled for delivery thereunder, the Transporter shall be entitled to accept such change request provided that:

(1)

such requested change is, in the Transporter’s opinion acting as a Reasonable and Prudent Operator, operationally feasible taking account of the latest FOB ADP or FOB Ninety Day Schedule or the Swapped Cargo that the Transporter intends to deliver to DES Buyer, as applicable; or

(2)

the Transporter and Project Co have agreed a corresponding change to the FOB ADP or FOB Ninety Day Schedule, as applicable (including any FOB SCQ), if required, to take account of the change requested by DES Buyer.

In the event that such change is not, in the Transporter’s opinion acting as a Reasonable and Prudent Operator, operationally feasible (including where such change would result in the FOB ADP becoming uneven or not rateable) and/or would result in increased costs and expenses being suffered or incurred by the Transporter, then the Transporter shall be entitled to reject such change request under the DES SPA.

For the avoidance of doubt, any request by DES Buyer to change the Receiving Terminal in respect of a cargo scheduled for delivery in the DES ADP or DES Ninety Day Schedule, as applicable, shall be subject to sub-part (B) below, and the conditions set forth in this Paragraph 4.2.1 shall not apply to any such request.

(B)

Change of Receiving Terminal. In the event that DES Buyer submits a request to change the Receiving Terminal in respect of any cargo(es) under Section 8.5.3, 8.5.4 or 8.5.5 of the DES SPA, the Transporter shall as soon as reasonably practicable notify Project Co of such request and make a recommendation to Project Co regarding whether the conditions and/or requirements set out in Section 8.5.3, 8.5.4 or 8.5.5 (as applicable) of the DES SPA are satisfied. As soon as reasonably practicable but in any event no later than two (2) Business Days after receipt of such recommendation, Project Co shall accept or reject such recommendation. If Project Co fails to either accept or reject such recommendation within two (2) Business Days, the recommendation shall be deemed to have been accepted by Project Co and the Transporter shall be entitled to act in accordance with its recommendation. Project Co shall reimburse the Transporter for any incremental costs associated with any change of Receiving Terminal in respect of any cargo(es) under the DES SPA.

(C)

Other Receiving Terminal Nominations. In the event that DES Buyer submits a request in accordance with Section 8.5.7 of the DES SPA, the Transporter shall notify Project Co of such request and the Parties shall discuss a mutually agreeable response thereto.

4.2.2	Transporter changes to the DES ADP

In respect of any cargo scheduled for delivery under the DES ADP or DES Ninety Day Schedule, as applicable, the Transporter shall be entitled, on behalf of Project Co and without the consent of Project Co, to make or request to make, as applicable and to the extent permitted under the DES SPA, any change to the DES ADP or DES Ninety Day Schedule, as applicable, provided that such change or requested change, as applicable, is in the Transporter’s opinion acting as a Reasonable and Prudent Operator, operationally feasible considering:

(A)	the latest FOB ADP or FOB Ninety Day Schedule, as applicable, and any proposed updates thereto (if any) that have been conditionally approved by Project Co; or

(B)	a Swapped Cargo that the Transporter intends to deliver to DES Buyer.

5.	MITIGATION SERVICES

The “Mitigation Services” comprise the obligations of the Transporter under this Paragraph 5, in each case to the extent requested by Project Co in respect of the relevant cargo.

5.1	DES Buyer Failure to Take

In respect of any cargo scheduled for delivery under the DES ADP or DES Ninety Day Schedule, as applicable, if DES Buyer fails to take (and is not deemed to take) all or part of the DES SCQ of such cargo and such failure is not otherwise excused pursuant to Section 5.5.1 of the DES SPA, then:

5.1.1	the Transporter shall use its reasonable endeavours to assist Project Co with conducting and completing the Mitigation Sale; and

5.1.2

Project Co shall pay Transporter an amount equal to: (i) the Transport Fee applicable to such cargo as calculated pursuant to Clause 11.2.2 or Clause 11.2.3, as applicable; plus (ii) where the Transporter assists Project Co in conducting and completing the Mitigation Sale, (a) an amount equal to USD *** (US$***) multiplied by the quantity of LNG delivered under such Mitigation Sale plus (b) any incremental costs incurred by Transporter as a result of the Mitigation Sale.

5.2	DES SPA Force Majeure Claim

If DES Buyer or, except in the case of a Project Co Force Majeure or Transporter Force Majeure, Project Co or the Transporter (on behalf of Project Co) claims force majeure pursuant to and in accordance with Section 14 of the DES SPA (“DES SPA FM Claim”):

5.2.1

promptly following receipt or issuance, as applicable, of notice of the DES SPA FM Claim, Transporter shall use its reasonable endeavours to find an alternative buyer for any cargo that cannot be delivered to or received by DES Buyer as a result of the DES SPA FM Claim (“DES SPA FM Cargo”); and

5.2.2

Project Co shall pay Transporter an amount equal to: (i) the Transport Fee applicable to the DES SPA FM Cargo as calculated pursuant to Clause 11.2.2 or Clause 11.2.3, as applicable; plus (ii) where the Transporter assists Project Co with an alternative sale pursuant to Paragraph 5.2.1 of Schedule 1, (a) an amount equal to USD *** (US$***) multiplied by the quantity of LNG delivered under such alternative sale plus (b) any incremental costs incurred by Transporter as a result of the alternative sale.

5.3	DES Buyer’s Cancellation Rights under the DES SPA

If DES Buyer exercises its Cancellation Right in respect of a cargo (“Cancelled Cargo”) pursuant to Section 5.6.1 of the DES SPA and:

5.3.1	the cancellation fee payable by DES Buyer is calculated in accordance with Section 5.6.2(a) of the DES SPA:

(A)	the Transporter shall use its reasonable endeavours to assist Project Co with conducting and completing the Mitigation Sale; and

(B)

Project Co shall pay the Transporter an amount equal to the aggregate of: (i) the Transport Fee applicable to the Cancelled Cargo as calculated pursuant to Clause 11.2.2 or Clause 11.2.3, as applicable; plus (ii) an amount equal to USD *** (US$***) multiplied by the quantity of LNG delivered under the relevant Mitigation Sale plus (iii) any incremental costs incurred by Transporter as a result of the Mitigation Sale; or

5.3.2	the cancellation fee payable by DES Buyer is calculated in accordance with Section 5.6.3(a) of the DES SPA:

(A)	Project Co shall pay to the Transporter the Transport Fee applicable to the Cancelled Cargo calculated pursuant to Clause 11.2.3; and

(B)

the cargo set forth in the FOB ADP or FOB Ninety Day Schedule, as applicable, in respect of such Cancelled Cargo shall be cancelled, in which case neither Party will have an obligation to make or take available, as applicable, such cargo under this Agreement.

5.3.3

The Parties acknowledge and agree that where there has been a Mitigation Sale in respect of a Cancelled Cargo, subject to Project Co paying the applicable amount due to the Transporter pursuant to Paragraph 5.3.1(B), any income or profits generated from a Mitigation Sale shall be for the account of Project Co.

SCHEDULE 2

DIVERSION

PART A

DIVERSION OPPORTUNITY

1.	DIVERSION OPPORTUNITY

1.1	The Transporter shall have the right to deliver any Diverted Cargo to a Third Party other than the DES Buyer under the DES SPA.

1.2	The terms set out in Part B of Schedule 2 shall apply in respect of the Diverted Cargo and the terms set out in Part C of Schedule 2 shall apply in respect of the Swapped Cargo.

1.3

In respect of any cargo scheduled, or proposed to be scheduled, in the FOB ADP or FOB Ninety Day Schedule, as applicable, the Transporter may request to designate such cargo as a “Diverted Cargo”. Any such request may be made prior to issuance of the FOB ADP in respect of the relevant Contract Year (pursuant to Paragraph 1.2.2(F) of Schedule 5) or after issuance of the FOB ADP in respect of the relevant Contract Year.

1.3.1	Any request to designate a cargo as a Diverted Cargo shall be subject to Project Co’s consent unless the following conditions are satisfied:

(A)	the Transporter has either:

(1)

paid Project Co an amount equal to the FOB SCQ of the Diverted Cargo multiplied by Project Co’s reasonable best estimate of the FOB CSP (as defined in Clause 11.1.2) in respect of the Diverted Cargo (such amount, the “Prepayment Amount”);

(2)

provided Project Co with a payment guarantee for the payment of the Prepayment Amount issued by an Affiliate of the Transporter with an Acceptable Credit Rating in the form set out in Part A of Schedule 3 or such other form reasonably acceptable to Project Co;

(3)

provided Project Co with an Acceptable Letter of Credit with a face amount at least equal to the Prepayment Amount; provided, for the avoidance of doubt, that such Acceptable Letter of Credit may be used to satisfy the Diversion Condition set forth in this Paragraph 1.3.1(A) of Part A of Schedule 2 with respect to multiple Diverted Cargos to the extent the face amount of such Acceptable Letter of Credit is at least equal to the Prepayment Amounts with respect to each such Diverted Cargo in the aggregate; or

(4)	has executed an agreement under which Transporter purchases or otherwise acquires a Swapped Cargo for delivery to DES Buyer under the DES SPA (the “Swapped Cargo Contract”); and

(B)

except in the case where the Transporter has complied with Paragraph (A)(1), (A)(2) or (A)(3) above in respect of the relevant LNG cargo, in the rolling 12-Month period prior to the date of such change to the FOB ADP or FOB Ninety Day Schedule, as applicable, the Transporter shall have made available for delivery at least *** (***) of the cargoes scheduled for delivery to DES Buyer under the DES SPA during such 12-Month period (provided that for purposes of the foregoing, any cargo for which Project Co is excused from delivering under the DES SPA, whether due to force majeure, DES Buyer’s failure or otherwise, shall be deemed made available by the Transporter)

(the “Diversion Conditions”).

1.3.2

If the Diversion Conditions are satisfied in respect of the relevant cargo, Project Co shall (i) promptly issue a FOB ADP and/or FOB Ninety Day Schedule, as applicable, designating the relevant cargo as a Diverted Cargo or, (ii) where Transporter’s request to designate the cargo as a Diverted Cargo is made pursuant to Paragraph 1.2.2(F) of Schedule 5, designate such cargo as a Diverted Cargo in the initial FOB ADP issued by Project Co pursuant to Paragraph 1.3.2 of Schedule 5.

1.3.3

In respect of any cargo scheduled in the FOB ADP or FOB Ninety Day Schedule that is designated as a “Diverted Cargo”, the Transporter shall have the right, upon notice to Project Co, to remove the designation of “Diverted Cargo”. In the event Transporter has paid the Prepayment Amount in respect of such cargo, Project Co shall refund such Prepayment Amount after delivery of the cargo to the DES Buyer.

1.3.4

In respect of any Diverted Cargo, Transporter shall have the right, upon notice to Project Co and at any time prior to receiving title to such Diverted Cargo in accordance with Paragraph 7.1 of Part B of Schedule 2, to replace (a) the Prepayment Amount, Acceptable Letter of Credit, payment guarantee or Swapped Cargo Contract, as applicable, that the Transporter used to satisfy the Diversion Condition set forth in Paragraph 1.3.1(A) of Part A of Schedule 2 in respect of such Diverted Cargo with (b) (i) payment of the Prepayment Amount, as described in Paragraph 1.3.1(A)(1) of Part A of Schedule 2, (ii) a payment guarantee, as described in Paragraph 1.3.1(A)(2) of Part A of Schedule 2, (iii) an Acceptable Letter of Credit as described in 1.3.1(A)(3) of Part A of Schedule 2 or (iv) a Swapped Cargo Contract, as described in Paragraph 1.3.1(A)(4) of Part A of Schedule 2. In the event the Transporter replaces a Prepayment Amount in accordance with this Paragraph 1.3.4, Project Co shall, at the Transporter’s option, refund such Prepayment Amount after delivery of the cargo to the Transporter or allocate such amount to the Transporter’s obligation to pay a “Prepayment Amount” in respect of an alternate Diverted Cargo. In the event the Transporter replaces an Acceptable Letter of Credit or payment guarantee in accordance with this Paragraph 1.3.4, Project Co shall, at the Transporter’s option, return such Acceptable Letter of Credit or payment guarantee or allocate such Acceptable Letter of Credit or payment guarantee to an alternate Diverted Cargo to satisfy the Diversion Conditions in respect of such alternate Diverted Cargo.

1.4	Transporter’s right to cancel Diverted Cargoes.

1.4.1

The Transporter may without charge elect to cancel the delivery of a Diverted Cargo scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, subject to the satisfaction of the following conditions:

(A)	the Transporter has:

(1)	paid Project Co an amount equal to the Prepayment Amount in respect of the Diverted Cargo; and

(2)	has executed a Swapped Cargo Contract;

(B)

the Transporter has provided Project Co with notice of such election (the “Diverted Cargo Cancellation Notice”) on or prior to the *** Day of the Month that is two (2) Months prior to the Month in which the FOB Delivery Window is scheduled to begin, confirming that the conditions set forth in Paragraph 1.4.1(A) above are, as of the date of such Diverted Cargo Cancellation Notice, satisfied; and

(C)

Project Co has not, within three (3) Days of receipt of the Diverted Cargo Cancellation Notice, objected to such election on the ground that Project Co considers (acting reasonably) that such cancellation would impose material incremental costs on Project Co and/or have a material adverse operational or revenue impact on Project Co or the Primary Production Facility.

1.4.2

Once the Diverted Cargo has been cancelled pursuant to this Paragraph 1.4, neither the Transporter nor Project Co shall have any further liability to the other Party with respect to such Diverted Cargo (other than as set forth in Paragraph 1.4.1(A)(1) above).

2.	PAYMENT FOR SWAPPED CARGOES AND DIVERTED CARGOES

2.1

Diverted Cargo. In respect of each Diverted Cargo, the Transporter shall pay Project Co an amount equal to the FOB CSP multiplied by Loaded Volume (as each is defined in Clause 11.1.2) (the “Amount Payable”), in accordance with the provisions of Clause 12. Where the Transporter has paid the Prepayment Amount, such amount paid shall be subsequently reconciled against the Amount Payable, as follows:

(A)	where the Prepayment Amount exceeds the Amount Payable, the difference shall be reimbursed by Project Co to the Transporter; or

(B)	the Prepayment Amount is less than the Amount Payable, the difference shall be payable by the Transporter to Project Co,

in either case in accordance with Clause 12. No interest shall be payable on the amount which is the difference between the Prepayment Amount and the Amount Payable. The foregoing shall not prejudice a Party’s right to interest with respect to the late payment of any amount due hereunder. Further, any prepayment from the Transporter shall immediately be repaid to the Transporter by Project Co if the Diverted Cargo is not made available by Project Co to the Transporter in accordance with the terms of this Agreement.

2.2	Swapped Cargo. In respect of each Swapped Cargo that is a Delivered Cargo:

2.2.1	Project Co shall pay the Transporter an amount equal to the DES CSP multiplied by Discharge Volume (as each is defined in Clause 11.1.2) in accordance with the provisions of Clause 12; and

2.2.2	Project Co shall have no obligation to pay a Transport Fee in respect of such cargo.

3.	UPSIDE OF SWAPPED CARGOES AND DIVERTED CARGOES

The Parties acknowledge and agree that any income or profits generated, or any loss of income or profits suffered, in respect of a Diverted Cargo or a Swapped Cargo shall be for the account of the Transporter.

4.	LIMITATIONS ON LIABILITY

Clause 16.4 (Limitations on Liability) other than Clause 16.4.6 (Transporter Aggregate Liability for Certain Events) of this Agreement shall apply to this Schedule 2.

PART B

DIVERTED CARGOES

1.	SALE AND PURCHASE

1.1	General

Project Co shall sell and make available, or compensate the Transporter if not made available, and the Transporter shall take and pay for, or compensate Project Co if not taken, the Diverted Cargo in the quantities and at the prices determined in accordance with this Schedule 2.

1.2	Transportation

The Transporter, in the case of Diverted Cargoes, shall be responsible for procuring and providing at its own expense the LNG Tanker to be used for transporting the Diverted Cargo pursuant to this Schedule 2, and shall pay all costs (including shipping costs and insurance costs) associated with the transportation of the Diverted Cargo from the Loading Port, including any other charges or levies associated with the use by the LNG Tanker of the Suez Canal or any other navigational canal, if applicable.

2.	QUANTITY

The quantity of LNG to be delivered by Project Co to the Transporter in respect of the Diverted Cargo at the FOB Delivery Point shall be the FOB SCQ set forth in the FOB ADP or FOB Ninety Day Schedule, as applicable.

3.	FOB DELIVERY WINDOW

The FOB Delivery Window of the Diverted Cargo shall be the FOB Delivery Window set out in the FOB ADP or FOB Ninety Day Schedule, as applicable.

4.	QUALITY

4.1	Specification

The Diverted Cargo delivered by Project Co to the Transporter under this Schedule 2 shall, when converted into a gaseous state, comply with the FOB Specifications. With respect to each Diverted Cargo to be delivered to the Transporter under this Schedule 2 Project Co shall provide the Transporter with a report indicating Project Co’s best estimate of what the actual loaded quality composition of the Diverted Cargo to be delivered to the Transporter in such Diverted Cargo is likely to be. Project Co shall endeavour to provide such report as early as possible during the thirty (30) Day period immediately preceding the relevant Diverted Cargo’s FOB Delivery Window.

4.2	Determining Diverted Cargo Specifications

The Diverted Cargo shall be tested pursuant to Part C of Schedule 4 and Exhibit A to determine whether such Diverted Cargo complies with the FOB Specifications.

4.3	Off-Specification Diverted Cargo

4.3.1

The provisions of Paragraph 12 of Part A of Schedule 4 shall apply with respect to each Diverted Cargo; provided, however, that Project Co shall not have any liability under this Paragraph 4.3.1 in respect of a Diverted Cargo that is Off-Spec FOB LNG (the “Off-Spec Diverted Cargo”) but nonetheless would reasonably have been expected to comply with the quality specifications set forth in the DES SPA assuming a standard voyage from the Production Facility to the Primary Receiving Terminal.

4.3.2

If the Transporter rejects a Diverted Cargo in accordance with Paragraph 12 of Part A of Schedule 4, Project Co shall be deemed to have failed to make available such cargo and Paragraph 12.3 shall apply.

4.3.3

Notwithstanding the foregoing, in no circumstances shall any amounts payable under Paragraph 4.3.1 of Part B of this Schedule 2 in respect of a Diverted Cargo exceed the amount that would have been payable by Project Co to DES Buyer under Section 12.3 of the DES SPA in respect of such cargo had it been delivered to DES Buyer under the DES SPA.

5.	CONTRACT SALES PRICE

The contract sales price (in USD per MMBtu) applicable to any given Diverted Cargo shall be the FOB CSP (as defined in Clause 11.1.2).

6.	INVOICING AND PAYMENT

Invoicing and payment in respect of the Diverted Cargo shall be carried out in accordance with Paragraph 2 of Part A of Schedule 2 and the provisions of Clause 12.

7.	TRANSFER OF TITLE AND RISK OF LOSS

7.1	Notwithstanding Clause 9.2, title to, and all risks in respect of a Diverted Cargo loaded by the Transporter at the Loading Point shall pass from Project Co to the Transporter:

7.1.1

if the cargo is designated as a Diverted Cargo prior to the loading of the Diverted Cargo: (i) in the circumstances where the Transporter has met the condition set forth in Paragraph 1.3.1(A)(1), Paragraph 1.3.1(A)(2) or Paragraph 1.3.1(A)(3) of Part A of Schedule 2 in respect of the relevant cargo, at the FOB Delivery Point; or (ii) otherwise, upon payment by the Transporter of the amount due in respect of such Diverted Cargo pursuant to Paragraph 2.1 of Part A of Schedule 2; and

7.1.2	if the cargo is designated as a Diverted Cargo after loading of the such cargo, immediately upon its designation as a Diverted Cargo.

7.2

In the case of a Diverted Cargo, the title and the risk of loss and any liabilities resulting from vapour returned from the LNG Tanker during loading of the Diverted Cargo shall pass from the Transporter to Project Co as it passes the point at which flange of the vapour return line of the LNG Tanker connects with the inlet flange of the vapour return line of the Production Facility.

8.	LOADING

The provisions of Schedule 4 shall apply with respect to the loading of any Diverted Cargoes scheduled for delivery in an FOB ADP or FOB Ninety Day Schedule, as applicable, including (for the avoidance of doubt) the nomination of the LNG Tanker for loading of the Diverted Cargo.

9.	SCHEDULING CHANGES

The provisions of Schedule 5 shall apply to any changes to the FOB ADP or the FOB Ninety Day Schedule relating to each Diverted Cargo.

10.	MEASUREMENT AND TESTING

The provisions of Part C of Schedule 4 and Exhibit A shall apply to the measurement and testing applicable to each Diverted Cargo.

11.	LIABILITIES, DEFAULT AND REMEDIES

11.1	Transporter’s Failure to Take

11.1.1	In respect of each Diverted Cargo, the Transporter shall take and pay for the FOB SCQ set forth in the FOB ADP or FOB Ninety Day Schedule, less:

(A)

any quantities of LNG not made available by Project Co for any reasons attributable to Project Co (other than quantities for which Project Co is excused pursuant to this Agreement from making available due to the Transporter’s breach of this Agreement) including quantities not made available by Project Co due to Diverted Cargo Force Majeure affecting Project Co or the Corpus Christi Facility;

(B)	any quantities of LNG not taken by the Transporter for reasons of Diverted Cargo Force Majeure;

(C)	quantities of LNG for which the Transporter has provided a notice of cancellation pursuant to Paragraph 1.4 of Part A of Schedule 2;

(D)

any quantity that the relevant LNG Tanker is not capable of loading due to Project Co’s delivery of LNG that has a Gross Heating Value that is less than the value identified by Project Co pursuant to Paragraph 1.2.1 of Schedule 5; and

(E)	quantities rejected by the Transporter in accordance with Paragraph 11.2.6.

11.1.2

If, with respect to any Diverted Cargo identified in Paragraph 11.1.1, the Transporter does not take all or part of the FOB SCQ of such cargo, and such failure to take is not otherwise excused pursuant to Paragraph 11.1.1, then the amount by which the FOB SCQ for such cargo exceeds the quantity of LNG taken by the Transporter in relation to such cargo shall be the “Diverted Cargo Shortfall Quantity”.

11.1.3	With respect to any Diverted Cargo Shortfall Quantity, the Transporter shall pay to Project Co Cover Damages, if Cover Damages are a positive amount, in accordance with the following:

(A)

“Cover Damages” shall be equal to: (i) the FOB Price, multiplied by the Diverted Cargo Shortfall Quantity; minus (ii) the proceeds of any Diverted Cargo Mitigation Sale, if any; minus (iii) reasonable and verifiable savings obtained by Project Co (including savings related to avoided fuel Gas for LNG production, transportation and Third Party costs avoided) as a result of the Diverted Cargo Mitigation Sale as opposed to the sale to the Transporter; plus (iv) any actual, reasonable, verifiable, incremental costs incurred by Project Co as a result of such Diverted Cargo Mitigation Sale (including costs related to transporting, marketing, selling, and delivery of the Diverted Cargo Shortfall Quantity). For purposes of calculating Cover Damages, the FOB Price shall be determined as of the Month in which the applicable FOB Delivery Window begins.

(B)

Project Co shall use reasonable efforts to mitigate its Losses and reduce Cover Damages payable resulting from the Transporter’s failure to take such Diverted Cargo Shortfall Quantity by reselling such Diverted Cargo Shortfall Quantity (whether as LNG or Gas) to Third Parties (each such sale a “Diverted Cargo Mitigation Sale”); except that any sale of a quantity of LNG (or Gas) by Project Co to any Third Party that Project Co was already obligated to make at the earlier to occur of (i) the Transporter’s failure to take such LNG; or (ii) the Transporter’s notice to Project Co that it will not take such LNG, is not a Diverted Cargo Mitigation Sale.

(C)

Notwithstanding the foregoing, if the Diverted Cargo Shortfall Quantity is within the operational tolerance of two percent (2%) of the FOB SCQ for such Diverted Cargo (“Operational Tolerance”) (such Operational Tolerance to be exercised by Transporter only with respect to operational matters regarding the LNG Tanker, and without regard to Gas markets or other commercial considerations), the Cover Damages shall be zero USD (US$0.00).

11.1.4	Any payment that Transporter makes under this Paragraph 11.1 shall not be limited by Clause 16.4.1.

11.1.5	For the purposes of this Part B of Schedule 2, the “FOB Price” shall be calculated as follows:

(A)	in respect of any Loaded Cargo, the FOB Price shall be an amount equal to the FOB CSP (as defined in Clause 11.1.2) multiplied by the loaded quantity of the Loaded Cargo; and

(B)	in respect of any cargo that is not loaded by the Transporter hereunder, the FOB Price shall be an amount equal to the FOB CSP (as defined in Clause 11.1.2) multiplied by the FOB SCQ of such cargo,

in each case where ‘FOB CSP’ shall have the meaning given in Clause 11.1.2.

11.2	Project Co’s Failure to Make Available

11.2.1	In respect of each Diverted Cargo, Project Co shall make available to the Transporter the FOB SCQ set forth in the FOB ADP or FOB Ninety Day Schedule, less:

(A)

quantities of LNG not taken by the Transporter for any reason attributable to the Transporter (other than quantities for which the Transporter is excused from taking pursuant to this Agreement due to Project Co’s breach of this Agreement), including Diverted Cargo Force Majeure affecting the Transporter;

(B)	quantities of LNG for which the Transporter has provided a notice of cancellation pursuant to Paragraph 1.4 of Part A of Schedule 2; and

(C)	quantities of LNG not made available by Project Co due to Diverted Cargo Force Majeure.

11.2.2

Except as otherwise excused pursuant to this Agreement, if for any reason other than those specified in Paragraph 11.2.1, Project Co does not make available the FOB SCQ in respect of any Diverted Cargo identified in Paragraph 11.2.1 then the amount by which the FOB SCQ for such Diverted Cargo exceeds the quantity of LNG made available by Project Co shall be the “Diverted Cargo DoP Quantity”. Project Co shall make a payment to the Transporter for each MMBtu of the Diverted Cargo DoP Quantity in an amount equal to: (a) the actual, documented price incurred by the Transporter for the purchase of a replacement quantity of LNG or Gas (not to exceed the MMBtu equivalent of the Diverted Cargo DoP Quantity), or, in respect of any Diverted Cargo DoP Quantity for which a replacement quantity cannot be purchased, the market price of LNG at such time for delivery FOB in the U.S. Gulf Coast; less (b) the FOB Price; plus (c) any actual, reasonable, and verifiable costs (if any), incurred by Transporter due to such failure, including costs associated with transportation; plus (d) any actual, verifiable costs incurred by the Transporter in respect of idling the LNG Tanker scheduled to load the Diverted Cargo DoP Quantity; less (e) actual, reasonable, and verifiable cost savings realised by the Transporter due to Project Co’s failure to make the FOB SCQ for such Diverted Cargo available (the “Diverted Cargo DoP Payment”). For the purposes of calculating the Diverted Cargo DoP Payment, the FOB Price shall be determined as of the Month in which the applicable FOB Delivery Window begins.

11.2.3

Notwithstanding the foregoing, if the Diverted Cargo DoP Quantity is within the Operational Tolerance (such Operational Tolerance to be exercised by Project Co only with respect to operational matters regarding the Corpus Christi Facility (or Alternate Production Facility, as applicable), and without regard to Gas markets or other commercial considerations), the Diverted Cargo DoP Payment shall be zero USD (US$0.00).

11.2.4	The Transporter shall use reasonable efforts to mitigate Project Co’s liability to make any payments pursuant to this Paragraph 11.2.

11.2.5

In the event the ability of the Corpus Christi Facility to produce and deliver LNG is impaired due to an unscheduled services interruption that does not constitute Diverted Cargo Force Majeure, then during such event of interruption, Project Co shall comply with the Foundation Customer Priority in allocating the LNG that is available from the Corpus Christi Facility.

11.2.6

If as a result of Project Co’s failure to make available the FOB SCQ in respect of a Diverted Cargo, a partial cargo is made available to the Transporter, and the master of the relevant LNG Tanker deems in his sole discretion the loading of such quantity unsafe for loading and/or transporting to the relevant Receiving Terminal, then the Transporter may reject such quantity and such quantity shall be added to the Diverted Cargo DoP Quantity.

11.2.7	Any payment that Project Co makes under this Paragraph 11.2 shall not be limited by Clause 16.4.1.

11.2.8

Notwithstanding the foregoing, in no circumstances shall the Diverted Cargo DoP Payment exceed an amount equal to the FOB CSP (as defined in Clause 11.1.2) multiplied by the Diverted Cargo DoP Quantity.

12.	DIVERTED CARGO FORCE MAJEURE

12.1	Diverted Cargo Force Majeure

Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement in respect of a Diverted Cargo if and to the extent such delay or failure is a result of Diverted Cargo Force Majeure. To the extent that the Party so affected fails to use commercially reasonable efforts to overcome or mitigate the effects of such events of Diverted Cargo Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts. Subject to the provisions of this Paragraph 12, the term “Diverted Cargo Force Majeure” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence by, the Party claiming Diverted Cargo Force Majeure or an Affiliate of the Party claiming Diverted Cargo Force Majeure (provided that for these purposes, “Affiliate” shall not include the other Party), such Party and, as applicable, its Affiliate having observed a standard of conduct that is consistent with a Reasonable and Prudent Operator, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.

12.1.1	Diverted Cargo Force Majeure may include circumstances of the following kind, provided that such circumstances satisfy the definition of Diverted Cargo Force Majeure set forth above:

(A)	acts of God, the government, or a public enemy; strikes, lockout, or other industrial disturbances;

(B)	wars, blockades or civil disturbances of any kind; epidemics, Adverse Weather Conditions, fires, explosions, arrests and restraints of governments or people;

(C)	the breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations to any facilities or equipment;

(D)

in respect of Project Co: (i) loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Corpus Christi Facility or any Connecting Pipeline or (y) the liquefaction and loading facilities at an Alternate Production Facility but only with respect to those cargoes which are scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, for delivery at such Alternate Production Facility; and (ii) any event that would constitute an event of force majeure under any agreement between Project Co and the operator or operators of any Connecting Pipeline for Gas transportation services, provided however, that an event of force majeure affecting a party to any such agreement shall constitute Diverted Cargo Force Majeure under this Agreement only to the extent such event meets the definition of Diverted Cargo Force Majeure in this Paragraph 12.1;

(E)	in respect of the Transporter, events affecting the ability of any LNG Tanker to receive and transport LNG, subject to Paragraph 12.2.3; and

(F)	the withdrawal, denial, or expiration of, or failure to obtain, any Approval.

12.1.2

Nothing in this Paragraph 12.1 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Diverted Cargo Force Majeure.

12.2	Limitations on Diverted Cargo Force Majeure

12.2.1

Indemnity and Payment Obligations. Notwithstanding Paragraph 12.1, no Diverted Cargo Force Majeure shall relieve, suspend, or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

12.2.2	Events not Diverted Cargo Force Majeure. The following events shall not constitute Diverted Cargo Force Majeure:

(A)	a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(B)

the unavailability of, or any event affecting, any facilities at or associated with any loading port or unloading port other than the Corpus Christi Facility (or Alternate Production Facility, as applicable);

(C)	the ability of Project Co or Transporter to obtain better economic terms for LNG or Gas from an alternative supplier or buyer, as applicable;

(D)

changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Transporter’s or Project Co’s Gas or LNG markets;

(E)	breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment;

(F)	the non-availability or lack of economically obtainable Gas reserves;

(G)

in the case of Project Co, any event arising from an action or omission of (i) any Affiliate of Project Co (other than the Transporter), (ii) the contractor or sub-contractor or agent of Project Co or Affiliate of Project Co (other than the Transporter), (iii) the operator of any part of the Corpus Christi Facility (or Alternate Production Facility, as applicable) to the extent that, had Project Co taken such action or experienced such event, such event would not constitute Diverted Cargo Force Majeure pursuant to the provisions of this Paragraph 12; and

(H)

the loss of interruptible or secondary firm transportation service on a Connecting Pipeline or any pipeline upstream of a Connecting Pipeline unless the cause of such loss was an event that would satisfy the definition of Diverted Cargo Force Majeure hereunder and primary in-the-path transportation service on such pipeline was also interrupted as a result of such event.

12.2.3

Diverted Cargo Force Majeure relief in respect of the Transporter for an event described in Paragraph 12.1.1(E) affecting a specific LNG Tanker shall only be available with respect to cargoes that are scheduled to be transported on such LNG Tanker in the FOB ADP or FOB Ninety Day Schedule, as applicable.

12.3	Notification

A Diverted Cargo Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Diverted Cargo Force Majeure event that prevents, interferes with or delays the performance by Project Co or the Transporter, in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

12.3.1	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

12.3.2	the particulars of the program to be implemented to resume normal performance under this Agreement; and

12.3.3	the anticipated portion of the FOB SCQ in respect of such Diverted Cargo that will not be made available or taken, as the case may be, by reason of Diverted Cargo Force Majeure.

Such notices shall thereafter be updated at least monthly during the period of such claimed Diverted Cargo Force Majeure specifying the actions being taken to remedy the circumstances causing such Diverted Cargo Force Majeure.

12.4	Measures

Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Diverted Cargo Force Majeure.

12.5	No Extension of Term

The Term shall not be extended as a result of or by the duration of an event of Diverted Cargo Force Majeure.

12.6	Settlement of Industrial Disturbances

Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

12.7	Foundation Customer Priority

Notwithstanding any other provision in this Paragraph 12, during any event of Diverted Cargo Force Majeure affecting Project Co, the Transporter acknowledges that the remaining capacity at the Corpus Christi Facility is apportioned by Project Co according to the Foundation Customer Priority.

13.	BUSINESS PRACTICES

13.1	Trade Law Compliance

Each Party agrees to comply with the Export Authorizations, including incorporating into any resale contract for LNG sold under this Agreement the necessary conditions to ensure compliance with the Export Authorizations. The Transporter shall promptly provide to Project Co all information required by Project Co or Project Co’s Affiliate to comply with the Export Authorizations. If any Export Authorization requires conditions to be included in this Agreement then, within fifteen (15) days following the issuance of the Export Authorization imposing such condition, the Parties shall discuss the appropriate changes to be made to this Agreement to comply with such Export Authorization and shall amend this Agreement accordingly. The Transporter acknowledges and agrees that it may resell or transfer LNG purchased hereunder for delivery only to the countries identified in an Export Authorization and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. The Transporter represents and warrants that the final delivery of LNG received pursuant to the terms of this Agreement are permitted and lawful under United States of America laws and policies, including the rules, regulations, orders, policies, and other determinations of the United States Department of Energy, the Office of Foreign Assets Control of the United States Department of the Treasury and the Federal Energy Regulatory Commission, and the Transporter shall not take any action which would cause any Export Authorization to be withdrawn, revoked, suspended or not renewed.

13.2	Records; Audit

Each Party shall keep all records necessary to confirm compliance with Paragraph 13.1 for a period of five (5) years following the year for which such records apply. If either Party asserts that the other Party is not in compliance with Paragraph 13.1, the Party asserting non-compliance shall send a notice to the other Party indicating the type of non-compliance asserted. After giving such notice, the Party asserting non-compliance may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Paragraph 13.2 shall be paid (i) by the Party being audited, if such Party is determined not to be in full compliance with this Paragraph 13.1, and (ii) by the Party requesting the audit, if the Party being audited is determined to be in full compliance with Paragraph 13.1.

13.3	Indemnity

Each Party agrees to indemnify and hold the other Party harmless from any Losses suffered or incurred by such Party arising out of the indemnifying Party’s breach of any or all of Paragraph 13.1.

14.	OTHER APPLICABLE PROVISIONS

14.1	For the avoidance of doubt, the following clauses of this Agreement shall apply in respect of the Parties’ rights and obligations under this Schedule 2 in relation to each Diverted Cargo:

14.1.1	Clause 10.3 and Clause 10.4 (Transportation and Loading);

14.1.2	Clause 16.5 (Conduct of Claims);

14.1.3	Clause 17 (Insurance);

14.1.4	Clause 19 (Exchange of Information);

14.1.5	Clause 21 (Confidentiality);

14.1.6	Clause 24 (Dispute Resolution and Governing Law);

14.1.7	Clause 25 (Assignments);

14.1.8	Clause 27 (Miscellaneous);

14.1.9	Clause 28 (Notices); and

14.1.10	Clause 29.1 (Prohibited Practices).

PART C

SWAPPED CARGOES

1.	SALE AND PURCHASE

1.1	General

The Transporter shall sell and make available, or compensate Project Co if not made available, and Project Co shall take and pay for, or compensate the Transporter if not taken, the Swapped Cargo in the quantities and at the prices determined in accordance with this Schedule 2.

1.2	Transportation

The Transporter, in the case of Swapped Cargoes, shall be responsible for procuring and providing at its own expense the LNG Tanker to be used for transporting the Swapped Cargo pursuant to this Schedule 2, and shall pay all costs (including shipping costs and insurance costs) associated with the transportation of the Swapped Cargo to the Unloading Port, including any other charges or levies associated with the use by the LNG Tanker of the Suez Canal or any other navigational canal, if applicable.

2.	DELIVERY POINT, TITLE AND RISK

2.1	Delivery Point

Transporter shall deliver each Swapped Cargo to Project Co for Project Co’s onward sale of the cargo to DES Buyer under the DES SPA, subject to the terms and conditions of this Schedule 2, at the Delivery Point.

2.2	Title and Risk

Except as may be otherwise agreed by Project Co and the Transporter, title to and risk of loss of each Swapped Cargo shall pass from the Transporter to Project Co, in accordance with the following:

2.2.1

Title to and risk of loss of or damage to LNG being transported by the LNG Tanker under the terms of this Agreement shall transfer to DES Buyer at the first point before the LNG Tanker enters the EEZ of the country of the Unloading Port on its final approach to the Unloading Port; “EEZ” means the exclusive economic zone as such term is used in the United Nations Convention on the Law of the Sea (1982), as may be amended, and claimed by the applicable country as may be amended, during the term of this Agreement.

2.2.2

Title to and risk of loss of or damage to all LNG (including heel) and Natural Gas vapour retained on board the LNG Tanker as the LNG Tanker departs the Receiving Terminal outward bound shall pass from Project Co to the Transporter at the first point after which the LNG Tanker entirely exits the EEZ.

2.2.3

In the case that the Transporter does not deliver, or Project Co does not receive, all or part of a Swapped Cargo in accordance with this Agreement, Project Co shall have the right to instruct the Transporter, and the Transporter shall have the right, to cause the LNG Tanker without undue delay to return to the first point outside the EEZ boundary.

2.2.4

In respect of the LNG provided for delivery as a Swapped Cargo in accordance with this Agreement, Project Co grants to the Transporter an irrevocable license (at no cost) to use quantities of LNG and Natural Gas in the LNG Tanker as fuel to enable the LNG Tanker to continue its voyage from the time title passes to Project Co until the Delivery Point, during berthing and unloading at the Delivery Point, and from the Delivery Point outward bound until the LNG Tanker crosses the outer boundary of the EEZ.

Nothing in this clause with respect to the transfer of title and risk shall affect the calculation of the quantity of LNG made available and delivered to, or taken by, Project Co and the amount to be paid by Project Co for such LNG pursuant to Paragraph 2.2 of Part A of Schedule 2.

For the avoidance of doubt, DES Buyer or DES Buyer’s nominee shall be the importer of record of each Swapped Cargo sold and delivered hereunder and shall be responsible for complying with all customs and excise procedures in the country in which the Unloading Port is located.

3.	PRODUCTION FACILITY

The Swapped Cargo shall be loaded from a Production Facility that complies with Section 3.1.2 of the DES SPA.

4.	SCHEDULING

Each Swapped Cargo shall be delivered by the Transporter to DES Buyer during the DES Delivery Window set out in the DES ADP or DES Ninety Day Schedule, as applicable.

5.	QUANTITY

The quantity of LNG to be delivered by the Transporter to DES Buyer at the Delivery Point shall be the DES SCQ in respect of such LNG cargo as set out in the DES ADP or DES Ninety Day Schedule, as applicable, subject to any delivery tolerance applicable for under the DES SPA.

6.	QUALITY

Each Swapped Cargo delivered by the Transporter to DES Buyer at the Delivery Point under this Schedule 2 shall, when converted into a gaseous state, comply with the specifications contained in Section 12.1 of the DES SPA.

7.	TRANSPORTATION AND UNLOADING

The Transporter shall manage all shipping, scheduling and operational matters relating to LNG transportation of the Swapped Cargo in accordance with the requirements of the DES SPA including all matters in respect of which the Transporter would have otherwise provided Transportation Services, Shipping Services and Scheduling Services in accordance with Schedule 1 had such LNG cargo been loaded at the Primary Production Facility.

8.	LOSS ARISING UNDER THE DES SPA

8.1

Subject to Clause 16.4 and any limitations on Project Co’s liability under the DES SPA, in respect of any cargo scheduled for delivery in the DES ADP or DES Ninety Day Schedule, as applicable, in respect of which the Transporter intends to deliver a Swapped Cargo, the Transporter shall assume all liability for and shall save, defend, hold harmless and indemnify Project Co against all Claims for which it is agreed or determined that Project Co is liable to DES Buyer under the DES SPA (including Claims under Section 26.5 of the DES SPA), to the extent such Claims, arise from, relate to or are in connection with any action or omission of the Transporter save where:

8.1.1	the Transporter was acting in accordance with express requirements set forth in this Agreement or on the direct express instruction of Project Co; and/or

8.1.2	Transporter was acting in accordance with the standards of a Reasonable and Prudent Operator.

8.2

Subject to Clause 16.4 and any limitations on Project Co’s liability under the DES SPA, in respect of any cargo scheduled for delivery in the DES ADP or DES Ninety Day Schedule, as applicable, in respect of which the Transporter intends to deliver a Swapped Cargo, if DES Buyer is in contravention of any provision of the DES SPA and such contravention has caused the Transporter to suffer or incur any Loss, Project Co shall pay to the Transporter any amounts for which it is agreed or determined that DES Buyer is liable to Project Co under the DES SPA (including Claims under Section 26.5 of the DES SPA).

9.	SWAPPED CARGO FORCE MAJEURE

9.1	Swapped Cargo Force Majeure

9.1.1

Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement if and to the extent such delay or failure is a result of Swapped Cargo Force Majeure. To the extent that the Party so affected fails to use commercially reasonable endeavours to overcome or mitigate the effects of such events of Swapped Cargo Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable endeavours. Subject to the provisions of this Paragraph 9.1, the term “Swapped Cargo Force Majeure” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence by, the Party claiming Swapped Cargo Force Majeure or an Affiliate of the Party claiming Swapped Cargo Force Majeure (provided that such Affiliate is not the other Party to this Agreement), such Party and, as applicable, its Affiliate having observed a standard of conduct that is consistent with a Reasonable and Prudent Operator, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.

9.1.2	Swapped Cargo Force Majeure may include circumstances of the following kind, provided that such circumstances satisfy the definition of Swapped Cargo Force Majeure set forth above:

(A)	acts of God, the government, or a public enemy; strikes, lockout, or other industrial disturbances;

(B)

terrorism, wars, blockades, riots, insurrections or civil disturbances of any kind; epidemics, adverse weather conditions, fires, explosions, arrests, restraints of governments or people, piracy, and the threat of piracy;

(C)	the breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations to any facilities or equipment;

(D)	in respect of the Transporter, the unavailability of, or any event affecting, the Panama Canal or the Suez Canal;

(E)

in respect of the Transporter, loss of, accidental damage to, or inaccessibility to or inoperability of (a) the Primary Production Facility or any Connecting Pipeline in respect thereof or (b) subject to Paragraph 9.2.4, any other Production Facility and any Connecting Pipeline in respect thereof (in each case, notwithstanding Paragraph 9.2.2(D) );

(F)	in respect of the Transporter, loss of, accidental damage to, or inoperability of any LNG Tanker, subject to Paragraph 9.2.3;

(G)

in respect of the Transporter, events affecting the ability of any LNG Tanker to reach a Production Facility or a Receiving Terminal (including, in any such event, as the result of the unavailability of Marine Services);

(H)

in respect of Project Co, loss of, accidental damage to, or inaccessibility to or inoperability of (a) the Primary Receiving Terminal or the Receiving Terminal Pipeline associated thereto, or (b) subject to Paragraph 9.2.5, any other Receiving Terminal and Receiving Terminal Pipeline associated thereto (in each case, notwithstanding Paragraph 9.2.2(D)); and

(I)

the modification, withdrawal, denial, or expiration of, or failure to obtain, any Approvals, including the removal of the country in which the Primary Receiving Terminal is located or the country in which any other Receiving Terminal at which a cargo is scheduled to be delivered is located from the list of countries to which LNG may be delivered pursuant to an Export Authorizations.

9.1.3

Nothing in this Paragraph 9.1 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Swapped Cargo Force Majeure.

9.2	Limitations on Swapped Cargo Force Majeure

9.2.1

Indemnity and Payment Obligations. Notwithstanding Paragraph 9.1, no Swapped Cargo Force Majeure shall relieve, suspend, or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

9.2.2	Events Not Swapped Cargo Force Majeure: The following events shall not constitute Swapped Cargo Force Majeure:

(A)	a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(B)	the ability of Project Co or Transporter to obtain better economic terms for LNG or Gas from an alternative transporter or shipper, as applicable;

(C)

changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Transporter or Project Co’s Gas, LNG or electric power markets;

(D)	breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment; and

(E)

acts of a Governmental Authority of, or changes in Applicable Laws of Poland (or any political subdivision thereof) (i) which do not equally and in a non-discriminatory manner affect the DES SPA and all other agreements under which (A) DES Buyer and/or its Affiliates purchase LNG or Gas and (B) any other Person purchases for import into Poland and/or imports into Poland LNG and/or Gas; or (ii) the effect of which is not applied by DES Buyer and its Affiliates in an equal and non-discriminatory manner in respect of this Agreement and all other agreements DES Buyer and/or its Affiliates are party to in relation to the purchase of LNG and/or Gas.

9.2.3	LNG Tankers. Swapped Cargo Force Majeure relief in respect of the Transporter for an event described in Paragraph 9.1.2(F) affecting a specific LNG Tanker:

(A)

shall only be available with respect to cargoes that are scheduled to be transported on such LNG Tanker in the applicable DES Ninety Day Schedule or DES ADP for such Contract Year, or (if the DES ADP for the following Contract Year has been issued by the Transporter) in the DES ADP for the following Contract Year; and

(B)

shall not be available for an event affecting such LNG Tanker if such LNG Tanker was affected by, or could reasonably have been expected to be affected by, such Swapped Cargo Force Majeure event at the time it was nominated by the Transporter pursuant to any relevant provision of this Agreement or otherwise under the DES SPA.

9.2.4

Other Production Facility. Swapped Cargo Force Majeure relief in respect of the Transporter for an event described in Paragraph 9.1.2(E) affecting a Production Facility or Connecting Pipeline other than the Primary Production Facility and the Connecting Pipeline(s) in respect thereof:

(A)

shall only be available with respect to cargoes that are scheduled to be loaded at such Production Facility in the applicable DES Ninety Day Schedule or DES ADP for such Contract Year, or (if the DES ADP for the following Contract Year has been issued by the Transporter) in the DES ADP for the following Contract Year; and

(B)

shall not be available for an event affecting such Production Facility (or Connecting Pipeline in respect thereof) if such Production Facility (or Connecting Pipeline) was affected by, or could reasonably have been expected to be affected by, such Swapped Cargo Force Majeure event at the time it was nominated pursuant to the DES SPA for the relevant cargo.

9.2.5

Other Receiving Terminal. Swapped Cargo Force Majeure relief in respect of Project Co for an event described in Paragraph 9.1.2(H) affecting a Receiving Terminal or Receiving Terminal Pipeline other than the Primary Receiving Terminal and the Receiving Terminal Pipeline in respect thereof:

(A)

shall only be available with respect to cargoes that are scheduled to be delivered to such Receiving Terminal in the applicable DES Ninety Day Schedule or DES ADP for such Contract Year, or (if the DES ADP for the following Contract Year has been issued by the Transporter) in the DES ADP for the following Contract Year; and

(B)

shall not be available for an event affecting such Receiving Terminal or Receiving Terminal Pipeline if such Receiving Terminal or Receiving Terminal Pipeline was affected by, or could reasonably have been expected to be affected by, such Swapped Cargo Force Majeure event at the time such Receiving Terminal was nominated by the DES Buyer pursuant to the DES SPA for the relevant cargo.

9.3	Notification

A Swapped Cargo Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Swapped Cargo Force Majeure event that prevents, interferes with or delays the performance by Project Co or Transporter, in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

9.3.1	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

9.3.2	the particulars of the program to be implemented to resume normal performance under this Agreement; and

9.3.3

the anticipated portion of the adjusted annual contract quantity for a Contract Year that will not be delivered by the Transporter to the DES Buyer, by reason of Swapped Cargo Force Majeure (if applicable).

Such notices shall thereafter be updated at least monthly during the period of such claimed Swapped Cargo Force Majeure specifying the actions being taken to remedy the circumstances causing such Swapped Cargo Force Majeure.

9.4	Measures

Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Swapped Cargo Force Majeure.

9.5	Settlement of Industrial Disturbances

Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

10.	OTHER APPLICABLE PROVISIONS

10.1	For the avoidance of doubt, the following clauses of this Agreement shall apply in respect of the Parties’ rights and obligations under this Schedule 2 in relation to each Swapped Cargo:

10.1.1	Clause 10 (Transportation and Loading);

10.1.2	Clause 11 (Transport Fee);

10.1.3	Clause 12 (Invoicing and Payment);

10.1.4	Clause 16.5 (Conduct of Claims);

10.1.5	Clause 21 (Confidentiality);

10.1.6	Clause 24 (Dispute Resolution and Governing Law);

10.1.7	Clause 25 (Assignments);

10.1.8	Clause 27 (Miscellaneous);

10.1.9	Clause 28 (Notices); and

10.1.10	Clause 29 (Business Practices).

SCHEDULE 3

FORM OF PAYMENT GUARANTEE AND ACCEPTABLE LETTER OF CREDIT

PART A

PAYMENT GUARANTEE

GUARANTEE

This Guarantee (this “Guarantee”) is made on and effective as of ____________________.

BETWEEN:

(1)	[•], a [•] organized under the laws of [•] (the “Guarantor”); and

(2)	Corpus Christi Liquefaction, LLC, a limited liability company organized and existing in Delaware whose registered office is 700 Milam Street, Suite 1900, Houston, TX 77002 (the “Beneficiary”).

WHEREAS:

(A)

Cheniere Marketing International LLP, a limited liability partnership organized and existing under the laws of England and Wales (the “Transporter”) and Beneficiary have entered into and/or agreed to enter into the shipping services agreements listed in Annex A hereto, as such list may be updated from time to time upon notice by Beneficiary to Guarantor (the “Guaranteed Agreements”), pursuant to which Transporter will perform or cause to be performed certain shipping and transportation-related services for Beneficiary related to Beneficiary’s liquified natural gas operations on a delivered ex-ship (“DES”) basis;

(B)

Under the terms of the Guaranteed Agreements, Transporter is, or may be, obligated to make certain payments to Beneficiary from time to time in respect of Diverted Cargos (as defined in the relevant Guaranteed Agreements);

(C)

In accordance with [section 1.3.1(A)(2)] of the relevant Guaranteed Agreements, the Guarantor has agreed to enter into this Guarantee at the request of the Transporter, to provide a guarantee for certain payment obligations of Transporter to the Beneficiary under the Guaranteed Agreements.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalized terms used herein without definition shall have the meanings assigned to them in the relevant Guaranteed Agreements and the following words and expressions shall have the following meanings:

“Business Day” means any day (other than Saturdays and Sundays) on which commercial banks are normally open to conduct business in the State of New York, United States of America and London, United Kingdom; and

“Guaranteed Obligations” means, in respect of each Diverted Cargo (as defined in the relevant Guaranteed Agreements) that is designated by the Transporter pursuant to [section 1.3.1(A)(2)] of the relevant Guaranteed Agreements, the obligation of Transporter to pay the Prepayment Amount (as defined in and pursuant to the relevant Guaranteed Agreements).

1.2	Interpretation

In this Guarantee references to:

(a)	any document include references to that document as amended, varied, supplemented, restated and/or replaced in any manner from time to time;

(b)	any party shall, subject to Clause 10 (Transfer), be deemed to be references to or to include, as appropriate, its lawful successors and permitted assigns or transferees;

(c)	“including” shall not be construed restrictively but shall be construed as meaning “including, without prejudice to the generality of the foregoing”.

1.3	Headings are inserted for convenience only and shall be ignored in construing this Guarantee.

1.4

Nothing in this Guarantee, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and permitted assigns) any benefit, legal or equitable right, remedy or claim under or by reason of this Guarantee.

2.	GUARANTEE

The Guarantor irrevocably and unconditionally guarantees, subject to and in accordance with the terms and conditions of this Guarantee, as primary obligor and not merely as surety, to the Beneficiary, the punctual payment by the obligor of the Guaranteed Obligations when due (subject to any applicable notice and grace periods). The obligations of the Guarantor under this Guarantee are independent of the obligations of the Transporter under the Guaranteed Agreements. A separate action may be brought against the Guarantor to enforce this Guarantee, whether or not any action is brought against the Transporter or whether or not the Transporter is joined in any such action.

3.	LIMITATION

Notwithstanding anything herein to the contrary, in no event shall the Guarantor be required to pay, or otherwise be liable to, the Beneficiary for any special, indirect, incidental, consequential or exemplary losses of any type, any loss of income or profits, loss of revenue, loss of opportunity or loss of business, increased costs or expenses, or wasted expenditure under or in connection with this Guarantee.

4.	CONTINUING GUARANTEE

This Guarantee shall be a continuing guarantee and is in addition to and independent of every other security or guarantee which the Beneficiary may hold for the Guaranteed Obligations. Subject to Clause 6, this Guarantee shall continue in full force and effect despite any partial settlement of account or intermediate payment.

5.	TERMINATION

This Guarantee shall automatically terminate, irrespective of whether it is returned to the Guarantor or not, upon the earlier of (the “Termination Date”): (a) payment in full of the Guaranteed Obligations; (b) the Transporter’s delivery to the Beneficiary of an alternate form of credit support or payment under section 1.3.1(A) of the Guaranteed Agreements in respect of all Diverted Cargos then designated; and (c) the Guarantor’s delivery to the Beneficiary of a written notice of the Guarantor’s intention not to extend this Guarantee to any Diverted Cargos after the date of such notice. For the avoidance of doubt, the termination of this Guarantee shall not affect or reduce Guarantor’s obligation for any Guaranteed Obligation that was created or incurred by Transporter prior to the Termination Date.

6.	DEFERRAL OF GUARANTOR’S RIGHTS

The Guarantor waives and agrees not to exercise any rights, remedies, powers or privileges, including rights of subrogation, contribution, indemnity or reimbursement against the Transporter, whether arising by contract or operation of law, and waives any right to enforce any remedy that the Guarantor now has or may later have against Transporter, in each case, until the Guaranteed Obligations (subject to Clause 3) have been indefeasibly paid in full.

7.	DEMANDS

7.1	The Beneficiary may exercise any of its rights, powers or remedies under this Guarantee or by law without any requirement to first:

(a)	make any demand or take any action or obtain judgment in any court against the Transporter;

(b)	make or file any claim or proof in the insolvency of the Transporter; or

(c)	enforce or attempt to enforce any other security or guarantee it may hold for the Guaranteed Obligations.

7.2	The Beneficiary may make multiple demands under this Guarantee.

8.	DEFENSES AND WAIVER OF DEFENSES

Notwithstanding anything herein to the contrary, the Guarantor shall have available to itself all defenses, setoffs, and counterclaims that are or would be available to the Transporter; provided, that, the Guarantor hereby expressly waives to the fullest extent permitted by law any defenses, now or in the future, based upon:

(a)	any change to the name, corporate form, or control of, or ownership interest in, the Transporter;

(b)	the bankruptcy, reorganization, dissolution, liquidation, insolvency, or other similar proceeding with respect to the Transporter;

(c)	any change in or amendment to any of the terms of the Guaranteed Agreements or liability of the Transporter to the Beneficiary thereunder;

(d)	amendment to, increase in, or variation, waiver or release of the Guaranteed Obligations;

(e)

any failure by the Beneficiary to take or perfect, or fully to take or perfect, any other guarantee, indemnity or security intended to be taken for the Guaranteed Obligations, or any failure by the Beneficiary to file any claim related to the Guaranteed Obligations in the event that the Transporter becomes subject to a bankruptcy, insolvency, reorganization, liquidation or similar proceeding;

(f)

any failure by the Beneficiary to realise, or fully to realise, the value of, or any release, discharge, exchange or substitution of, any security or guarantee (other than this Guarantee) taken in respect of the Guaranteed Obligations;

(g)

the granting of any time or other indulgence to the Transporter or any other person, in respect of the Guaranteed Obligations or any arrangement or compromise entered into by the Beneficiary with the Transporter or any other person;

(h)

any of the obligations of the Guarantor under this Guarantee or of any other person under any other document in respect of the Guaranteed Obligations being or becoming illegal, invalid, unenforceable, impaired or ineffective in any respect; and

(i)	any other defenses expressly waived by Guarantor in this Guarantee or by Transporter in the Guaranteed Agreements.

9.	DISCHARGE AND RELEASE

Any settlement or discharge between the Beneficiary and the Guarantor in respect of the Guaranteed Obligations shall be conditional on no security or payment to the Beneficiary by the Guarantor or any other person being avoided or reduced by virtue of any provisions or enactments relating to insolvency or otherwise. If any such security or payment is avoided or reduced, the Beneficiary shall be entitled to recover the value or amount of that security or payment subsequently from the Guarantor and to exercise its rights under this Guarantee as if no such settlement or discharge had been made or given.

10.	TRANSFER

10.2	This Guarantee shall bind each of the Guarantor, Beneficiary and their respective successors and permitted assigns.

10.3

Neither this Guarantee nor any of the rights or obligations under this Guarantee may be assigned or transferred (directly or indirectly) without the prior written consent of the non-transferring party; provided that, (a) the Beneficiary, may, by providing not less than five (5) Business Days’ prior written notice to Guarantor, assign this Guarantee to a person to whom Beneficiary has assigned and transferred all (but not less than all) of its right, title, and interest in the Guaranteed Agreements in accordance with the terms of the Guaranteed Agreements, and any assignment and/or transfer made in violation of the foregoing shall be deemed null and void and of not effect and (b) Beneficiary may assign its right, title and interest hereunder as set forth in Clause 10.3.

10.4

The Beneficiary may, without any prior consent of Guarantor, assign, mortgage or pledge all or any of its rights, interests or benefits hereunder to secure payment of any indebtedness. Guarantor, in connection therewith, agrees to execute and deliver to the lenders to whom such indebtedness is owed a direct agreement with the agent acting on behalf of any such lenders.

11.	DEDUCTIONS

Each payment to be made by the Guarantor to the Beneficiary shall be made in the currency in which it is due, free and clear of, and without any withholding, deduction or set off whatsoever, unless the Guarantor is required by law to make such a payment subject to deduction.

If the Guarantor is required by law to make a deduction or withholding from any payment under this Guarantee that payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Beneficiary receives and retains (free from any liability in respect of any such deduction or withholding) an amount equal to the amount it would have received and retained had no such deduction or withholding been made or required to be made.

12.	INVALIDITY

If any provision of this Guarantee is illegal, invalid or unenforceable in whole or in part, the legality, validity and enforceability of the other provisions of this Guarantee, and the remainder of the affected provision, shall not be otherwise impaired.

13.	AMENDMENTS AND WAIVER

This Guarantee may not be supplemented, amended, modified or changed except by an instrument in writing signed by the Guarantor and Beneficiary, and expressed to be a supplement, amendment, modification or change to this Guarantee. Neither the Guarantor nor the Beneficiary shall be deemed to have waived any right or remedy under this Guarantee by reason of its failure to enforce such right or remedy.

14.	ENTIRE AGREEMENT

This Guarantee constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto or any of them with respect to the subject matter hereof.

15.	NOTICES

15.1	Whenever written notices are required to be given by either Party to the other Party, such notices shall be sent by registered mail, e-mail or registered airmail to the following addresses:

15.2	Notice to Guarantor:

[•]1

[1]	NTD: Insert notice information for Guarantor.

15.3	Notice to Beneficiary:

Corpus Christi Liquefaction, LLC 700 Milam Street Suite 1900 Houston, TX 77002
Telephone: (713) 375-5000
E-mail: ***
Attention: Commercial Operations

15.4	Any notice required under this Guarantee to be given in writing shall be deemed to be duly received only:

(a)	if delivered by hand or by courier, on the Day on which it is received at the receiving party’s address; and

(b)

if sent by e-mail, on the next Day on which the office of the receiving party is normally open for business following the Day on which it is received in a legible form at the address to which it is properly addressed.

16.	GOVERNING LAW AND JURISDICTION; WAIVER OF JURY TRIAL

16.2

This Guarantee and all non-contractual obligations arising under or in connection with this Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.

16.3

Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, in any way relating to this Guarantee or the transactions contemplated hereby, in any forum other than the courts of the State of New York sitting in the city and county of New York and of the United States District Court sitting in the Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16.4

Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court referred to in Clause 16.2 of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

16.5

Each party hereto irrevocably consents to the service of process in the manner provided for notices in Section 16 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

16.6

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER

PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

17.	COUNTERPARTS

This Guarantee may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Guarantee by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Any signature to this Guarantee may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

IN WITNESS whereof the parties have caused this Guarantee to be executed and delivered on the date first above written.

The Guarantor:

[•]2

By: ______________________

Name:

Title:

[2]	NTD: Insert Guarantor’s full legal name.

The Beneficiary:

Corpus Christi Liquefaction, LLC

By:
Name:
Title:

Annex A

Guaranteed Agreements

1.

Shipping Services Agreement, dated as of [•], 2022, between Corpus Christi Liquefaction, LLC and Cheniere Marketing International LLP, in relation to the LNG Sale and Purchase Agreement between Corpus Christi Liquefaction, LLC and CPC Corporation;

2.

Shipping Services Agreement, dated as of [•], 2022, between Corpus Christi Liquefaction, LLC and Cheniere Marketing International LLP, in relation to the LNG Sale and Purchase Agreement between Corpus Christi Liquefaction, LLC and Foran Energy Group Co., Ltd.; and

3.

Shipping Services Agreement, dated as of June 15, 2022, between Corpus Christi Liquefaction, LLC and Cheniere Marketing International LLP, in relation to the LNG Sale and Purchase Agreement between Corpus Christi Liquefaction, LLC and Polskie Gornictwo Naftowe i Gazownictwo S.A.

PART B

ACCEPTABLE LETTER OF CREDIT

To: Corpus Christi Liquefaction, LLC

Attention: _____

700 Milam Street,

Suite 1900,

Houston, TX 77002

Dear Sir or Madam,

By order of and for account of Cheniere Marketing International LLP, a limited liability partnership organized and existing under the laws of England and Wales (“Applicant”), we, [ISSUING BANK], herewith issue our irrevocable standby letter of credit no. [    ] (the “Letter of Credit”) in favour of Corpus Christi Liquefaction, LLC, a limited liability partnership incorporated and registered in Delaware (“Beneficiary”).

1.

This Letter of Credit is issued for value of no less than [USD ] [(US$ )][3] valid for the period commencing on [ ] and ending on [ ],[4] and is available at sight against presentation of the following documents at our counters at [ ][5]:

(a)	A copy of Beneficiary’s signed invoice issued in accordance with the Shipping Services Agreement entered into between Applicant and Beneficiary dated [ ] (the “Agreement”);

(b)	Beneficiary’s signed statement certifying as follows:

“We certify that the amount invoiced in our invoice number [    ] is properly due and payable in accordance with the terms and conditions of the Shipping Services Agreement entered into between [Applicant] and [Beneficiary] dated [    ] (the “Agreement”). We further certify that the amount of this drawing [USD ] [(US$ )] under Letter of Credit No [    ] of [    ] 20[    ] represents funds due to us and [Applicant] has failed to pay timely the aforementioned invoice, in full or in part in accordance with the terms and conditions of the Agreement.”

SPECIAL CONDITIONS:

1.	Partial and multiple drawings are allowed.

2.

The amount that may be available under this Letter of Credit No [    ] shall be automatically reduced by the amount of any partial drawings paid hereunder or by the amount of any payments made by the Applicant in favour of Beneficiary which will be informed to us by authenticated SWIFT by the paying bank confirming payment of a specified USD amount on a specified value date to the Beneficiary and referencing this Letter of Credit No [    ].

3.	This Letter of Credit shall take effect in accordance with its terms but such terms shall not alter, add to or in any way affect the Agreement to which this letter of credit relates.

4.	Documents should be sent by courier services in one lot to: [Bank Address].

5.

This Letter of Credit and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of [England and Wales][the State of New York] without regard to conflict of laws principles thereof that would result in the application of any law other than the law of [England and Wales][the State of New York]. The parties to this Letter of Credit irrevocably agree that the courts of [England and Wales][the State of New York] shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this Letter of Credit or its subject matter or formation (including non-contractual disputes or claims).

[3]	NTD: If this Letter of Credit is issued for a specific Diverted Cargo, this amount shall be equal to the Prepayment Amount (as defined under the Shipping Services Agreement) for such Diverted Cargo.
[4]	NTD: Expiration date to be established based on the requirements of the Shipping Services Agreement.
[5]	NTD: Insert issuing bank’s name and address. This location must be in New York, New York.

6.

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 revision) ICC Publication No. 600.

7.	All bank charges incurred by Issuing Bank are for the account of Applicant. All bank charges incurred by Advising/ Presenting Bank are for Beneficiary’s account.

8.	This document is the full operative credit instrument and no other advice is required.

Yours faithfully,
For and on behalf of
[ISSUING BANK]

SCHEDULE 4

FOB LOADING

PART A

LOADING REQUIREMENTS

1.	LNG TANKERS

1.1	The Transporter shall ensure that each LNG Tanker complies with the requirements of this Paragraph 1 and Paragraph 2 of this Schedule 4 in all respects.

1.2	Each LNG Tanker shall:

1.2.1

comply with the regulations of, and obtain all Approvals required by, Governmental Authorities to enable such LNG Tanker to enter, leave and carry out all required operations at the Corpus Christi Facility (or Alternate Production Facility, as applicable);

1.2.2	at all times have on board valid documentation evidencing all such Approvals;

1.2.3	comply fully with the International Safety Management Code for the Safe Operation of Ships and Pollution Prevention effective July 1st, 1998 (as amended from time to time); and

1.2.4

at all times be in possession of valid documents of compliance and safety management certificates, and can demonstrate that the LNG Tanker has an effective management system in operation that addresses all identified risks, and provides proper controls for dealing with these risks.

1.3	The Transporter shall enter into a tug services agreement to provide such number and types of tugs, fireboats and escort vessels as are:

1.3.1	acceptable to Project Co;

1.3.2	required by Governmental Authorities to attend the LNG Tanker; and

1.3.3

necessary and appropriate to permit safe and efficient movement of the LNG Tanker within the maritime safety areas located in the approaches to and from the Corpus Christi Facility (or Alternate Production Facility, as applicable).

Affiliates of Project Co have procured tug services at the Corpus Christi Facility. In respect of any cargo scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, for delivery at the Corpus Christi Facility, Transporter shall enter into a tug services agreement with the relevant Affiliate of Project Co. Such agreement shall provide that the fees for tug services shall be applied on a non-discriminatory basis among all long-term customers. Project Co shall not be required to provide tugs, fireboats and escort vessels to attend any LNG Tanker and shall not be liable to the Transporter in connection with any failure by the Transporter to enter into such arrangements.

1.4

The Transporter shall in respect of each cargo be responsible for paying all Port Charges for use of the Loading Port, whether directly to the appropriate Person or as a reimbursement to Project Co to the extent Project Co has paid or is responsible for paying Port Charges in respect of such cargo. The Transporter shall pay all charges payable by reason of any LNG Tanker having to shift from berth at the Corpus Christi Facility (or Alternate Production Facility, as applicable) as a result of the action or inaction of Transporter.

1.5	Each LNG Tanker must satisfy the following requirements:

1.5.1

Except as otherwise mutually agreed in writing by the Parties, each LNG Tanker shall be compatible with the specifications of the Corpus Christi Facility as set out in Part B to this Schedule 4 (as may be amended from time to time) and shall be of a sufficient size to load the applicable FOB SCQ. If the LNG Tanker is not capable of loading the applicable FOB SCQ, the Transporter shall be deemed to have failed to take the FOB SCQ and Clause 16 shall apply.

1.5.2

Each LNG Tanker shall be, in accordance with International Standards, (i) fit in every way for the safe loading, unloading, handling and carrying of LNG in bulk at atmospheric pressure; and (ii) tight, staunch, strong and otherwise seaworthy with cargo handling and storage systems (including instrumentation) necessary for the safe loading, unloading, handling, carrying and measuring of LNG in good order and condition.

1.5.3

Each LNG Tanker shall at all times be maintained in class with any of the following: American Bureau of Shipping, Lloyd’s Register, Bureau Veritas, Det Norske Veritas or any other classification society that is (i) a member of International Association of Classification Societies Ltd. (IACS) and (ii) mutually agreeable to the Parties.

1.5.4	Each LNG Tanker shall have been constructed to all applicable International Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

1.5.5

Each LNG Tanker shall comply with, and shall be fully equipped, supplied, operated, and maintained to comply with, all applicable International Standards and Applicable Laws, including those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and all procedures, permits, and approvals of Governmental Authorities for LNG vessels that are required for the transportation and loading of LNG at the Loading Port. Unless approved by Project Co in writing, which approval shall not be unreasonably withheld or delayed, an LNG Tanker shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Corpus Christi Facility (or Alternate Production Facility, as applicable). Each LNG Tanker shall comply fully with the guidelines of any Governmental Authority of the United States of America, including the National Oceanographic and Atmospheric Administration (NOAA), in relation to actions to avoid strikes in the waters of the United States of America with protected sea turtles and cetaceans (e.g., whales and other marine mammals) and with regard to the reporting of any strike by the LNG Tanker which causes injury to such protected species.

1.5.6

The officers and crew of each LNG Tanker shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards with which it is customary for Reasonable and Prudent Operators of LNG vessels to comply and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Tanker or her crew. Without in any way limiting the foregoing, the master, chief engineer, all cargo engineers and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Tanker in English.

1.5.7

Each LNG Tanker shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Tanker to be in constant communication with the Corpus Christi Facility (or Alternate Production Facility, as applicable) and with other vessels in the area (including fireboats, escort vessels and other vessels employed in port operations).

1.5.8	Provided that the Corpus Christi Facility (or Alternate Production Facility, as applicable) supplies a suitable vapour return line meeting the requirements set out in Part B of this Schedule 4, then:

(A)	an LNG Tanker with an LNG cargo containment capacity less than or equal to *** (***) Cubic Meters shall be capable of loading a full cargo of LNG in a maximum of fifteen (15) hours; and

(B)

an LNG Tanker with an LNG cargo containment capacity greater than *** (***) Cubic Meters shall be capable of loading a full cargo of LNG in the number of hours derived after applying the following formula:

15 + x = maximum LNG transferring time (in hours)

where:

x    =    y/12,000 Cubic Meters; and

y    = the LNG cargo containment capacity of the LNG Tanker in excess of *** (***) Cubic Meters.

Time for connecting, cooling, draining, purging and disconnecting of liquid arms shall not be included in the computation of pumping time.

1.5.9	Each LNG Tanker shall procure and maintain hull and machinery insurance and protection and indemnity insurance in accordance with Clause 17.

2.	LNG TANKER INSPECTIONS AND VETTING PROCEDURES

2.1

During the term of this Agreement, on prior reasonable notice to the Transporter, Project Co may, at its sole risk, send its representatives (including an independent internationally recognized maritime consultant) to inspect during normal working hours any LNG Tanker as Project Co may consider necessary to ascertain whether the LNG Tanker complies with this Agreement. Project Co shall bear the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Tanker’s operational schedule, examination of the records related to the LNG Tanker’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Tanker’s deck, engine and official log books; review of records of surveys by the LNG Tanker’s classification society and relevant Governmental Authorities; and review of the LNG Tanker’s operating procedures and performance of surveys, both in port and at sea. Any inspection carried out pursuant to this Paragraph 2.1 shall not interfere with, or hinder, any LNG Tanker’s safe and efficient construction or operation. No inspection (or lack thereof) of an LNG Tanker hereunder shall: (i) modify or amend Transporter’s obligations, representations, warranties, and covenants hereunder; or (ii) constitute an acceptance or waiver by Project Co of Transporter’s obligations hereunder.

2.2

Subject to Clause 16.4, Project Co shall indemnify and hold Transporter and its Affiliates harmless from any Claims and Losses resulting from Project Co’s inspection of any LNG Tanker pursuant to Paragraph 2.1.

2.3	The Transporter shall comply with all LNG Tanker vetting procedures, as set forth in the Corpus Christi Marine Operations Manual.

2.4

Project Co shall have the right to reject any LNG vessel that the Transporter intends to use to take delivery of LNG hereunder at the Corpus Christi Facility (or Alternate Production Facility, as applicable) if such LNG vessel does not comply materially with the provisions of this Agreement, provided that:

2.4.1

neither the exercise nor the non-exercise of such right shall reduce the responsibility of the Transporter to Project Co in respect of such LNG vessel and her operation, nor increase Project Co’s responsibilities to the Transporter or Third Parties for the same; and

2.4.2	the Transporter’s obligations under this Agreement shall not be excused or suspended by reason of Transporter’s inability (pursuant to the foregoing) to use a vessel as an LNG Tanker.

3.	FOB PORT LIABILITY AGREEMENT

3.1

The Transporter shall, or shall cause the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine facilities at the Corpus Christi Facility (or Alternate Production Facility, as applicable) or the Loading Port thereof on behalf of Transporter, to execute the FOB Port Liability Agreement prior to such LNG Tanker’s arrival at the Corpus Christi Facility (or Alternate Production Facility, as applicable) or the Loading Port thereof. In the event the master of an LNG Tanker fails to execute such FOB Port Liability Agreement, the Transporter, subject to Clause 16.4, shall indemnify and hold Project Co and its Affiliates harmless from any Claims brought against, or Losses incurred by Project Co or any of its Affiliates arising from such failure.

3.2

Subject to Paragraph 3.1 and without prejudice to the terms of the FOB Port Liability Agreement, Project Co releases Transporter, its Affiliates, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Project Co incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Project Co, or for damage to or loss of the Corpus Christi Facility (or Alternate Production Facility, as applicable), which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Transporter, or any of its Affiliates, shareholders, officers, members, directors, employees, designees, representatives and agents.

3.3

Subject to Paragraph 3.1 and without prejudice to the terms of the FOB Port Liability Agreement, Transporter releases Project Co, its Affiliates, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Transporter incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Transporter, or for damage to or loss of any LNG Tanker, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Project Co or its Affiliates, shareholders, officers, members, directors, employees, designees, representatives and agents.

3.4

The form of FOB Port Liability Agreement may be amended from time to time without the consent of the Transporter only if after any such amendment the revised terms of such FOB Port Liability Agreement:

3.4.1	do not negatively impact Transporter’s ability to perform its obligations or exercise its rights under this Agreement;

3.4.2	treat Transporter in a non-discriminatory manner in comparison to all other owners and charterers of LNG vessels that use or transit the Loading Port; and

3.4.3

do not prevent any Transporter from obtaining, on commercially reasonable terms, full P&I insurance coverage from a Protection and Indemnity Club that is a member of the International Group of P&I Clubs, and such P&I insurance will cover all Claims and Losses pursuant to such FOB Port Liability Agreement in relation to use of the Loading Port by an LNG Tanker.

Project Co shall promptly notify Transporter upon any amendment to the FOB Port Liability Agreement and shall provide a copy of the amended FOB Port Liability Agreement to Transporter.

4.	CORPUS CHRISTI MARINE OPERATIONS MANUAL

4.1

The Parties acknowledge that Project Co shall deliver to Transporter not later than six (6) months prior to the Start Date a copy of the marine operations manual developed for the Corpus Christi Facility (as amended from time to time, the “Corpus Christi Marine Operations Manual”) which governs activities at the Corpus Christi Facility, consistent with International Standards, and which applies to each LNG Tanker and each other LNG vessel berthing at the Corpus Christi Facility.

4.2	In the event of a conflict between this Agreement and the Corpus Christi Marine Operations Manual, the provisions of this Agreement shall take priority.

4.3

Project Co shall promptly notify Transporter upon any amendment to the Corpus Christi Marine Operations Manual and shall provide a copy of the amended Corpus Christi Marine Operations Manual to Transporter.

5.	LOADING OF LNG TANKERS

5.1	Except as otherwise specifically provided, the terms of this Paragraph 5 shall apply to all LNG Tankers calling at the Corpus Christi Facility (or Alternate Production Facility, as applicable).

5.2

As soon as practicable after the LNG Tanker’s departure from the point of departure en route to the Corpus Christi Facility (or Alternate Production Facility, as applicable), Transporter shall notify, or cause the master of the LNG Tanker to notify, Project Co of the information specified below (“In-Transit First Notice”):

5.2.1	name of the LNG Tanker and, in reasonable detail, the dimensions, specifications, tank temperatures, volume of LNG onboard, operator, and owner of such LNG Tanker;

5.2.2	any operational deficiencies in the LNG Tanker that may affect its performance at the Corpus Christi Facility (or Alternate Production Facility, as applicable) or berth; and

5.2.3	the estimated time of arrival at the customary Pilot boarding station for the Loading Port (“ETA”).

5.3

With respect to each LNG Tanker scheduled to call at the Corpus Christi Facility (or Alternate Production Facility, as applicable), Transporter shall give, or cause the master of the LNG Tanker to give, to Project Co the following notices:

5.3.1

A second notice (“In-Transit Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the In-Transit First Notice or as soon as practicable prior to such ETA if the sea time between the point of departure of the LNG Tanker and the Loading Port is less than ninety six (96) hours, stating the LNG Tanker’s then ETA. If, thereafter, such ETA changes by more than six (6) hours, the Transporter shall give promptly, or cause the master of the LNG Tanker to give promptly, to Project Co’s notice of the corrected ETA;

5.3.2	The forty-eight (48) hour informational notice as required by the Corpus Christi Marine Operations Manual;

5.3.3

A third notice (“In-Transit Third Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the In-Transit Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, the Transporter shall give promptly, or cause the master of the LNG Tanker to give promptly, to Project Co notice of the corrected ETA;

5.3.4

A fourth notice (“In-Transit Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the In-Transit Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, the Transporter shall give promptly, or cause the master of the LNG Tanker to give promptly, to Project Co notice of the corrected ETA; and

5.3.5	A Notice of Readiness which shall be given at the time prescribed in Paragraph 6.

5.4	The Transporter shall have the right to cause a LNG Tanker to burn Gas as fuel during operations at the Corpus Christi Facility (including while conducting cargo transfer operations).

5.5	All vapour returned to Project Co during cool-down or loading operations may be used or disposed of by Project Co without compensation to Transporter.

6.	NOTICE OF READINESS

6.1

The master of an LNG Tanker arriving at the Corpus Christi Facility (or Alternate Production Facility, as applicable), or such master’s agent, shall give to Project Co its Notice of Readiness for loading upon arrival of such LNG Tanker at the pilot boarding station, provided that such LNG Tanker has all required Approvals from the relevant Governmental Authorities, and is ready, willing, and able, to proceed to berth and load LNG or to commence cool-down operations (as applicable).

6.2	A valid Notice of Readiness given under Paragraph 6.1 shall become effective as follows:

6.2.1

For an LNG Tanker arriving at the pilot boarding station at any time prior to the FOB Delivery Window allocated to such LNG Tanker, a Notice of Readiness shall be deemed effective at the earlier of 6:00 a.m. Central Time on such FOB Delivery Window or the time at which the LNG Tanker is all fast at the berth;

6.2.2

For an LNG Tanker arriving at the pilot boarding station at any time during the FOB Delivery Window allocated to such LNG Tanker, a Notice of Readiness shall become effective at the time of its issuance; or

6.2.3

For an LNG Tanker arriving at the pilot boarding station at any time after the expiration of the FOB Delivery Window, a Notice of Readiness shall become effective upon Project Co’s notice to the LNG Tanker that it is ready to receive the LNG Tanker at berth.

7.	BERTHING ASSIGNMENT

7.1

Project Co shall berth an LNG Tanker which has tendered a valid Notice of Readiness before or during its FOB Delivery Window promptly after Project Co determines such LNG Tanker will not interfere with berthing and loading or unloading of any other scheduled LNG vessel with a higher berthing priority but in no event later than the end of the FOB Delivery Window allocated to such LNG Tanker; provided, however, that if Project Co does not berth such LNG Tanker by the end of the FOB Delivery Window, but berths such LNG Tanker within seventy-two (72) hours after the end of its FOB Delivery Window, Transporter’s sole recourse and remedy for Project Co’s failure to berth the LNG Tanker by the end of the FOB Delivery Window is:

7.1.1	demurrage pursuant to Paragraph 8.4 ,

7.1.2	payment for excess boil-off pursuant to Paragraph 8.5; and

7.1.3	provision by Project Co of a cool-down pursuant to Paragraph 13.1.

If, as of the seventy-second (72nd) hour after the end of the FOB Delivery Window, Project Co has not berthed the LNG Tanker, and such delay is not attributable to a reason that would result in an extension of Allotted Laytime under Paragraph 8.2, Project Co shall be deemed to have failed to make the FOB SCQ of the relevant cargo available for delivery and the provisions of Clause 16.2 shall apply.

7.2

For each delivery window period, Project Co shall determine the berthing priority among LNG vessels which have tendered a valid Notice of Readiness before or during their scheduled delivery window as follows:

7.2.1

The first berthing priority for a delivery window period shall be for an LNG vessel scheduled for such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered Project Co its valid Notice of Readiness. Once an LNG vessel achieves a first berthing priority pursuant to this Paragraph 7.2.1 or Paragraph 7.2.2, such LNG vessel shall maintain such priority until such LNG vessel is berthed, so long as its tendered Notice of Readiness remains valid; and

7.2.2

The second berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival after such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered Project Co its valid Notice of Readiness. An LNG vessel with second berthing priority pursuant to this Paragraph 7.2.2. will achieve a first berthing priority on its scheduled delivery window pursuant to Paragraph 7.2.1 if such LNG vessel has not been berthed prior to such date, so long as its tendered Notice of Readiness remains valid.

7.3

If an LNG Tanker tenders a valid Notice of Readiness after the end of its FOB Delivery Window, Project Co shall use reasonable efforts to berth such LNG Tanker as soon as reasonably practical; provided, however, that, unless otherwise agreed with the Transporter, Project Co shall have no obligation to use such efforts to berth an LNG Tanker that tenders a Notice of Readiness more than seventy-two (72) hours after the end of its FOB Delivery

Window. If, as of the seventy-second (72nd) hour after the end of the FOB Delivery Window, the LNG Tanker has not tendered a valid Notice of Readiness, and such delay is not attributable to a reason that would result in an extension of allowed berth time under Paragraph 10.2.2, the Transporter shall be deemed to have failed to take delivery of the FOB SCQ of the relevant cargo and the provisions of Clause 16.2.2 shall apply.

8.	BERTH LAYTIME

8.1

The allotted laytime for each LNG Tanker (“Allotted Laytime”) shall be (i) for an LNG Tanker with an LNG cargo containment capacity of *** (***) Cubic Meters or less, thirty-six (36) hours and (ii) for an LNG Tanker with an LNG cargo containment capacity of greater than *** (***) Cubic Meters, according to the following formula:

36 + x = Allotted Laytime (in hours)

where:

x = y/12,000 Cubic Meters; and

y = the LNG cargo containment capacity of the LNG Tanker in excess of *** (***) Cubic Meters).

8.2	Allotted Laytime shall be extended by any period of delay that is caused by:

8.2.1	reasons attributable to the Transporter, a Governmental Authority, the LNG Tanker or its master, crew, owner or operator or any Third Party outside of the reasonable control of Project Co;

8.2.2	force majeure or Adverse Weather Conditions;

8.2.3

unscheduled curtailment or temporary discontinuation of operations at the Corpus Christi Facility (or Alternate Production Facility, as applicable) necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is due to Project Co’s failure to operate and maintain its facilities as a Reasonable and Prudent Operator;

8.2.4	time at berth during cool-down pursuant to Paragraphs 13.1.1 and 13.1.3; and

8.2.5	night-time transit restrictions.

8.3

The actual laytime for each LNG Tanker (“Actual Laytime”) shall commence when the Notice of Readiness is effective and shall end when (i) the LNG transfer and return lines of the LNG Tanker are disconnected from the Corpus Christi Facility’s (or Alternate Production Facility’s, as applicable) LNG transfer and return lines, (ii) the cargo documents are on board of the LNG Tanker and (iii) the LNG Tanker is cleared for departure and able to depart.

8.4

In the event Actual Laytime exceeds Allotted Laytime (including any extension in accordance with Paragraph 8.2) (“Demurrage Event”), Project Co shall pay to the Transporter as liquidated damages demurrage at the daily demurrage rate set forth in Section 7.13.3(a) of the DES SPA. If a Demurrage Event occurs, the Transporter shall invoice Project Co for such demurrage within one hundred eighty (180) Days of such event.

8.5

If an LNG Tanker is delayed in berthing at the Corpus Christi Facility (or Alternate Production Facility, as applicable) and/or commencement of LNG transfer due to an event occurring at the Corpus Christi Facility (or Alternate Production Facility, as applicable) and for a reason that would not result in an extension of Allotted Laytime under Paragraph 8.2, and if, as a result thereof, the commencement of LNG transfer is delayed beyond twenty-four (24) hours after the Notice of Readiness is effective, then, for each full hour by which commencement of LNG transfer is delayed beyond such twenty-four (24) hour period, Project Co shall pay the Transporter as liquidated damages an amount, on account of excess boil-off, equal to the DES CSP applicable to such cargo, multiplied by a quantity equal to *** percent (***%) of the cargo containment capacity of the applicable LNG Tanker (in MMBtu), multiplied by the duration of the Demurrage Event (in hours). Transporter shall invoice Project Co for such excess boil-off within one hundred eighty (180) Days after the applicable event.

9.	LNG TRANSFERS

9.1	Project Co shall cooperate with the Transporter (or its agents) and with the master of each LNG Tanker to facilitate the continuous and efficient transfer of LNG hereunder.

9.2

During LNG transfer, Project Co shall provide or take receipt of (as applicable), through the Corpus Christi Facility (or Alternate Production Facility, as applicable) vapour return line, Gas in such quantities as are necessary for the safe transfer of LNG at such rates, pressures and temperatures as may be required by the design of the LNG Tanker.

9.3

Promptly after completion of loading of each cargo, Project Co shall send to Transporter a certificate of origin, together with such other documents concerning the cargo as may reasonably be requested by DES Buyer.

9.4	The Transporter, in cooperation with Project Co, shall cause the LNG Tanker to depart safely and expeditiously from the berth upon completion of LNG transfer.

10.	LNG TANKER NOT READY FOR LNG TRANSFER; EXCESS LAYTIME

10.1

If any LNG Tanker previously believed to be ready for LNG transfer is determined to be not ready after being berthed, the Notice of Readiness shall be invalid, and Project Co may direct the LNG Tanker’s master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to Project Co that such LNG Tanker can be made ready without disrupting the overall berthing schedule of the Corpus Christi Facility (or Alternate Production Facility, as applicable) or operations of the Corpus Christi Facility (or Alternate Production Facility, as applicable). When an unready LNG Tanker at anchorage becomes ready for LNG transfer, its master shall notify Project Co. If, as a result of such LNG Tanker’s not being ready to load, Transporter fails to take a cargo, the provisions of Clause 11.1.5(B) shall apply.

10.2	The following shall apply with respect to berthing:

10.2.1	An LNG Tanker shall complete LNG transfer and vacate the berth as soon as possible but not later than the following allowed laytime:

(A)	twenty-four (24) hours from the time the LNG Tanker is all fast at the berth, in the case of an LNG Tanker with an LNG cargo containment capacity less than or equal to *** (***) Cubic Meters; or

(B)	in accordance with the following formula, in the case of an LNG Tanker with an LNG cargo containment capacity greater than *** (***) Cubic Meters:

24 + x = allowed	laytime (in hours)

where:

x = y/12,000	Cubic Meters; and

y = the	LNG cargo containment capacity of the LNG Tanker in excess of *** (***) Cubic Meters.

10.2.2

Notwithstanding the foregoing, the allowed laytime shall be extended for: (i) reasons attributable to Project Co or the operator of the Corpus Christi Facility (or Alternate Production Facility, as applicable); (ii) reasons attributable to a Governmental Authority; (iii) reasons attributable to any Third Party outside of the reasonable control of Project Co; (iv) time at berth during any cool-down pursuant to Paragraph 13.1; (v) unscheduled curtailment or temporary discontinuation of operations at the Corpus Christi Facility (or Alternate Production Facility, as applicable) necessary for reasons of safety, except to the extent attributable to Project Co or the Transporter; (vi) force majeure; and (vii) night-time transit restrictions.

10.2.3

If an LNG Tanker fails to depart at the end of its allowed laytime (as extended pursuant to Paragraph 10.2.2), another LNG vessel is awaiting the berth and the LNG Tanker’s continued occupancy of the berth will disrupt the overall berthing schedule of the Corpus Christi Facility (or Alternate Production Facility, as applicable) or operations of the Corpus Christi Facility (or Alternate Production Facility, as applicable), Project Co may direct the LNG Tanker to vacate the berth and proceed to sea at utmost dispatch.

10.2.4

If an LNG Tanker fails to depart the berth at the end of its allowed laytime (as extended pursuant to Paragraph 10.2.2) and as a result the subsequent LNG vessel is prevented from or delayed in loading or unloading, the Transporter shall reimburse Project Co for any and all actual documented demurrage or excess boil-off that Project Co becomes contractually obligated to pay to any Third Party with respect to such subsequent LNG vessel, as a result of the LNG Tanker not completing LNG transfer and vacating the berth as required by this Paragraph 10.2; provided that the Transporter shall not be required to reimburse Project Co for any amounts based on a demurrage rate or excess boil-off rate or price in excess of the amounts specified in Paragraphs 8.4 and 8.5, as applicable. Project Co shall invoice Transporter for any amounts due under this Paragraph 10.2.4 within one hundred eighty (180) Days after the relevant FOB Delivery Window.

10.2.5

In the event an LNG Tanker fails to vacate the berth pursuant to this Paragraph 10 and Transporter is not taking actions to cause it to vacate the berth, Project Co may effect such removal at the expense of Transporter.

11.	COOPERATION

11.1

If any circumstance occurs or is foreseen to occur so as to cause delay to an LNG Tanker or any other LNG vessel in berthing, loading, unloading or departing, the Transporter and Project Co shall, without prejudice to any other provision of this Agreement, discuss the problem in good faith with each other and, if appropriate, with other users of the Loading Port, and the Parties shall use reasonable efforts to minimise or to avoid the delay, and at the same time shall cooperate with each other and with such other users of the Loading Port, as appropriate, to find countermeasures to minimise or to avoid the occurrence of any similar delay in the future.

11.2

With respect to an LNG Tanker scheduled to load a cargo at the Corpus Christi Facility (or Alternate Production Facility, as applicable), if such LNG Tanker is unable to berth at the Corpus Christi Facility (or Alternate Production Facility, as applicable) by the end of its FOB Delivery Window solely due to a force majeure event, then the relevant cargo shall be cancelled, to the extent affected; provided, however, that if requested by Transporter, Project Co shall use reasonable efforts to change the FOB ADP or Ninety Day Schedule in order to maximise the safe, reliable and efficient usage of the Corpus Christi Facility (or Alternate Production Facility, as applicable) and to assist the Transporter, or buyers having a firm contract to purchase LNG from the Corpus Christi Facility (or Alternate Production Facility, as applicable) to load quantities of LNG which would otherwise have been loaded at the Corpus Christi Facility (or Alternate Production Facility, as applicable) during such cancelled FOB Delivery Windows or other affected delivery windows allocated to such buyers having a firm contract to purchase LNG from the Corpus Christi Facility (or Alternate Production Facility, as applicable).

12.	OFF-SPEC LNG

12.1	LNG delivered under the FOB ADP or FOB Ninety Day Schedule, as applicable, shall, when converted into a gaseous state, comply with the following specifications (“FOB Specifications”):

Minimum Gross Heat Content (dry)	1000 BTU/SCF
Maximum Gross Heat Content (dry)	1150 BTU/SCF
Minimum methane (C1)84.0 MOL%
Maximum H2S	0.25 grains per 100 SCF
Maximum Sulfur	1.35 grains per 100 SCF

Maximum N2	1.5 MOL	%
Maximum Ethane (C2)	11 MOL	%
Maximum Propane (C3)3.5 MOL%
Maximum Butane (C4) and heavier	2 MOL	%

LNG shall contain no water, active bacteria or bacterial agents (including sulfate-reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

12.2	Determining LNG Specifications

LNG shall be tested pursuant to Exhibit A to determine whether such LNG complies with the FOB Specifications.

12.3	Off-Specification LNG

12.3.1

If Project Co, acting as a Reasonable and Prudent Operator, determines prior to loading a cargo that the LNG is expected not to comply with the FOB Specifications (“Off-Spec FOB LNG”) upon loading, then:

(A)	Project Co shall give notice to the Transporter of the extent of the expected variance as soon as practicable (but in no case later than the commencement of loading of the cargo);

(B)

the Transporter shall use reasonable efforts, including coordinating with DES Buyer the operator of the Receiving Terminal, to accept such LNG for delivery to DES Buyer where the LNG would be acceptable to the DES Buyer and the operator of the Receiving Terminal, each of them acting in their sole discretion, and would not prejudice the safe and reliable operation of any LNG Tanker, the Receiving Terminal, and any downstream facilities being supplied regasified LNG;

(C)

if the Transporter can accept delivery of such cargo, then the Transporter shall notify Project Co of the Transporter’s estimate of the direct costs to be incurred by the Transporter, any Affiliate of the Transporter, and the operator of the Receiving Terminal in transporting and treating such Off-Spec FOB LNG (or to otherwise make such LNG marketable), and, to the extent Project Co agrees to such estimate, the Transporter shall take delivery of such cargo, and Project Co shall reimburse the Transporter for all reasonable documented direct costs incurred by the Transporter (including costs owed to any Affiliate of the Transporter, and the operator of the Receiving Terminal in transporting and treating such Off-Spec FOB LNG (or to otherwise make such LNG marketable) prior to and at the Receiving Terminal), provided, however, that Project Co’s liability shall not exceed *** percent (***%) of the estimate notified by the Transporter and agreed by Project Co; and

(D)

if (1) the Transporter determines in good faith that it cannot, using reasonable efforts, receive such cargo, (2) Project Co rejects the cost estimate or (3) the Transporter anticipates that it might be liable for costs that would not otherwise be reimbursed pursuant to Paragraph 12.3.1(C), then the Transporter shall be entitled to reject such cargo by giving Project Co notice of rejection within seventy-two (72) hours of the Transporter’s receipt of Project Co’s notice pursuant to Paragraph 12.3.1(A). In the event the Transporter rejects a cargo under this Paragraph 12.3.1(D), Project Co shall be deemed to have failed to make available such cargo and Clause 16.2.1 shall apply.

12.3.2

If Off-Spec FOB LNG is delivered to the Transporter without the Transporter being made aware of the fact that such Off-Spec FOB LNG does not comply with the FOB Specifications, or without the Transporter being made aware of the actual extent to which such Off-Spec FOB LNG does not comply with the FOB Specifications, then:

(A)

if the Transporter is able, using reasonable efforts, to transport and treat the Off-Spec FOB LNG to meet the FOB Specifications (or to otherwise make such LNG marketable), then Project Co shall reimburse the Transporter for all reasonable documented direct costs incurred by the Transporter (including direct costs owed to any Affiliate of the Transporter and the operator of the Receiving Terminal in transporting and treating such Off-Spec FOB LNG received at the Receiving Terminal to meet the Specifications (or to otherwise make such LNG marketable)); or

(B)

if the Transporter determines in good faith that it cannot, using reasonable efforts, transport and treat such Off-Spec FOB LNG to meet the Specifications (or to make such LNG marketable), then: (i) the Transporter shall be entitled to reject such Off-Spec FOB LNG by giving Project Co notice of such rejection as soon as practicable, and in any case within ninety-six (96) hours after (A) Project Co notifies the Transporter in writing that such LNG is Off-Spec FOB LNG and the actual extent to which such Off-Spec FOB LNG does not comply with the FOB Specifications or (B) the Transporter becomes aware that such LNG is Off-Spec FOB LNG, whichever occurs first; (ii) the Transporter shall be entitled to dispose of the loaded portion of such Off-Spec FOB LNG (or regasified LNG produced therefrom) in any manner that the Transporter, acting in accordance with the standards of a Reasonable and Prudent Operator, deems appropriate; and (iii) Project Co shall reimburse the Transporter in respect of and indemnify and hold the Transporter harmless from all direct loss, damage, costs and expenses incurred by the Transporter as a result of the delivery of such Off-Spec FOB LNG, including in connection with the handling, treatment or safe disposal of such Off-Spec FOB LNG or other LNG being held at the Receiving Terminal or being carried onboard the LNG Tanker which was contaminated by it, cleaning or clearing the LNG Tanker and Receiving Terminal, and damage caused to the LNG Tanker and Receiving Terminal. In the event the Transporter rejects a cargo under this Paragraph 12.3.2(B), Project Co shall be deemed to have failed to make available such cargo and Clause 16.2.1 shall apply.

13.	COOL-DOWN AND GAS-UP OF LNG TANKERS

13.1

The Transporter shall be solely responsible for ensuring that each LNG Tanker elected by the Transporter for taking a cargo arrives at the Corpus Christi Facility (or Alternate Production Facility, as applicable) cold and in a state of readiness. Notwithstanding the foregoing and subject to Paragraph 13.2, in respect of LNG Tankers scheduled to load a cargo hereunder at the Corpus Christi Facility, Project Co shall provide cool-down service to LNG Tankers at the Transporter’s request as follows:

13.1.1

Project Co shall use reasonable efforts (taking into account availability of sufficient berth time) to accept the Transporter’s request to provide cool-down service for any LNG Tanker, subject to the Transporter requesting such cool-down service by notice to Project Co as far in advance of the relevant cargo’s FOB Delivery Window as is reasonably practicable but in no case less than thirty (30) Days before the relevant cargo’s FOB Delivery Window, provided that Project Co shall accept the Transporter’s request to provide a cool-down service if (i) the Transporter makes such request by notice at the time the Transporter proposes its schedule of cargoes pursuant to Paragraph 1.2.2 of Schedule 5 for the relevant Contract Year or (ii) at the time of the request, the loading schedule for the Corpus Christi Facility for the relevant Contract Year indicates sufficient available berth time to accommodate such cool-down service. Project Co shall have no obligation to provide a cool-down service under this Paragraph 13.1.1 in excess of *** (***) cool-downs during any Contract Year. All LNG provided by Project Co for cooling such LNG Tankers shall be sold, delivered and invoiced by Project Co, and paid for by Transporter, at a price equal to the FOB CSP (as defined in Clause 11.1.2);

13.1.2

Project Co shall provide cool-down service without charge to any LNG Tankers requiring cool-down solely as a result of a delay caused by Project Co, but only if such LNG Tanker made no other call between the original FOB Delivery Window and the requested cool-down time; and

13.1.3

Project Co shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status to provide cool-down service at any time other than as described in Paragraphs 13.1.1 and 13.1.2 upon request by the Transporter, provided that all LNG provided by Project Co for cooling such LNG Tankers shall be sold, delivered and invoiced by Project Co, and paid for by the Transporter, at a price equal to the FOB CSP (as defined in Clause 11.1.2).

13.2	The following shall apply to any cool-down service provided by Project Co pursuant to Paragraph 13.1:

13.2.1

the MMBtu content of the total liquid quantities delivered for cooling, measured before evaporation (without deduction of the quantity of vapour returned from the LNG Tanker), shall be determined by reference to the relevant LNG Tanker’s cool-down tables;

13.2.2

the Parties will determine by mutual agreement the rates and pressures for delivery of LNG for cool-down, but always in full accordance with safe operating parameters and procedures mutually established and agreed by both the LNG Tanker and the Corpus Christi Facility; and

13.2.3	LNG provided during cool down by Project Co pursuant to Paragraph 13.1 shall not be applied against the FOB SCQ for the relevant cargo.

PART B

CORPUS CHRISTI FACILITY REQUIREMENTS

1.	The Corpus Christi Facility shall include the following:

1.1.1	appropriate systems for communications with LNG Tankers;

1.1.2

a berth, capable of berthing an LNG Tanker having a displacement of no more than one hundred sixty-six thousand (166,000) tons, an overall length of no more than one thousand one hundred forty (1,140) feet (approximately 347 meters), a beam of no more than one hundred seventy-five (175) feet (approximately 53 meters), and a draft of no more than forty (40) feet (approximately 12 meters), which LNG Tankers can safely reach, fully laden, and safely depart, fully laden, and at which LNG Tankers can lie safely berthed and load and unload safely afloat;

1.1.3

lighting sufficient to permit loading operations by day or by night, to the extent permitted by Governmental Authorities and Pilots (it being acknowledged, however, that Project Co shall in no event be obligated to allow night-time berthing operations at the Corpus Christi Facility if Project Co determines that such operations during night-time hours could pose safety or operational risks to the Corpus Christi Facility, an LNG Tanker, or a Third Party);

1.1.4

facilities capable of transferring LNG at a rate of up to an average of twelve thousand (12,000) cubic meters per hour at the Loading Point, with transfer arms each having a reasonable operating envelope to allow for ship movement and manifold strainers of sixty (60) mesh;

1.1.5	a vapour return line system of sufficient capacity to allow for transfer of Gas necessary for safe cargo operations of an LNG Tanker at the required rates, pressures and temperatures;

1.1.6

facilities allowing ingress and egress between the Corpus Christi Facility and the LNG Tanker by (i) representatives of Governmental Authorities for purposes of LNG transfer operations; and (ii) an independent surveyor for purposes of conducting tests and measurements of LNG on board the LNG Tanker;

1.1.7	emergency shut-down systems;

1.1.8	LNG storage facilities; and

1.1.9

LNG liquefaction facilities which will include, as necessary, the following equipment, compressor sets, heat exchanger systems, heavies removal system; acid gas removal unit and a mercury removal system for the pre-treatment of feed Gas received at the inlet of the Corpus Christi Facility; propane, ethylene, and amine storage tanks and control and measurement systems, flares and ancillary systems.

PART C

MEASUREMENT AND TESTING REQUIREMENTS

1.	LNG MEASUREMENT AND TESTS

LNG loaded by the Transporter, and Gas used as fuel by the Transporter, at the Loading Port pursuant to this Agreement shall be measured and tested in accordance with Exhibit A.

1.1	Parties to Supply Devices

1.1.1

The Transporter shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, as well as pressure and temperature measuring devices, in accordance with Paragraph 1.2 of this Part C of this Schedule 4 and Exhibit A, and any other measurement, gauging or testing devices which are incorporated in the structure of such LNG Tanker or customarily maintained on shipboard.

1.1.2

Project Co shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the delivered LNG at the Loading Port, in accordance with Paragraph 1.2 of this Part C of this Schedule 4 and Exhibit A, and any other measurement, gauging or testing devices which are necessary to perform the measurement and testing required hereunder at the Loading Port.

1.2	Selection of Devices

Each device provided for in this Part C of this Schedule 4 shall be selected and verified in accordance with Exhibit A. Any devices that are provided for in this Part C of this Schedule 4 not previously used in an existing LNG trade shall be chosen by written agreement of the Parties and shall be such as are, at the time of selection, accurate and reliable in their practical application. The required degree of accuracy of such devices shall be agreed in writing by the Transporter and Project Co in advance of their use, and such degree of accuracy shall be verified by an independent surveyor who is agreed by Transporter and Project Co.

1.3	Tank Gauge Tables of LNG Tanker

The Transporter shall furnish to Project Co, or cause Project Co to be furnished, a certified copy of tank gauge tables as described in Exhibit A for each LNG tank of the LNG Tanker and of tank gauge tables revised as a result of any recalibration of an LNG tank of an LNG Tanker.

1.4	Gauging and Measuring LNG Volumes Loaded

Volumes of LNG delivered by Project Co to the Transporter at the Loading Port under this Agreement will be determined by gauging the LNG in the LNG tanks of the LNG Tanker immediately before and after loading in accordance with the terms of Exhibit A.

1.5	Samples for Quality Analysis

Representative samples of the delivered LNG shall be obtained by Project Co as provided in Exhibit A.

1.6	Quality Analysis

The samples referred to in Paragraph 1.5 shall be analysed, or caused to be analysed, by Project Co in accordance with the terms of Exhibit A, in order to determine the molar fractions of the hydrocarbons and components in the sample.

1.7	Operating Procedures

1.7.1

Prior to carrying out measurements, gauging and analyses hereunder, the Party responsible for such operations shall notify the designated representative(s) of the other Party, allowing such representative(s) a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of such representative(s) after notification and reasonable opportunity to attend shall not affect the validity of any operation or computation thereupon performed.

1.7.2

At the request of either Party, any measurements, gauging and/or analyses provided for in Paragraphs 1.4, 1.5, 1.6 and 1.9.1 shall be witnessed and verified by an independent surveyor agreed upon in writing by the Transporter and Project Co. The results of verifications and records of measurement shall be maintained in accordance with the terms of Exhibit A.

1.8	MMBtu Quantity Delivered

The number of MMBtus loaded by the Transporter shall be calculated at the Loading Point by Project Co and witnessed and verified by a mutually appointed independent surveyor agreed upon in writing by the Parties following the procedures set forth in Exhibit A.

1.9	Verification of Accuracy and Correction for Error

1.9.1

Each Party shall test and verify the accuracy of its devices at intervals to be agreed between the Parties. In the case of gauging devices of the LNG Tanker, such tests and verifications shall take place during each scheduled dry-docking, provided that the interval between such dry dockings shall not exceed five (5) years. Indications from any redundant determining devices should be reported to the Parties for verification purposes. Each Party shall have the right to inspect and if a Party reasonably questions the accuracy of any device, to require the testing or verification of the accuracy of such device in accordance with the terms of Exhibit A.

1.9.2	Permissible tolerances of the measurement, gauging and testing devices shall be as described in Exhibit A.

1.10	Costs and Expenses

1.10.1

Except as provided in this Paragraph 1.10, all costs and expenses for testing and verifying measurement, gauging or testing devices shall be borne by the Party whose devices are being tested and verified; provided, however, that representatives of the Parties attending such tests and verifications shall do so at the cost and risk of the Party they represent.

1.10.2

In the event that a Party inspects or requests the testing/verification of any of the other Party’s devices on an exceptional basis in each case as provided in Paragraph 1.10.1 of this Part C of this Schedule 4, the Party requesting the testing/verification shall bear all costs thereof.

1.10.3	The costs of the independent surveyor:

(A)	requested by a Party in accordance with Paragraph 1.7.2 shall be borne by the requesting Party; and

(B)	referred to in Paragraph 1.8 shall be borne equally by Transporter and Project Co.

SCHEDULE 5

FOB ANNUAL DELIVERY PROGRAMME AND FOB NINETY DAY SCHEDULE

1.	FOB ANNUAL DELIVERY PROGRAMME

This Paragraph 1 of Schedule 5 shall apply in respect of the FOB ADP developed in respect of each Contract Year other than the First Contract Year. The FOB ADP in respect of the First Contract Year shall be developed in accordance with Paragraph 2 of Schedule 5.

1.1	Alignment of FOB ADP and DES ADP

To the extent the FOB Delivery Windows and/or FOB SCQs set forth in the FOB ADP issued by Project Co in accordance with Paragraph 1.3.2 of Schedule 5 are not operationally feasible in light of the DES Delivery Windows and DES SCQs set forth in the DES ADP or DES Ninety Day Schedule, as applicable, for such period, the Parties shall work together either to revise the FOB ADP and/or to agree an amount to be paid by Project Co in respect of incremental costs to be incurred by the Transporter as a result of the non-alignment between the FOB ADP and the DES ADP or DES Ninety Day Schedule, as applicable.

1.2	Programming Information

1.2.1

No later than *** (***) Days before the start of each Contract Year, Project Co shall notify the Transporter of (i) the Major Scheduled Maintenance Quantity to be exercised under the DES SPA for the upcoming Contract Year, if any, (ii) planned maintenance periods at the Corpus Christi Facility for during the upcoming Contract Year and (iii) Project Co’s good faith estimate of the Gross Heating Value of LNG to be delivered during the coming Contract Year.

1.2.2

No later than *** (***) Days before the start of each Contract Year, the Transporter shall notify Project Co of the proposed schedule of cargoes for each Month of such Contract Year, which shall be consistent with the information provided by DES Buyer pursuant to Section 8.1.2 of the DES SPA. Such schedule shall provide for the delivery, on a reasonably even and ratable basis throughout the relevant Contract Year, taking into consideration planned maintenance at the Corpus Christi Facility, of a number of cargoes corresponding to the number of cargoes the Transporter intends to schedule under the DES ADP in respect of such Contract Year, adjusted for (i) any cargo(es) scheduled in the FOB ADP for the prior Contract Year and intended for delivery to DES Buyer during such Contract Year and (ii) the Transporter’s reasonable estimate of the number of cargoes that need to be included in such Contract Year’s FOB ADP for delivery under the DES ADP during the following Contract Year. The Transporter’s notice shall include the following information in respect of each proposed cargo:

(A)	the LNG Tanker (if known);

(B)

the FOB SCQ, provided that the sum of the FOB SCQs in respect of all cargoes included in Transporter’s proposed schedule shall equal *** percent (***%) of the sum of the DES SCQs for all cargoes that the Transporter intends to schedule in the DES ADP for such Contract Year, adjusted for (i) any cargo(es) scheduled in the FOB ADP for the prior Contract Year and intended for delivery to DES Buyer during such Contract Year and (ii) the Transporter’s reasonable estimate of the number of cargoes that need to be included in such Contract Year’s FOB ADP for delivery under the DES ADP during the following Contract Year;

(C)	the Production Facility;

(D)	the proposed FOB Delivery Window;

(E)	the anticipated Receiving Terminal;

(F)	whether the Transporter requests to designate such cargo as a “Diverted Cargo”, subject to satisfaction of the Diversion Conditions; and

(G)	any other information that may affect annual scheduling.

The Transporter shall also inform Project Co of any anticipated periods for maintenance to be conducted with respect to the LNG Tankers identified in Paragraph 1.2.2(A) above.

The Transporter may update the proposed FOB Delivery Windows provided to Project Co pursuant to Paragraph 1.2.2(D) above subject to notifying Project Co of such updated information no later than *** (***) Days before the start of the upcoming Contract Year. If requested by the Transporter, the Parties shall consult regarding any such updates to the proposed FOB Delivery Windows.

1.2.3

No later than *** (***) Days before the start of each Contract Year, Project Co shall notify the Transporter of the proposed schedule of cargoes for each Month of such Contract Year, using reasonable efforts to adopt FOB Delivery Windows that are as close as reasonably practicable to the FOB Delivery Windows proposed by the Transporter.

1.3	Determination of FOB Annual Delivery Programme

1.3.1

Not later than *** (***) Days before the start of the coming Contract Year, the Transporter shall notify Project Co if the Transporter desires to consult with Project Co regarding the proposed schedule, and Project Co shall, no later than five (5) Days after receipt of the Transporter’s notice, meet and consult with the Transporter.

1.3.2

If, prior to the date that is *** (***) Days before the start of the coming Contract Year, the Parties have agreed on a schedule of deliveries for such coming Contract Year, Project Co shall issue the delivery schedule agreed by the Parties. If the Parties are unable to agree on a schedule of deliveries for the coming Contract Year, then not later than *** (***) Days before the start of such Contract Year, Project Co shall issue the delivery schedule for such Contract Year containing the information set forth in Paragraph 1.2.2(A) through (E), modified to reflect any changes agreed by the Parties pursuant to Paragraph 1.3.1 above and, in respect of any cargo for which the Diversion Conditions have been met, designation of such cargo as a “Diverted Cargo”.

1.3.3

The schedule for deliveries of LNG during the Contract Year established pursuant to this Paragraph 1.3, as amended from time to time in accordance with Paragraph 3, is the “FOB ADP” for such Contract Year.

2.	FOB ANNUAL DELIVERY PROGRAMME FOR THE FIRST CONTRACT YEAR

2.1

No later than twenty (20) Days prior to the Start Date, the Transporter shall provide Project Co a schedule of the cargoes that the Transporter intends to load after the Start Date at a Production Facility other than the Corpus Christi Facility and deliver to DES Buyer under the Original SPA. The Parties will discuss whether such cargoes might be loaded at the Corpus Christi Facility in lieu of such other Production Facility. Any such cargo that cannot, after the Parties exercise of reasonable endeavours, be rescheduled to load at the Corpus Christi Facility, shall be deemed a “Swapped Cargo” and Project Co shall propose an FOB SCQ and FOB Delivery Window to include in the FOB ADP in respect of the First Contract Year that would be the Diverted Cargo corresponding to each such Swapped Cargo. The Diversion Conditions shall not apply in respect of any cargo deemed a Swapped Cargo or Diverted Cargo in accordance with this Paragraph 2.1.

2.2

Within five (5) Days following the Transporter’s receipt of Project Co’s notice of the Start Date in respect of the First Contract Year in accordance with Clause 2.3, the Transporter shall notify Project Co of the FOB ADP and DES ADP in respect of the First Contract Year in accordance with the following:

2.2.1	the FOB ADP shall include the following information in respect of each cargo the Transporter intends to load after the Start Date and deliver to DES Buyer under the Original SPA:

(A)	the LNG Tanker (if known);

(B)

the FOB SCQ (which shall equal (i) in respect of any Diverted Cargo, the FOB SCQ proposed by Project Co in accordance with Paragraph 2.1 and (ii) in respect of any cargo that is not a Diverted Cargo, *** percent (***%) of the DES SCQ for the corresponding cargo);

(C)	the Production Facility for each proposed cargo (which shall be the Corpus Christi Facility);

(D)	the FOB Delivery Window;

(E)	the anticipated Receiving Terminal; and

(F)	if applicable, designation of such cargo as a Diverted Cargo.

2.2.2	the DES ADP shall include the scheduling information in respect of the cargoes the Transporter intends to load after the Start Date and deliver to DES Buyer under the Original SPA.

3.	CHANGES TO FOB ADP

3.1

Subject to the remainder of this Paragraph 3, either Party may request by notice to the other Party a change to a FOB Delivery Window or FOB SCQ of any cargo in the FOB ADP or FOB Ninety Day Schedule for a Contract Year for any reason.

3.2

Neither Party shall unreasonably withhold or delay its consent to revise the FOB ADP or FOB Ninety Day Schedule in accordance with changes proposed by the other Party; provided that neither Party shall be under any obligation to consent thereto if, in the case of Project Co, it is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with other buyers of LNG from the Corpus Christi Facility or if, in the case of the Transporter, it is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with the LNG Tankers or DES Buyer or the requested change would impose additional costs or risks upon the Transporter. Further, in respect of any proposed increase or decrease of a FOB SCQ, Project Co shall have the right to condition such change on the Transporter agreeing to a corresponding decrease or increase, respectively, of the FOB SCQ in respect of another cargo(es) scheduled or to be scheduled in the FOB ADP or FOB Ninety Day Schedule for the current Contract Year or the following Contract Year. Project Co may not withhold its consent to revise the FOB ADP or FOB Ninety Day Schedule if the Transporter’s proposed change:

3.2.1	is, by the exercise of reasonable efforts on the part of Project Co, operationally feasible; and

3.2.2

the proposed change does not result in increased costs to Project Co provided that Project Co may not withhold its approval to a requested change on the grounds of this Paragraph 3.2.2 if the Transporter agrees to reimburse Project Co for such increased costs.

3.3	In respect of any cargo scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, Project Co may change the Production Facility applicable to such cargo, provided that:

3.3.1

Project Co notifies the Transporter of such change no later than (a) if the Alternate Production Facility is the located within the U.S. Gulf Coast, *** (***) Days prior to day on which the relevant cargo’s FOB Delivery Window is scheduled to begin and (b) if the Alternate Production Facility is the located outside the U.S. Gulf Coast, *** (***) Days prior to day on which the relevant cargo’s FOB Delivery Window is scheduled to begin;

3.3.2	Project Co has obtained prior written consent from the Transporter (not to be unreasonably withheld or delayed) to the Alternate Production Facility being the Loading Point for the LNG cargo; and

3.3.3	Project Co agrees to reimburse the Transporter for any incremental costs incurred by the Transporter as a result of such cargo being loaded at the Alternate Production Facility.

3.4

Any change to the FOB ADP or FOB Ninety Day Schedule shall not, unless expressly agreed otherwise by the Parties in such amended FOB ADP or FOB Ninety Day Schedule, affect the obligations of the Parties under this Agreement.

3.5	Upon a change to the FOB ADP and/or FOB Ninety Day Schedule, an updated FOB ADP and/or FOB Ninety Day Schedule shall promptly be provided in writing by Project Co to the Transporter.

4.	FOB NINETY DAY SCHEDULE

No later than the twenty-fifth (25th) Day of each Month, Project Co shall issue a forward plan of deliveries for the three (3)-Month period commencing on the first Day of the following Month thereafter (e.g., the Ninety Day Schedule for the three (3)-Month period commencing on May 1st shall be issued no later than the twenty-fifth (25th) Day of April) (such plan, as amended from time to time in accordance with procedures set forth in this Agreement, the “FOB Ninety Day Schedule”). The FOB Ninety Day Schedule shall set forth by cargo the forecast pattern of deliveries, including the FOB Delivery Window, LNG Tanker and FOB SCQ and Production Facility for each cargo and, to the extent applicable, designation of relevant cargoes as “Diverted Cargoes”. In the absence of agreement between the Parties otherwise, the FOB Ninety Day Schedule shall maintain the FOB SCQ and FOB Delivery Windows as identified in the FOB ADP.

SCHEDULE 6

FORM OF FOB PORT LIABILITY AGREEMENT

THIS PORT LIABILITY AGREEMENT (this “Agreement”) is effective as of _______, 20__, and is made by and between [Corpus Christi] a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] (“Terminal Owner”), and [INSERT NAME(S) OF VESSEL OWNER(S), a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] ([collectively] “Vessel Owner”).

RECITALS

WHEREAS, Vessel Owner, using the vessel set forth below under its name and signature (“Vessel”), proposes to receive certain quantities of liquefied natural gas (“LNG”) from Terminal Owner at the marine terminal and LNG liquefaction and storage facilities located [INSERT LOCATION] (as more fully defined below, the “Marine Terminal”); and

WHEREAS, Vessel Owner and Terminal Owner (collectively, the “Parties” and individually a “Party”) have agreed to allocate the risk of and responsibility for loss and damage resulting from an Incident (as defined below) at the Marine Terminal in the following manner;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	The following terms shall have the following meanings when used herein:

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Incident” means any occurrence or series of occurrences having the same origin arising out of or relating to the Vessel’s use of the Marine Terminal in which there is any one or more of the following: (i) loss of or damage to the Marine Terminal or the Vessel; (ii) injury to the employees and agents comprising Terminal Interests or Vessel Interests; (iii) loss or damage, other than to the Marine Terminal or the Vessel, caused or contributed to by the Vessel, including but not limited to, injury to third parties or damage to the property of third parties; or (iv) an obstruction or danger affecting or interfering with the normal operation of the Marine Terminal or the Port.

“Terminal Interests” means (i) Terminal Owner, (ii) all Affiliates of Terminal Owner, (iii) all Persons (other than the Vessel Interests and Persons providing fire boats, tugs and escort vessels to Vessel at the Port) employed or providing services at the Marine Terminal in connection with the loading, storage, or liquefaction of LNG at the Marine Terminal, and (iv) the employees and agents of all Persons referred to in this paragraph.

“Marine Terminal” means Terminal Owner’s marine terminal and LNG liquefaction and storage facilities located at the Port, including all berths, buoys, gear, craft, equipment, plant, facilities and property of any kind (whether afloat or ashore) located thereat or adjacent thereto and in the ownership, possession or control of the Terminal Interests.

“Person” means any individual, firm, corporation, trust, partnership, association, joint venture (incorporated or unincorporated), or other business entity.

“Port” means the port at or near [INSERT LOCATION], including its anchorage, turning basin and approaches into the Marine Terminal associated therewith.

“Vessel Interests” means (i) Vessel Owner, (ii) all Affiliates of Vessel Owner, (iii) all Persons (other than the Terminal Interests) participating, employed, or providing services in connection with the ownership or operation (including all operations related to navigation and berthing/unberthing) of the Vessel, and (iv) the employees and agents of all Persons referred to in this paragraph.

2.	In all circumstances, the Master of the Vessel shall remain solely responsible on behalf of the Vessel Interests for the proper navigation and safety of the Vessel and her cargo.

3.

Any liability arising from an Incident shall, as between the Vessel Interests and the Terminal Interests, be borne (i) by the Vessel Interests alone, if the Vessel Interests are wholly or partially at fault and the Terminal Interests are not at fault, (ii) by the Terminal Interests alone, if the Terminal Interests are wholly or partially at fault and the Vessel Interests are not at fault, (iii) by the Vessel Interests and the Terminal Interests, in proportion to the degree of their respective fault, if both are at fault and the degree of such fault can be established or (iv) by the Vessel Interests and the Terminal Interests equally if neither of them appears to be at fault or it is not possible to establish the degree of their respective fault.    In this regard, any acts or omissions of Persons providing fire boats, tugs and escort vessels to Vessel at the Port shall be deemed to be the responsibility of the Vessel Interests.

4.

(i)

Terminal Owner shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of Terminal Owner arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and Terminal Owner shall indemnify and hold any Vessel Owner harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator, or personal representative of any of the foregoing, shall bring such a claim against any Vessel Owner.

(ii)

The Vessel Owners shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of any Vessel Owner arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and each Vessel Owner shall indemnify and hold Terminal Owner harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator or personal representative of any of the foregoing, shall bring such claim against Terminal Owner.

(iii)

Terminal Owner and the Vessel Owners shall consult together to the extent practicable before either makes any payment which would fall due to be indemnified by the other under the terms of Section 4(i) or Section 4(ii). The indemnities contained in Section 4(i) and Section 4(ii) are separate and distinct from, and independent of, the obligations undertaken and the responsibilities and exceptions from and the limitations of liability provided in Sections 2, 3, 5 and 6 of this Agreement.

(iv)	The cross indemnities provided in this Section 4 are intended to be binding regardless of fault or negligence on the part of the party in whose favor they are being given.

5.

(i)

Subject to Section 5(ii) below, the total aggregate liability of the Vessel Interests to the Terminal Interests, however arising, in respect of any one Incident, shall not exceed one hundred fifty million dollars (US$150,000,000) or such higher coverage amount as the Vessel’s Protection and Indemnity Association then provides as a matter of normal practice for LNG vessels. Payment of an aggregate sum of one hundred fifty million dollars (US$150,000,000) or such higher coverage amount (as applicable) to any one or more of the Terminal Interests in respect of any one Incident shall be a complete defense to any claim, suit or demand relating to such Incident made by the Terminal Interests against the Vessel Interests. The liability of the Vessel Interests hereunder shall be joint and several.

(ii)

Vessel Interests shall provide to the Terminal Interests, upon request, sufficient written evidence that the Vessel’s Protection and Indemnity Association has agreed to cover the Vessel Interests as a member of the Association against the liabilities and responsibilities provided for in this Agreement in accordance with its Rules. Such evidence may include a true and correct copy of the Vessel’s certificate of entry with the Protection and Indemnity Association reflecting the agreement referenced in the immediately foregoing sentence.

(iii)

Vessel Interests hereby expressly, voluntarily and intentionally waive in favor of the Terminal Interests all rights of subrogation of claims by Vessel Interests’ insurers against the Terminal Interests to the extent such claims have been waived in this Agreement by the Vessel Interests. Vessel Interests hereby agree to give the Terminal Interests prior written notice of any cancellation of the Vessel’s entry in its Protection and Indemnity Association.

6.	As to matters subject to this Agreement and regardless of fault or negligence on the part of any Party, with respect to an Incident:

(i)

except to the extent expressly preserved in this Agreement, Terminal Interests hereby expressly, voluntarily and intentionally waive any right or claims they might otherwise have against the Vessel Interests under applicable laws or under any port liability agreement or similar port conditions of use previously signed by the Master for the Port; and

(ii)

except to the extent expressly preserved in this Agreement, Vessel Interests hereby expressly, voluntarily and intentionally waive any rights to limit their liability to Terminal Interests under the United States Limitation of Vessel Owners Liability Act or any other similar law or convention, as applicable, in respect of any Incident. Such waiver shall include any right to petition a court, arbitral tribunal or other entity for limitation of liability, any right to claim limitation of liability as a defense in an action, and any other similar right under relevant law. The foregoing waivers shall apply to all Persons claiming through the Terminal Interests or through the Vessel Interests.

7.

The substantive law of New York, without regard to any conflicts of law principles that could require the application of any other law, shall govern the interpretation of this Agreement and any dispute, controversy, or claim arising out of, relating to, or in any way connected with this Agreement, including, without limitation, the existence, validity, performance, or breach hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

[INSERT TERMINAL ENTITY]	[INSERT SIGNATURES OF EACH OF VESSEL INTERESTS]

By:	By:

By:	By:

Title:	Title:

As owner of the Name of Vessel Registration No. State of Registry

S&C Draft of May 9, 2022

CONFIDENTIAL

SCHEDULE 7

FORM OF MASTER DIRECT AGREEMENT

This DIRECT AGREEMENT (this “Direct Agreement”), dated as of [•] is made between CHENIERE MARKETING INTERNATIONAL LLP, a limited liability partnership duly organized and validly existing under the laws of the United Kingdom (the “Obligor”), and SOCIÉTÉ GÉNÉRALE, in its capacity as security trustee (together with its permitted successors and assigns in such capacity, the “Security Trustee”) under the Security Document and is acknowledged and agreed to by CORPUS CHRISTI LIQUEFACTION, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (the “Assignor”).

WITNESSETH

WHEREAS, the Assignor (and certain of its affiliates), Société Générale as Term Loan Facility Agent and as Intercreditor Agent (the “Intercreditor Agent”) and each other Facility Agent party thereto from time to time are parties to a second amended and restated common terms agreement, dated as of June 15, 2022 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Common Terms Agreement”, and together with one or more credit agreements, indentures and other financing agreements entered into by the Assignor (and certain of its affiliates), the “Finance Documents”) which govern the making of loans and extensions of other credit (the “Senior Debt”) to the Assignor for the purpose of financing a portion of the cost of constructing and operating the Assignor’s LNG liquefaction trains, natural gas pipeline and associated facilities (the “Project Facilities”) located in San Patricio County, Texas, and related expenses;

WHEREAS, the Obligor and the Assignor have entered into the agreements set forth in Schedule A hereto, as such schedule may be updated by the Obligor and the Assignor from time to time as required or permitted under the Finance Documents (each such agreement as amended, amended and restated, modified and supplemented and in effect from time to time, the “Assigned Agreements”); and

WHEREAS, as security for the loans made by the lenders under the Finance Documents (the “Lenders”), the Assignor has assigned, pursuant to the second amended and restated common security and account agreement, dated as of June 15, 2022, entered into between the Assignor (and certain of its affiliates), Mizuho Bank, Ltd. as Account Bank, the Intercreditor Agent, the Security Trustee and the Senior Creditor Group Representatives party thereto from time to time (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Security Document”), all of its right, title and interest in, to and under, and granted a security interest in, each of the Assigned Agreements to the Security Trustee on behalf of the secured parties identified therein (the “Secured Parties”);

NOW THEREFORE, as an inducement to the Lenders to provide the Senior Debt, and in consideration of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in Section 1.3 of Schedule A of the Security Document. Except as otherwise expressly provided herein, the interpretation provisions contained in Section 1.2 of Schedule A of the Security Document shall apply hereto.

2. Consent and Agreement.

(a) The Obligor hereby acknowledges and consents to the assignment by the Assignor of all of Assignor’s right, title and interest in each of the Assigned Agreements (including, to the extent the Assignor has such rights, title and interest, the rights, title and interest with respect to each form of credit support for performance of security provided in connection with any of the Assigned Agreements) to the Security Trustee as collateral security for the payment and performance by the Assignor of its obligations under the Finance Documents.

(b) The Obligor acknowledges the right of the Security Trustee, in connection with a security enforcement action upon the occurrence and during the Continuance of a Declared Event of Default, as of the date of delivery by the Security Trustee of written notice stating that it is taking such Security Enforcement Action and describing such Declared Event of Default to Obligor and until the delivery by the Security Trustee of written notice that such Event of Default is no longer Continuing, to exercise and enforce all rights of the Assignor under each of the Assigned Agreements in accordance with the terms of each such Assigned Agreement.

(c) In connection with a Security Enforcement Action upon the occurrence and during the Continuance of a Declared Event of Default and the exercise by the Security Trustee of any of the remedies set forth in the Security Document, the Security Trustee may, in accordance with the Security Document, assign its rights and interests and the rights and interests of the Assignor under any of the Assigned Agreements to any person that (i) is a purchaser or transferee of the Project Facilities and (ii) assumes the obligations of the Assignor under such Assigned Agreements. Prior to any such assignment, the Security Trustee shall provide written notice of such Declared Event of Default and exercise of remedies by the Security Trustee to Obligor.

(d) The Obligor acknowledges and agrees, notwithstanding anything to the contrary contained in any of the Assigned Agreements, that neither of the following events shall constitute a default by the Assignor under any of the Assigned Agreements or require the consent of the Obligor: (i) the construction or operation of the Project Facilities by or on behalf of the Security Trustee in connection with a Security Enforcement Action during the Continuance of a Declared Event of Default or (ii) foreclosure or any other enforcement of the Security Document by the Security Trustee.

(e) If Assignor defaults under any of the Assigned Agreements, the Obligor shall, before terminating such Assigned Agreement or exercising any other remedy, give written notice to the Security Trustee specifying the default and the steps necessary to cure the same and the Security Trustee shall have ninety (90) days (forty-five (45) days in the case of a default in payment by Assignor) after the receipt of such notice to cure (or such longer period of time in the case of a nonpayment default as may be necessary under the circumstances, and at any time from the date Obligor ceases to be an Affiliate of the Assignor, such period shall not exceed sixty (60) days from the end of the ninety (90) day period following receipt of such notice, provided that the Security Trustee is diligently pursuing such cure) to cure such default or cause it to be cured. Nothing herein shall require the Security Trustee to cure any default of the Assignor under any of the Assigned Agreements or to perform any act, duty or obligation of the Assignor under any of the Assigned Agreements, but shall only give it the option to do so.

(f) In the event the Security Trustee (or its designee) succeeds to the Assignor’s interest under any of the Assigned Agreements, whether by foreclosure or otherwise, the Security Trustee (or its designee) shall assume liability for all of the Assignor’s obligations and duties under such Assigned Agreement; provided, however, that without diminishing the Obligor’s right to terminate or exercise any other remedy under any of the Assigned Agreements as limited pursuant to paragraph (e) above, such liability shall not include any liability for claims of the Obligor against the Assignor arising from the Assignor’s failure to perform during the period prior to the Security Trustee’s succession to the Assignor’s interest in and under such Assigned Agreement. Except as set forth in the immediately preceding sentence, neither the Security Trustee nor any other party secured by the Security Document shall be liable for the performance or observance of any of the obligations or duties of the Assignor under any of the Assigned Agreements, including the performance of any cure of default permitted pursuant to paragraph (e) above, and the assignment of any of the Assigned Agreements by the Assignor to the Security Trustee shall not give rise to any duties or obligations owing to the Obligor on the part of any of the parties secured by the Security Document.

(g) In the event that (i) any of the Assigned Agreements is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding involving the Assignor or (ii) any of the Assigned Agreements is terminated as a result of any bankruptcy or insolvency proceeding involving the Assignor, and if within ninety (90) days after such rejection or termination, the Security Trustee shall so request and shall certify in writing to the Obligor that it intends to perform the obligations of the Assignor as and to the extent required under such Assigned Agreement, the Obligor shall execute and deliver to the Security Trustee or such designee or assignee a new agreement (“new Assigned Agreement”), (A) pursuant to which new Assigned Agreement the Obligor shall agree to perform the obligations contemplated to be performed by the Obligor under the original Assigned Agreement and the Security Trustee or such designee or assignee shall agree to perform the obligations contemplated to be performed by the Assignor under the original Assigned Agreement, (B) which shall be for the balance of the remaining term under the original Assigned Agreement before giving effect to such rejection or termination and (C) which shall contain the same conditions, agreements, terms, provisions and limitations as the original Assigned Agreement (except for any requirements which have been fulfilled by the Assignor and the Obligor prior to such rejection or termination). References in this Direct Agreement to an “Assigned Agreement” shall be deemed also to refer to the new Assigned Agreement.

(h) The Obligor shall deliver to the Security Trustee, concurrently with the delivery thereof to the Assignor, a copy of each notice of default or breach given by the Obligor to the Assignor pursuant to any of the Assigned Agreements.

(i) Except to the extent that any amendment, modification, termination or waiver is permitted pursuant to the Finance Documents, the Obligor covenants and agrees with the Security Trustee that without thirty (30) days prior written notice to the Security Trustee (i) the Obligor will not amend, modify, terminate (prior to the expiration of the applicable cure periods) or assign, transfer or encumber any of its interest in any of the Assigned Agreements and (ii) no waiver by the Assignor of any of the obligations of the Obligor under any of the Assigned Agreements, and no consent, approval or election made by the Assignor in connection with any of the Assigned Agreements shall be effective as against the Security Trustee.

3. Representations and Warranties. The Obligor hereby represents and warrants to the Security Trustee that:

(a) The Obligor is duly formed, validly existing and in good standing under the laws of the United Kingdom. The Obligor has full partnership power, authority and legal right to incur the obligations provided for in this Direct Agreement and each of the Assigned Agreements.

(b) The execution, delivery and performance by the Obligor of this Direct Agreement and each of the Assigned Agreements have been duly authorized by all necessary organizational action, and do not and will not require any consent or approval of the Obligor’s board of directors, shareholders or any other person or entity which has not been obtained.

(c) Each of this Direct Agreement and the Assigned Agreements is in full force and effect and is a legal, valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

(d) The Obligor is not, to the best of its knowledge, in default under any covenant or obligation hereunder or under any of the Assigned Agreements. To the best knowledge of the Obligor, the Assignor is not in default under any material covenant or obligation of any of the Assigned Agreements.

(e) As a result of, and after giving effect to, the assignment by the Assignor to the Security Trustee of the Assigned Agreements (pursuant to the Security Document), and the acknowledgment of and consent to such assignment by the Obligor (pursuant to this Direct Agreement), there exists no event or condition which would (i) constitute a default, or which would, with the giving of notice or lapse of time or both, constitute a default under any of the Assigned Agreements, (ii) result in any violation of any term of any of its constitutive documents or of any material contract or agreement applicable to it, of any material license, permit, franchise, judgment, decree, writ, injunction, order, charter, law, ordinance, rule or regulation applicable to it or any of its material properties or to any obligations incurred by it or by which it or any of its material properties may be bound or affected, or of any material determination or award of any arbitrator applicable to it, (iii) conflict with, or cause a breach of, or default under, any such term described in clause (ii), or (iv) result in the creation of any lien upon any of its properties or assets that, in each of the circumstances and scenarios described in clauses (ii), (iii) and (iv), could reasonably be expected to have a material adverse effect on the Obligor’s ability to perform under this Direct Agreement or under any of the Assigned Agreements.

(f) All representations and warranties made by the Obligor in each of the Assigned Agreements are true and correct in all material respects on the date hereof.

(g) There is no litigation, action, suit, or legal proceeding pending or, to the knowledge of the Obligor, threatened, against the Obligor, before or by any court, administrative agency, environmental council, arbitrator or governmental authority, body or agency, which could reasonably be expected to materially adversely affect the performance by the Obligor of its obligations hereunder or under any of the Assigned Agreements or which questions the validity, binding effect or enforceability hereof or thereof.

(h) As of the date hereof, the Obligor has not received notice of, or consented to, the assignment of any of the Assignor’s right, title, or interest in any of the Assigned Agreements to any Person other than the Security Trustee.

4. Arrangements Regarding Payments. All payments to be made by the Obligor to the Assignor under each of the Assigned Agreements shall be made in lawful money of the United States of America in immediately available funds (or as otherwise permitted under the relevant Assigned Agreement), directly to the Revenue Account (Mizuho Bank, Ltd., New York Branch, ABA: 026-004-307, Account Number: H10-740-029713, Swift Address: MHCBUS33, CHIPS ABA: 0430, CHIPS UID: 026302, Account Name: Cheniere Corpus Christi Holdings, LLC, Attn: Ankit Anand / Nobuhiko Sakyo / Loan Administration Unit) or to such other Person and at such other address as the Security Trustee may from time to time specify in writing to the Obligor. The Assignor hereby authorizes and directs the Obligor to make such payments as aforesaid, and agrees that such payment shall satisfy the Obligor’s obligation to pay such amounts to the Assignor under each of the Assigned Agreements.

5. Miscellaneous.

(a) This Direct Agreement shall be binding upon the successors and assigns of the parties hereto.

(b) No amendment or waiver of any provisions of this Direct Agreement or consent to any departure from any provisions of this Direct Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(c) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (i) if delivered in person, (ii) if sent by reputable overnight delivery services (including FedEx, DHL and other similar overnight delivery services), (iii) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, (iv) if sent by facsimile, confirmed by telephone, or (v) if sent by electronic mail, confirmed electronically or by telephone. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile or electronic mail shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location by giving of thirty (30) days’ written notice to the other parties in the manner set forth herein.

(d) THIS DIRECT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS DIRECT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(e) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DIRECT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) This Direct Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Direct Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Any signature to this Direct Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

(g) No failure on the part of a party hereto or any of its agents or designees to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof (subject to any statute of limitations), and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(h) In the event of a conflict between any provision of this Direct Agreement and any of the Assigned Agreements, the provisions of this Direct Agreement shall prevail.

(i) The Obligor will at any time from time to time, upon the written request of the Security Trustee, execute and deliver such further documents and such other acts and things as the Security Trustee may reasonably request in order to effectuate more fully the purposes of this Direct Agreement.

(j) This Direct Agreement shall terminate (i) with respect to all the Assigned Agreements upon the Discharge Date (which the Security Trustee shall promptly notify to the Obligor) or (ii) with respect to any individual Assigned Agreement (x) upon the assignment, novation or any other form of transfer of such Assigned Agreement by the Obligor in accordance with the terms of the Assigned Agreements and this Direct Agreement if the assignee executes and delivers to the Security Trustee a Direct Agreement in form and substance substantially similar to this Direct Agreement, (y) upon the expiration or termination of such Assigned Agreement in accordance with its terms, as permitted by the Finance Documents, or (z) if the relevant Assigned Agreement ceases to be a Material Project Agreement pursuant to the Finance Documents.

(k) Notwithstanding anything to the contrary contained herein none of the parties hereto shall be liable for any incidental, special, indirect, consequential, punitive, or exemplary damages arising from or relating to this Direct Agreement or such party’s performance or failure to perform hereunder, including any such damages based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the undersigned by its officer duly authorized has caused this Direct Agreement to be duly executed and delivered as of the first date written above.

CHENIERE MARKETING INTERNATIONAL LLP,
as Obligor

By:
Name:
Title:

Address for Notices:

Cheniere Marketing International LLP 3rd Floor, The Zig Zag Building, 70 Victoria Street, London SW1E 6SQ Phone: +44 20 3214 2700 Fax: +44 20 3214 2705 Attention: Commercial Operations

IN WITNESS WHEREOF, the undersigned by its officer duly authorized has caused this Direct Agreement to be duly executed and delivered as of the first date written above.

SOCIÉTÉ GÉNÉRALE, not individually but solely in its capacity as Security Trustee

By:
Name:
Title:

Address for Notices:

Société Générale

245 Park Avenue,

New York, NY 10167

Attention: Kevin Soucy

Tel: +1-212-278-5578

Email: ***

with a copy to:

Société Générale

245 Park Avenue,

New York, NY 10167

Attention: Maria Ashcheulova

Tel: +1-212-278-5583

Email: ***

Acknowledged and Agreed: CORPUS CHRISTI LIQUEFACTION, LLC

By:
Name:
Title:

700 Milam Street, Suite 1900 Houston, Texas 77002 Attention: Vice President, Finance and Treasury Telephone: 713-375-5027 Facsimile: 713-375-6000 Email: ***

Schedule A

1.	CMI Early Volumes LNG letter agreement, dated as of May 2, 2022, in respect of the CMI (UK) Base LNG SPA, dated as of November 28, 2014, between Assignor and Cheniere Marketing International LLP.

2.	LNG sale and purchase agreement, dated as of June 15, 2022, in respect of the Gas Supply Agreement, dated as of May 2, 2022, between Assignor and ARC Resources U.S. Corp.

3.	LNG sale and purchase agreement, dated as of December 30, 2019, in respect of the Gas Supply Agreement (Early Volumes), dated as of September 12, 2019, between Assignor and EOG Resources, Inc.

4.	Shipping Services Agreement, dated as of June 15, 2022, in respect of the LNG SPA, dated as of June 15, 2022, between Assignor and Polskie Gornictwo Naftowe i Gazownictwo S.A.

EXHIBIT A

MEASUREMENT

1.	Parties to Supply Devices

a) General. Unless otherwise agreed, the Transporter and Project Co shall supply equipment and conform to procedures that are in accordance with the latest version of the standards referred to in this document.

b) Transporter Devices. The Transporter or the Transporter’s agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Tankers, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.

c) Project Co Devices. Project Co shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Corpus Christi Facility or Alternate Production Facility (as applicable).

d) Dispute. Any Dispute arising under this Exhibit A shall be submitted to an Expert under Clause 24.2 of this Agreement.

2.	Selection of Devices

All devices provided for in this Exhibit A shall be approved by Project Co, acting as a Reasonable and Prudent Operator. The required degree of accuracy (which shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein) of such devices selected shall be mutually agreed upon by the Transporter and Project Co. In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.

3.	Verification of Accuracy and Correction for Error

a) Accuracy. Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance. Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Project Co and the Transporter. At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by the Transporter and Project Co. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.

b) Inaccuracy. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as adjustment of the device. All invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between the Transporter and Project Co. If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each delivery of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Clause 12.3.2 of this Agreement.

c) Costs and Expenses of Test Verification. All costs and expenses for testing and verifying Project Co’s measurement devices shall be borne by Project Co, and all costs and expenses for testing and verifying the Transporter’s measurement devices shall be borne by the Transporter. The fees and charges of independent surveyors for measurements and calculations shall be borne by the Parties in accordance with Paragraph 1.10.3 of Part C of Schedule 4 of this Agreement.

4.	Tank Gauge Tables of LNG Tankers

a) Initial Calibration. The Transporter shall arrange or caused to be arranged, for each tank of each LNG Tanker, a calibration of volume against tank level. The Transporter shall provide Project Co or its designee, or cause Project Co or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.

Tank gauge tables prepared pursuant to the above shall indicate volumes in cubic meters expressed to the nearest thousandth (1/1000), with LNG tank depths expressed in meters to the nearest hundredth (1/100).

b) Presence of Representatives. Project Co and the Transporter shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated.

c) Recalibration. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), the Transporter or the Transporter’s agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Tanker hereunder until appropriate corrections are made. If mutually agreed between the Transporter and Project Co representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred. If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.

5.	Units of Measurement and Calibration

The Parties shall co-operate in the design, selection and acquisition of devices to be used for measurements and tests in order that all measurements and tests may be conducted in the SI system of units, except for the quantity delivered which is expressed in MMBtu, the Gross Heating Value (volume based) which is expressed in Btu/SCF and the pressure which is expressed in millibar and temperature in Celsius. In the event that it becomes necessary to make measurements and tests using a new system of units of measurements, the Parties shall establish agreed upon conversion tables.

6.	Accuracy of Measurement

All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer’s recommendations. In the absence of a manufacturer’s recommendation, the minimum frequency of calibration shall be one hundred eighty (180) Days, unless otherwise mutually agreed between the Parties. Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party. Acceptable accuracy and performance tolerances shall be:

a) Liquid Level Gauging Devices.

Each LNG tank of the LNG Tanker shall be equipped with primary and secondary liquid level gauging devices as per Paragraph 7(b) of this Exhibit A.

The measurement accuracy of the primary gauging devices shall be plus or minus seven point five (± 7.5) millimeters and the secondary liquid level gauging devices shall be plus or minus ten (± 10) millimeters.

The liquid level in each LNG tank shall be logged or printed.

b) Temperature Gauging Devices.

The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a number of properly located temperature measuring devices sufficient to permit the determination of average temperature.

The measurement accuracy of the temperature gauging devices shall be as follows:

(i) in the temperature range of minus one hundred sixty five to minus one hundred forty degree Celsius (-165C to -140°C), the accuracy shall be plus or minus zero point two degree Celsius (± 0.2 °C);

(ii) in the temperature range of minus one hundred forty to plus forty degree Celsius (-140C to +40 °C), the accuracy shall be plus or minus one point five degree Celsius (± 1.5 °C).

The temperature in each LNG tank shall be logged or printed.

c) Pressure Gauging Devices.

Each LNG tank of the LNG Tanker shall have one (1) absolute pressure gauging device.

The measurement accuracy of the pressure gauging device shall be plus or minus one percent (± 1%) of the measuring range.

The pressure in each LNG tank shall be logged or printed.

d) List and Trim Gauging Devices.

A list gauging device and a trim gauging device shall be installed. These shall be interfaced with the custody transfer system.

The measurement accuracy of the list and the trim gauging devices shall be better than plus or minus zero point zero five (±0.05) degrees for list and plus or minus zero point zero one (± 0.01) meters for trim.

7.	Gauging and Measuring LNG Volumes Delivered

a) Gauge Tables. Upon Project Co’s representative and the independent surveyor, if present, arriving on board the LNG Tanker prior to the commencement of or during loading, the Transporter or the Transporter’s representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Tanker.

b) Gauges. Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after loading. Each LNG Tanker’s tank shall be equipped with a minimum of two (2) independent sets of level gauges, each set utilizing preferably a different measurement principle. Comparison of the two (2) systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.

c) Gauging Process. Gauging the liquid level of each tank of the LNG Tankers and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by the Transporter before and after loading. Project Co’s representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements. The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurements shall take place immediately after the completion of loading.

d) Records. Copies of gauging and measurement records shall be furnished to Project Co immediately upon completion of loading.

e) Gauging Liquid Level of LNG. The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of the primary gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each tank shall be logged or printed.

Measurement of the liquid level in each LNG tank of the LNG Tanker shall be made to the nearest millimeter by using the primary liquid level gauging devices. Should the primary devices fail, the secondary device shall be used.

Five (5) readings shall be made following manufacturer’s recommendations on reading interval. The arithmetic average of the readings rounded to the nearest millimeter using one (1) decimal place shall be deemed the liquid level.

f) Determination of Temperature. The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.

In order to determine the temperature of liquid and vapor respectively in the LNG Tanker one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings rounded to the nearest zero point one degree Celsius (0.1 °C) using two (2) decimal places with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of the vapor and liquid respectively.

The Transporter shall cause each cargo tank in the LNG Tanker to be provided with a minimum of five (5) temperature measuring devices. One such measuring device shall be located in the vapor space at the top of each cargo tank, one near the bottom of each cargo tank and the remainder distributed at appropriate intervals from the top to the bottom of the cargo tank. These devices shall be used to determine the average temperatures of the liquid cargo and the vapor in the cargo tank.

The average temperature of the vapor in an LNG Tanker shall be determined immediately before loading by means of the temperature measuring devices specified above at the same time as when the liquid level is measured. The temperature measuring devices shall be fully surrounded by the vapor. This determination shall be made by taking the temperature readings of the temperature measuring devices in question to the nearest zero point zero one degrees Celsius (0.01°C), and if more than one of the devices are fully surrounded by the vapor, by averaging those readings, and rounding to one (1) decimal place.

The average temperature of the liquid in an LNG Tanker shall be determined immediately after loading by means of the temperature measuring devices specified above.

g) Determination of Pressure. The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tankers. Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed. the Transporter shall cause the LNG Tanker to be provided with pressure measuring equipment capable of determining the absolute pressure of the vapor in each cargo tank with an accuracy equal to or better than plus or minus one percent (± 1%) of the measuring range.

The pressure of the vapor in an LNG Tanker shall be determined immediately before loading at the same time as when the liquid level is measured.

Such determination shall be made by taking the pressure readings of the pressure measuring devices to the nearest millibar, then averaging these readings and rounding to a whole millibar.

h) Determination of Density. The LNG density shall be calculated using the revised Klosek-McKinley method. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both the Transporter and Project Co, such improved data, method or device shall then be used.

8. Samples for Quality Analysis

a) General. Representative liquid samples shall be collected from an appropriate point located as close as practical to the loading line starting one (1) hour after full loading rate is reached and ending one (1) hour before ramping down from the full loading rate.

Sampling conducted by Project Co will conform with the procedure specified in (i), (ii) or (iii) as follows:

i)

Online chromatograph: A sample shall be taken and analyzed at least once every twenty (20) minutes by an on-line chromatograph during the sampling period referenced in the opening paragraph of section 8(a) of this Exhibit A. These intermittent samples will be passed through a vaporizer, and samples of the vaporized liquid will be analyzed. The arithmetically averaged analysis, representative of the delivered LNG cargo shall be used for all appropriate calculations. Samples taken when biphasic or where overheated LNG is suspected to be in the main transfer line will be disregarded.

In instances where the on-line chromatograph system being utilized were to fail during loading operations manual samples (composite or spot) collected shall be analyzed.

ii)

Composite sample: One (1) representative sample of the loading shall be collected by continuous sampling of the delivered LNG. If applicable the sample analysis shall be applied to the appropriate calculations associated with the delivered LNG cargo.

iii)

Spot samples: One (1) spot sample shall be collected from the vaporizer at each point in time corresponding to approximately twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) of loading is completed. If applicable the analysis of spot samples shall be conducted, averaged and applied to the appropriate calculations associated with the delivered LNG cargo.

b) Manual Samples. It is recognized that for every loading manual samples should be retained for use by the Transporter and Project Co.

i)

Where sampling analysis is conducted using spot samples per section 8(a)iii of this Exhibit A, two (2) sets of samples shall be collected from the vaporizer at each point in time corresponding to approximately twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) of loading is completed and retained.

ii)	Where sampling analysis is conducted using a composite sample per section 8(a)ii of this Exhibit A, two (2) samples shall be collected from the collection devices at the end of loading and retained.

The samples collected shall be properly labeled and sealed by the independent surveyor in attendance. Project Co shall retain all samples for a period of thirty (30) Days, unless the analysis is disputed prior to the end of such thirty (30) Day period. If the analysis is in dispute, the samples will be retained until the dispute is resolved.

Notwithstanding the above, it is recognized from time to time that the Transporter may require one (1) of the retained samples to accompany the LNG cargo delivery, provided sufficient notice.

Where the Transporter receives a set of samples, the Transporter shall return the set of sample cylinders provided or an identical set within sixty (60) Days. If the set of sample cylinders provided are not returned or replaced to Project Co’s satisfaction within the sixty (60) Day period, Project Co will procure replacement cylinders and the Transporter will be invoiced for the cost of replacement cylinders inclusive of preparation cost.

Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.

9.	Quality Analysis

a) Certification and Deviation. Chromatograph calibration gasses shall be provided and their composition certified by an independent third party. From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties. Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated gross heating value is within plus or minus zero point three percent (± 0. 3%) of the known gross heating value of the test gas sample. If the deviation exceeds the tolerance stated, the gross real heating value, relative density and compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties. Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.

b) GPA Standard 2261. All samples shall be analyzed by Project Co to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261—Method of Analysis for Gas and Similar Gaseous Mixtures by Gas Chromatography, current as of January 1st, 1990 and as periodically updated or as otherwise mutually agreed by the Parties. If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of the Transporter and Project Co, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by Project Co immediately prior to the analysis of the sample of LNG delivered. Project Co shall give advance notice to the Transporter of the time Project Co intends to conduct a calibration thereof, and the Transporter shall have the right to have a representative present at each such calibration; provided, however, Project Co will not be obligated to defer or reschedule any calibration in order to permit the representative of the Transporter to be present.

c) GPA Standard 2377. Project Co shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377 – Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. Total sulfur will be determined as the summation of sulfur compounds (i.e. mercaptans) following ASTM D1988-06 (Standard Test Method for Mercaptans in Natural Gas using Length-of-Stain Detector Tubes). If the presence of Hydrogen Sulfide or sulfur compounds is detected, an additional test shall be performed to confirm the respective concentration(s) following either: (i) ASTM D6228 (Determination of Sulfur Compounds in Natural Gas and Gaseous Fuels by Gas Chromatography and Flame Photometric Detection), (ii) ASTM D5504 (Determination of Sulfur Compounds in Natural Gas and Gaseous Fuels by Gas Chromatography and Chemiluminescence), (iii) ASTM D6667 (Determination of Total Volatile Sulfur in Gaseous Hydrocarbons and Liquefied Petroleum Gases by Ultraviolet Fluorescence), or (iv) any other testing method mutually agreed by the Parties.

10.	Operating Procedures

a) Notice. Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Exhibit A, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

b) Independent Surveyor. At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by the Transporter and Project Co. The results of such surveyor’s verifications shall be made available promptly to each Party.

c) Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

11.	Quantities Delivered

a) Calculation of MMBtu Quantities. Project Co shall calculate, or cause to be calculated and the Transporter shall verify, the quantity of MMBtu delivered. Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor, mutually agreed upon by the Parties. Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.

b) Determination of Gross Heating Value. All component values shall be in accordance with the latest revision of GPA Standard 2145 SI (2009)—Physical Constants for Hydrocarbons & Other Compounds of Interest to the Natural Gas Industry and the latest revision of the reference standards therein. Standard reference conditions for Hi component should be 15°C & 101.325 kPa.

c) Determination of Volume of LNG Loaded.

(i) The LNG volume in the tanks of the LNG Tanker before and after loading (valves have to be closed) shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6. During the period when measurement is occurring, no LNG cargo, ballast, boil-off gas, fuel oil or other cargo transfer activity will be carried out on the LNG Tanker. Measurements shall first be made immediately before loading commences. Accordingly, after connection of the loading arms, but prior to their cool-down, and immediately before opening the manifold ESD valves of the LNG Tanker, the initial gauging shall be conducted upon the confirmation of stoppage of all spray pumps and compressors and shut-off of the gas master valve to the LNG Tanker’s boilers or any other gas consuming unit. The gas master valve to the LNG Tanker’s boilers or any other gas consuming unit shall remain closed until after the second gauging, unless a regulatory change requires the consumption of gas during the vessel loading operations and/or upon mutual agreement between all parties upon which event the procedure for the measurement of gas consumed during loading shall be calculated in accordance with Paragraph 12.4 of this Exhibit A. A second gauging shall be made immediately after loading is completed. Accordingly, the second gauging shall be conducted upon the confirmation of shut-off of the manifold ESD valves, with transfer pumps off and allowing sufficient time for the liquid level to stabilize. Measurements prior to loading and after loading will be carried out based on the condition of the LNG Tanker’s lines upon arrival at berth. Since significant volumes of LNG may remain in the LNG Tanker’s manifold and crossover, gauging will be performed with these lines in the same condition prior to loading and after loading. If the LNG Tanker’s manifold and crossover lines are empty (warm) when measurement is taken before loading commences, they will be emptied prior to measurement following the completion of loading. If the crossover lines are liquid filled (cold) when measurement is taken before loading commences, they will remain full (cold) until measurement is taken following the completion of loading. The volume of LNG remaining in the tanks immediately before loading of the LNG Tanker shall be subtracted from the volume immediately after loading and the resulting volume shall be taken as the volume of the LNG delivered from the terminal to the LNG Tanker.

The volume of LNG stated in cubic meters to the nearest zero point zero zero one (0.001) cubic meter, shall be determined by using the tank gauge tables and by applying the volume corrections set forth therein.

(ii) Gas returned to the terminal and gas consumed by the LNG Tanker during loading shall be taken into account to determine the volume loaded for the Transporter’s account in accordance with the formula in Paragraph 12.4 of this Exhibit A – MMBtu Calculation of the Quantity of LNG Loaded.

(iii) If failure of the primary gauging and measuring devices of an LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG loaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices. If an LNG Tanker is not so equipped, the volume of LNG loaded shall be determined by gauging the liquid level in Project Co’s onshore LNG storage tanks immediately before and after loading the LNG Tanker, in line with the terminal procedures, and such volume shall have subtracted from it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the loading of such LNG Tanker. Project Co shall provide the Transporter, or cause the Transporter to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

12.	Calculations

The calculation procedures contained in this Paragraph 12 are generally in accordance with the Institute of Petroleum Measurement Manual, Part XII, the Static Measurement of Refrigerated Hydrocarbon Liquids, Section 1, IP 251/76.

d = density of LNG loaded at the prevailing composition and temperature Tl in kg/m3, rounded to two (2) decimal places, calculated according to the method specified in Paragraph 12.1 of this Exhibit A.

Hi = gross heating value (mass based) of component “i” in MJ/kg, in accordance with Paragraph 12.6(a) of this Exhibit A.

Hm = gross heating value (mass based) of the LNG loaded in MJ/kg, calculated in accordance with the method specified in Paragraph 12.3 of this Exhibit A, rounded to four (4) decimal places.

Hv = gross heating value (volume based) of the LNG loaded in Btu/SCF, calculated in accordance with the method specified in Paragraph 12.5 of this Exhibit A.

K1 = volume correction in m3/kmol, at temperature Tl, obtained by linear interpolation from Paragraph 12.6(c) of this Exhibit A, rounded to six (6) decimal places.

K2 = volume correction in m3/kmol, at temperature Tl obtained by linear interpolation from Paragraph 12.6(d) of this Exhibit A, rounded to six (6) decimal places.

Mi = molecular mass of component “i” in kg/kmol, in accordance with Paragraph 12.6(a) of this Exhibit A.

P = average absolute pressure of vapor in an LNG Tanker immediately before loading, in millibars, rounded to a whole millibar.

Q = number of MMBtu contained in the LNG delivered, rounded to the nearest ten (10) MMBtu.

Tl = average temperature of the liquid cargo in the LNG Tanker immediately after loading, in degrees Celsius, rounded to one (1) decimal place.

Tv = average temperature of the vapor in an LNG Tanker immediately before loading, in degrees Celsius, rounded to one (1) decimal place.

V = the volume of the liquid cargo loaded, in cubic meters, rounded to three (3) decimal places.

Vh = the volume of the liquid cargo in an LNG Tanker immediately before loading, in cubic meters, rounded to three (3) decimal places.

Vb = the volume of the liquid cargo in an LNG Tanker immediately after loading, in cubic meters, rounded to three (3) decimal places.

Vi = molar volume of component “i” at temperature Tl, in m3/kmol, obtained by linear interpolation from Paragraph 12.6(b) of this Exhibit A, rounded to six (6) decimal places.

Xi = molar fraction of component “i” of the LNG samples taken from the loading line, rounded to four (4) decimal places, determined by gas chromatographic analysis.

Xm = the value of Xi for methane.

Xn = the value of Xi for nitrogen.

12.1	Density Calculation Formula

The density of the LNG loaded which is used in the MMBtu calculation in 12.4 of this Exhibit A shall be calculated from the following formula derived from the revised Klosek-McKinley method:

In the application of the above formula, no intermediate rounding shall be made if the accuracy of “d” is thereby affected.

12.2	Calculation of Volume Delivered

The volume, in cubic meters, of each LNG cargo loaded shall be calculated by using the following formula:

V = Vb — Vh

12.3	Calculation of Gross Heating Value (Mass Based)

The gross heating value (mass based), in MJ/kg, of each LNG cargo loaded shall be calculated by using the following formula:

12.4	MMBtu Calculation of the Quantity of LNG Loaded

The number of MMBtu contained in the LNG loaded shall be calculated using the following formula:

The derivation of the conversion factor 1/1055.12 in the formula in this Paragraph for the conversion of MJ into MMBtu is obtained from GPA-2145:1994 and IP-251:1976 as follows:

(a) q(T,P) means the gross heating value (measured at temperature T and pressure P), contained in a given quantity of gas;

(b) q(60°F, 14.696 psia) in MJ = 1/1.00006 x q(15°C, 1013.25 millibar) in MJ;

(c) 1 MMBtu corresponds to 1055.06 MJ;

(d) q(60°F, 14.696 psia) in MMBtu = 1/1055.06 x q(60°F, 14.696 psia) in MJ; and

(e) Combining (b) and (d) above yields:

q(60°F, 14.696 psia) in MMBtu = 1/1055.12 x q(15°C, 1013.25 millibar) in MJ.

Hence the number of MJ derived shall be divided by 1055.12 to obtain the number of MMBtu for invoicing purposes.

QBOG	=	the quantity of boil off gas in MJ consumed by the LNG tanker during loading, calculated as follows:

QBOG	=	(V2 x 55.575)

where:

V2	=	the quantity of natural gas consumed by the LNG tanker during loading (as calculated pursuant to the below formula), stated in kg and rounded to the nearest kg; and

55.575	=	the heating value of the vapor (assumed to be 100% of methane) stated in MJ/kg at standard reference conditions (15°C, 1.01325 bar) for both combustion & metering references (tables below).

Quantity of Natural Gas Consumed by LNG Tanker (V2)

The quantity of natural gas consumed by the LNG tanker during loading shall be computed by taking the initial and the final reading of Natural Gas Consumption Meter on board the tanker (i.e. final reading of Natural Gas Consumption Meter after completion of loading minus initial reading of Natural Gas Consumption Meter before the start of loading) and is calculated by using the following formula:

V2	=	Vf – Vi

where:

V2	=	the quantity of natural gas consumed by the LNG tanker during loading, stated in kg;

Vf	=	the reading of Natural Gas Consumption Meter on board the tanker after the completion of loading, stated in kg; and

Vi	=	the reading of Natural Gas Consumption Meter on board the tanker before the start of loading, stated in kg.

12.5	Calculation of Gross Heating Value (Volume Based)

The calculation of the Gross Heating Value (volume based) in Btu/SCF shall be derived from the same compositional analysis as is used for the purposes of calculating the Gross Heating Value (mass based) Hm and the following formula shall apply:

The derivation of the conversion factor 1.13285 for the conversion of MJ/kmol into Btu/SCF is obtained as follows:

(a)	molar gross heating value = Σ (Xi x Mi x Hi) MJ/kmol;

(b)	1 kmol = 2.20462 lbmol;

(c)	1 lbmol = 379.482 SCF;

(d)	hence 1 kmol = 836.614 SCF; and

(e)	Hv = 1,000,000/ (1055.12 x 836.614) x Σ (Xi x Mi x Hi) Btu/SCF

12.6	Data

(a)	Values of Hi and Mi

Component	Hi (in MJ/kg)	Mi (in kg/ kmol)
Methane	55.575	16.0425
Ethane	51.951	30.0690
Propane	50.369	44.0956
Iso-Butane	49.388	58.1222
N-Butane	49.546	58.1222
Iso-Pentane	48.950	72.1488
N-Pentane	49.045	72.1488
N-Hexane	48.715	86.1754
Nitrogen	0	28.0134
Carbon Dioxide	0	44.0095
Oxygen	0	31.9988

Source: GPA Publication 2145 Sl-2009: “Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry”.

(b)	Values of Vi (cubic meter/kmol)

Temperature	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
Methane	0.039579	0.038983	0.038419	0.038148	0.037884	0.037375	0.036890
Ethane	0.048805	0.048455	0.048111	0.047942	0.047774	0.047442	0.047116
Propane	0.063417	0.063045	0.062678	0.062497	0.062316	0.061957	0.061602
Iso-Butane	0.079374	0.078962	0.078554	0.078352	0.078151	0.077751	0.077356
N-Butane	0.077847	0.077456	0.077068	0.076876	0.076684	0.076303	0.075926
Iso-Pentane	0.092817	0.092377	0.091939	0.091721	0.091504	0.091071	0.090641
N-Pentane	0.092643	0.092217	0.091794	0.091583	0.091373	0.090953	0.090535
N-Hexane	0.106020	0.105570	0.105122	0.104899	0.104677	0.104236	0.103800
Nitrogen	0.055877	0.051921	0.048488	0.046995	0.045702	0.043543	0.041779
Carbon Diox	0.027950	0.027650	0.027300	0.027200	0.027000	0.026700	0.026400
Oxygen	0.03367	0.03275	0.03191	0.03151	0.03115	0.03045	0.02980

Source: National Bureau of Standards Interagency Report 77-867, Institute of Petroleum IP251/76 for Oxygen.

Note: For intermediate values of temperature and molecular mass a linear interpolation shall be applied

(c)	Values of Volume Correction Factor, K1 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000012	-0.000010	-0.000009	-0.000009	-0.000008	-0.000007	-0.000007
16.5	0.000135	0.000118	0.000106	0.000100	0.000094	0.000086	0.000078
17.0	0.000282	0.000245	0.000221	0.000209	0.000197	0.000179	0.000163
17.2	0.000337	0.000293	0.000261	0.000248	0.000235	0.000214	0.000195
17.4	0.000392	0.000342	0.000301	0.000287	0.000274	0.000250	0.000228
17.6	0.000447	0.000390	0.000342	0.000327	0.000312	0.000286	0.000260
17.8	0.000502	0.000438	0.000382	0.000366	0.000351	0.000321	0.000293
18.0	0.000557	0.000486	0.000422	0.000405	0.000389	0.000357	0.000325
18.2	0.000597	0.000526	0.000460	0.000441	0.000423	0.000385	0.000349
18.4	0.000637	0.000566	0.000499	0.000477	0.000456	0.000412	0.000373
18.6	0.000677	0.000605	0.000537	0.000513	0.000489	0.000440	0.000397
18.8	0.000717	0.000645	0.000575	0.000548	0.000523	0.000467	0.000421
19.0	0.000757	0.000685	0.000613	0.000584	0.000556	0.000494	0.000445
19.2	0.000800	0.000724	0.000649	0.000619	0.000589	0.000526	0.000474
19.4	0.000844	0.000763	0.000685	0.000653	0.000622	0.000558	0.000503
19.6	0.000888	0.000803	0.000721	0.000688	0.000655	0.000590	0.000532
19.8	0.000932	0.000842	0.000757	0.000722	0.000688	0.000622	0.000561
20.0	0.000976	0.000881	0.000793	0.000757	0.000721	0.000654	0.000590
25.0	0.001782	0.001619	0.001475	0.001407	0.001339	0.001220	0.001116
30.0	0.002238	0.002043	0.001867	0.001790	0.001714	0.001567	0.001435

Source: National Bureau of Standards Interagency Report 77-867.

Note 1: Molecular mass of mixture equals Σ (Xi x Mi).

Note 2: For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

(d) Values of Volume Correction Factor, K2 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000039	-0.000031	-0.000024	-0.000021	-0.000017	-0.000012	-0.000009
16.5	0.000315	0.000269	0.000196	0.000178	0.000162	0.000131	0.000101
17.0	0.000669	0.000568	0.000416	0.000377	0.000341	0.000274	0.000210
17.2	0.000745	0.000630	0.000478	0.000436	0.000397	0.000318	0.000246
17.4	0.000821	0.000692	0.000540	0.000495	0.000452	0.000362	0.000282
17.6	0.000897	0.000754	0.000602	0.000554	0.000508	0.000406	0.000318
17.8	0.000973	0.000816	0.000664	0.000613	0.000564	0.000449	0.000354
18.0	0.001049	0.000878	0.000726	0.000672	0.000620	0.000493	0.000390
18.2	0.001116	0.000939	0.000772	0.000714	0.000658	0.000530	0.000425
18.4	0.001184	0.001000	0.000819	0.000756	0.000696	0.000567	0.000460
18.6	0.001252	0.001061	0.000865	0.000799	0.000735	0.000605	0.000496
18.8	0.001320	0.001121	0.000912	0.000841	0.000773	0.000642	0.000531
19.0	0.001388	0.001182	0.000958	0.000883	0.000811	0.000679	0.000566
19.2	0.001434	0.001222	0.000998	0.000920	0.000844	0.000708	0.000594
19.4	0.001480	0.001262	0.001038	0.000956	0.000876	0.000737	0.000623
19.6	0.001526	0.001302	0.001078	0.000992	0.000908	0.000765	0.000652
19.8	0.001573	0.001342	0.001118	0.001029	0.000941	0.000794	0.000681
20.0	0.001619	0.001382	0.001158	0.001065	0.000973	0.000823	0.000709
25.0	0.002734	0.002374	0.002014	0.001893	0.001777	0.001562	0.001383
30.0	0.003723	0.003230	0.002806	0.002631	0.002459	0.002172	0.001934

Source: National Bureau of Standards Interagency Report 77-867.

Note 1: Molecular mass of mixture equals Σ (Xi x Mi).

Note 2: For intermediate values of temperature and molecular mass a linear interpolation shall be applied.